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Exhibit 99.1

OPERATING RESULTS

        In March 2003, our board of directors approved a change in our fiscal year from a fiscal year ending on May 31 to a fiscal year that coincides with the calendar year, effective December 31, 2002. The following table presents selected audited consolidated financial data for Tenet Healthcare Corporation and its wholly owned and majority-owned subsidiaries for the years ended May 31, 1999 through 2002, the seven-month transition period ended December 31, 2002, and the year ended December 31, 2003. It also presents unaudited, comparable data for the year ended December 31, 2002.

	Years ended May 31				Seven months ended December 31 2002	Years ended December 31
	1999	2000	2001	2002		2002	2003
	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Unaudited)
	(Dollars in Millions, Except Per-Share Amounts)
Net operating revenues	$7,957	$8,103	$8,469	$9,792	$6,103	$10,375	$10,198
Operating expenses:
Salaries and benefits	3,307	3,262	3,353	3,862	2,356	4,031	4,269
Supplies	1,135	1,154	1,180	1,377	874	1,477	1,610
Provision for doubtful accounts	537	622	602	714	481	774	1,142
Other operating expenses	1,760	1,762	1,766	1,922	1,219	2,038	2,122
Depreciation	327	317	320	348	207	353	361
Goodwill amortization	90	79	84	85	—	35	—
Other amortization	24	22	20	24	14	23	20
Impairment of long-lived assets and goodwill and restructuring charges	229	311	143	99	22	22	1,392
Costs of litigation and investigations	—	—	—	—	—	—	282
Loss from early extinguishment of debt	—	—	56	383	4	105	—

Operating income (loss)	548	574	945	978	926	1,517	(1,000)

Interest expense	(481)	(477)	(452)	(324)	(144)	(261)	(294)
Investment earnings	26	22	35	31	13	25	17
Minority interests	(3)	(14)	(6)	(24)	(10)	(21)	(21)
Net gains on sales of facilities and long-term investments	—	49	28	—	—	—	16
Impairment of investment securities	—	—	—	—	(64)	(64)	(5)

Income (loss) before income taxes	90	154	550	661	721	1,196	(1,287)

Income taxes	(56)	(103)	(240)	(322)	(290)	(502)	226
Income (loss) from continuing operations, before discontinued operations and cumulative effect of accounting change	$34	$51	$310	$339	$431	$694	$(1,061)

Basic earnings (loss) per common share from continuing operations	$0.07	$0.11	$0.65	$0.69	$0.89	$1.42	($2.28)

Diluted earnings (loss) per common share from continuing operations	$0.07	$0.11	$0.63	$0.67	$0.87	$1.39	($2.28)

        All periods have been adjusted to reflect a 3-for-2 stock split declared in May 2002 and distributed on June 28, 2002.

        The selected financial data presented in the previous table are not necessarily indicative of our future financial condition or results of operations. Reasons for this include, but are not limited to (1) our announced divestitures, (2) future changes in Medicare regulations, (3) our ability to collect our accounts receivable, particularly in light of recent trends in patient accounts receivable collectibility and associated increases in provisions for doubtful accounts, (4) our voluntary adoption of a new method for calculating Medicare outlier payments effective January 1, 2003, and subsequent new regulations governing the calculation of such payments, (5) the increase in the number of patients who are uninsured, (6) the ultimate resolution of investigations and lawsuits, (7) fluctuations in revenue allowances and discounts, including the impact of phasing in the discounting components of our Compact with Uninsured Patients, (8) changes in interest rates, tax rates, occupancy levels and patient volumes, (9) the timing and magnitude of negotiations and resolutions of disputes with managed care companies, and (10) levels of malpractice expense and settlement trends. Other items include the effects of impairment and restructuring charges, losses from early extinguishment of debt, and other disposals of facilities and other assets, all of which have also occurred during some or all of the periods presented in the above table.

  BALANCE SHEET DATA

	May 31				December 31
	1999	2000	2001	2002	2002	2003
	(Dollars in Millions)
Working capital	$1,940	$1,682	$1,060	$829	$1,385	$1,854
Total assets	13,771	13,161	12,995	13,803	13,796	12,298
Long-term debt, net of current portion	6,391	5,668	4,202	3,919	3,872	4,039
Shareholders' equity	3,914	4,142	5,153	5,697	5,824	4,361

  CASH FLOW DATA

						Years ended December 31
	Years ended May 31				Seven months ended December 31 2002
	1999	2000	2001	2002		2002	2003
						(Unaudited)
	(Dollars in Millions)
Net cash provided by operating activities	$582	$869	$1,818	$2,315	$1,126	$2,328	$838
Net cash used in investing activities	(1,147)	(36)	(574)	(1,227)	(389)	(793)	(333)
Net cash provided by (used in) financing activities	571	(727)	(1,317)	(1,112)	(565)	(1,387)	(96)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION TO MANAGEMENT'S DISCUSSION AND ANALYSIS

        The purpose of this section, Management's Discussion and Analysis of Financial Condition and Results of Operations, is to provide a narrative explanation of our financial statements that enables investors to better understand the Company, to enhance our overall financial disclosures, to provide the context within which financial information may be analyzed, and to provide information about the quality of, and potential variability of, our earnings and cash flows. This information should be read in conjunction with the accompanying consolidated financial statements. It includes the following sections:

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  Executive Overview

  •
  Sources of Revenue

  •
  Results of Operations

  •
  Liquidity and Capital Resources

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  Off-Balance Sheet Arrangements

  •
  Critical Accounting Estimates

        All information and statements in this section are made as of the date of the filing of our Form 10-K unless otherwise indicated.

EXECUTIVE OVERVIEW

  SIGNIFICANT CHANGES AND INITIATIVES

        Fiscal 2003 was a year of transition for Tenet. During 2003, we faced numerous financial and legal challenges, as discussed in more detail within this report and the Form 10-K. Many of those challenges arose from our prior pricing policies. Changes to those pricing policies, along with changes to the Medicare rules governing the calculation of outlier payments and other factors, have led to declining net operating revenues. In addition, Tenet, like other providers in the health care industry, has experienced significant increases in bad-debt expense, largely as a result of increases in the number of uninsured patients and reductions in coverage by some private insurers and state Medicaid programs. At the same time, we have become the subject of heightened and coordinated civil and criminal investigations and legal actions.

        In 2003, we commenced a series of initiatives and reforms designed to restructure our organization, rebuild our reputation, and improve the performance and quality of our hospitals. These initiatives and reforms included the appointment of new senior management in key positions, changes in corporate governance, streamlining of our operating structure and a new focus on our core hospitals, clinical quality initiatives, cost reductions, and the formation of new labor union alliances. Key initiatives undertaken in 2003 include:

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  Medicare Outlier Revenue Calculations—One of the most significant changes that we initiated in the year ended December 31, 2003 was our voluntary adoption, effective January 1, 2003, of a new method for calculating Medicare outlier payments. Effective August 8, 2003, the Centers for Medicare and Medicaid Services (CMS) implemented a new rule governing the calculation of such payments. These significant changes contributed to a drop in total Medicare outlier revenue from approximately $513 million for the year ended December 31, 2002 to approximately $101 million for the year ended December 31, 2003. Many of the strategic initiatives that we have adopted are designed to address the financial impact of the loss of revenues resulting from changes to the outlier revenue calculations.

  •
  Development of a New Senior Management Team—In September 2003, following a comprehensive executive search process, the board of directors elected Trevor Fetter as chief executive officer. Mr. Fetter had been appointed president in November 2002 and acting chief executive officer in May 2003. In March 2003, Tenet appointed two top hospital executives, Reynold J. Jennings and W. Randolph Smith, to its senior executive management team, and appointed Stephen Newman, M.D., a seasoned hospital executive, as chief executive officer of Tenet's California region. More recently, on February 9, 2004, Tenet announced the appointment of Mr. Jennings as its chief operating officer. In December 2003, Tenet hired E. Peter Urbanowicz as its new general counsel. Prior to joining Tenet, Mr. Urbanowicz was the deputy general counsel of the U.S. Department of Health and Human Services. Since November 2002, nearly 40% of the executives listed in Tenet's 2002 Annual Report to Shareholders have retired or resigned, leading to the hiring or promotion of new personnel in key positions.

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  Consolidation of Operating Divisions—In March 2003, we consolidated our operating divisions from three to two, with five underlying regions. In February 2004, we appointed a new chief operating officer and announced that we would be further streamlining our organizational structure by eliminating our two divisions and having our five regions, California, Central-Northeast, Florida, Southern States and Texas, report directly to the chief operating officer.

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  Divestitures of Facilities—During the year ended December 31, 2003, or shortly thereafter, we sold 12 and closed two acute general hospitals. These facilities have been accounted for as discontinued operations. We had determined that these facilities no longer fit our core operating strategy of building competitive networks of quality hospitals in major markets. They had, however, contributed net operating revenues of $1.0 billion and pretax income of approximately $32 million for the year ended December 31, 2002. Total net proceeds, after taxes and transactions costs, from these divestitures, including working capital, will be approximately $663 million.

    In January 2004, we announced a major restructuring of our operations involving the proposed divestiture of 27 of our domestic acute care hospitals, including 19 in California and eight others in Louisiana, Massachusetts, Missouri and Texas. We expect to receive total net proceeds from these divestitures of approximately $600 million, a significant portion of which is expected to be received in the form of tax benefits from anticipated losses from the proposed divestitures of many of these hospitals. Additionally, in March 2004, we approved a proposed sale of our general hospital in Barcelona, Spain. The purpose of this restructuring is to enable us to focus our financial and management resources on our remaining 69 domestic general acute care hospitals in 13 states and to create a stronger company with enhanced potential for long-term growth.

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  Cost Reduction Initiatives—In March 2003, we initiated an operating expense reduction plan consisting of staff and expense reductions above the hospital level, reductions within hospital departments that are not directly involved with patient care, and purchasing power improvements related to our comprehensive nurse agency contracting program. Operating plans at our individual hospitals also include significant levels of cost reduction. Later in 2003, we established additional cost-reduction initiatives consisting of improvements in supply chain costs, primarily involving expanded coverage of purchasing contracts with negotiated discounts, increasing compliance with existing contracts, and consolidating purchased services among fewer vendors. We also embarked upon an initiative to consolidate hospital business offices and standardize our information systems to generate recurring annual savings beginning in 2005, with the majority of savings being realized in 2006. This initiative, however, will require significant investment over the next two years. Despite these efforts, we anticipate continuing cost increases in most areas of our operations that may be partially offset by our expense reduction plan.

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  Redding Medical Center Settlements—In August 2003, we reached a $54 million settlement with the federal government and the State of California in connection with their investigations of allegations that two physicians performed medically unnecessary invasive cardiac procedures at our Redding Medical Center. In December 2003, we also reached an agreement with the Office of the Inspector General (OIG) to resolve our dispute over the OIG's intention, as a result of the above allegations, to exclude Redding Medical Center from participation in the Medicare and Medicaid programs. Through this agreement, the OIG agreed to stay further exclusion proceedings, conditioned upon our sale of the hospital. On July 16, 2004 we sold certan hospital assets of Redding Medical Center. (See Part I, Item 3, Legal Proceedings, of the Form 10-K, for further detail.) In December 2004, we reached an agreement to settle substantially all patient litigation against us and our subsidiaries arising from the allegations of medically unnecessary coronary procedures performed at Redding Medical Center for $395 million.

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  Compliance Program—In August 2003, we announced the creation of a new compliance department and the appointment of Cheryl Wagonhurst as chief compliance officer. The compliance department is responsible for establishing and meeting industry-leading standards in all areas of compliance with government regulation of hospitals. The compliance function was previously handled primarily by the law department, and our general counsel served as chief compliance officer. The chief compliance officer now reports directly to the ethics, quality and compliance committee of our board of directors.

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  Clinical Quality Initiatives—In July 2003, Tenet appointed Jennifer Daley, M.D., to the newly created position of senior vice president, clinical quality, and appointed Lauren Arnold, Ph.D., to the newly created position of vice president, nursing. Dr. Daley is responsible for leading Tenet's Commitment to Quality initiative, which is focused on (1) improving patient safety and the reporting of medical results, (2) supporting physician excellence, (3) improving the practice and leadership of nursing, and (4) facilitating patient flow and care delivery. Also in 2003, we announced that all eligible Tenet hospitals would participate in a voluntary initiative launched by the American Hospital Association, the Association of Medical Colleges and the Federation of American Hospitals to collect and share with consumers results of the hospitals' performance on 10 quality measures for three medical conditions: heart attack, congestive heart failure and pneumonia.

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  Labor Union Alliances—During 2003, we announced the creation of alliances with the Service Employees International Union, the American Federation of Federal, State, County and Municipal Employees, and the California Nurses Association that include provisions regarding union elections, multi-year, predictable wages and benefits, and collaboration and cooperation between management, employees and union representatives. In addition, in December, we announced that a 13-month strike by nurses at Doctors Medical Center in San Pablo, California ended when the hospital entered into an agreement with the California Nurses Association.

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  Implementation of Corporate Governance Changes—In 2003, four long-serving board members retired from our board of directors and four new directors were appointed. The board then elected a new independent non-executive chair, reorganized the audit, compensation, and corporate governance and nominating committees, and approved the declassification of the board, resulting in all board members standing for election annually. New and improved corporate governance measures included the development of stricter director independence standards and the implementation of minimum stock ownership requirements for directors and senior executives.

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  Enhancement of Financial Transparency—Effective January 1, 2003, Tenet became the first company in the hospital industry to begin treating stock-based compensation as an expense in its financial statements. In addition, in March, we announced a decision to change from a fiscal year ending May 31 to a calendar-based fiscal year ending December 31, retroactive to December 31, 2002. This change in year-end will allow investors to more easily compare our performance to that of our competitors.

  RESULTS OF OPERATIONS—OVERVIEW

        During the year ended December 31, 2003, we reported net operating revenues of $10.2 billion, compared to $10.4 billion in the year ended December 31, 2002, $9.8 billion in the year ended May 31, 2002, and $8.5 billion in the year ended May 31, 2001. We reported a $1.1 billion loss from continuing operations for the year ended December 31, 2003, compared to income from continuing operations of $694 million for the year ended December 31, 2002, $339 million for the year ended May 31, 2002 and $310 million for the year ended May 31, 2001.

        Patient days and admissions from continuing operations were slightly higher (1.8% and 2.9%, respectively) during the year ended December 31, 2003 than during the year ended December 31, 2002, while net inpatient revenues per patient day or admission were down by 3.5% and 4.6%, respectively. Accordingly, net inpatient revenues were down by 1.8% during the year. The most significant factor contributing to the decline in net inpatient revenues was a $412 million reduction in Medicare outlier revenue during 2003 compared to the year earlier period. Outpatient visits increased by 0.8% and net outpatient revenues were down by 2.2%.

        Operating expenses, exclusive of impairment and restructuring charges, were 96.2% of net operating revenues in the year ended December 31, 2003, compared to 85.2% in 2002. Lower net operating revenues, higher salaries and benefits expense, additional provisions for doubtful accounts and costs of litigation and investigations were the principal contributors to this increase.

        In the year ended December 31, 2003, we recorded impairment and restructuring charges of approximately $1.4 billion in continuing operations, compared to $22 million in 2002 (see page 26 for further detail). The increased charges were largely the result of declining financial performance at some of our hospitals and a recently completed comprehensive review of the near-term and long-term prospects of each of our hospitals, including a study of capital expenditures required to comply with California's seismic regulations for hospitals.

  LIQUIDITY AND CAPITAL RESOURCES—OVERVIEW

        Net cash provided by operating activities dropped from approximately $2.3 billion in each of the years ended May 31, 2002 and December 31, 2002 to $838 million in the year ended December 31, 2003. The principal reasons for the decline were revenue pressures, including reduced Medicare outlier revenue, continued growth in routine costs, particularly labor, malpractice expense and pharmaceuticals, costs of litigation and investigations, increased provision for doubtful accounts, and changes in our business mix as admissions of uninsured patients has grown at an escalating rate.

        Proceeds from the sales of hospitals and other assets during 2003 aggregated $730 million. The $600 million in estimated proceeds from the anticipated divestiture of 27 domestic acute care hospitals in 2004 and any tax benefit associated with such divestitures should further bolster our liquidity; however, because we expect a significant portion of the proceeds to be received in the form of tax benefits from anticipated losses from the proposed divestitures of many of these hospitals, we do not expect to realize such benefits until 2005. We have no significant debt maturities before late 2006 and we had approximately $600 million in unrestricted cash on hand at December 31, 2003.

        On December 31, 2004, we terminated our then existing credit agreement and replaced it with a new $250 million one-year secured letter of credit facility. (See Note 6 to the Notes to Consolidated Financial Statements). The new facility provides for the issuance of up to $250 million in letters of credit and does not provide for any cash borrowings. The new facility is secured by the stock of certain of our subsidiaries and cash collateral equal to 105% of the facility amount (approximately $263 million). From time to time we expect to engage in various capital markets, bank credit and other financing activities depending on our needs and financing alternatives available at that time.

        At December 31, 2003, we were in compliance with all covenants under our then existing bank credit agreement and our bond indentures. Under the last amendment to our subsequently terminated credit agreement, the total commitments available to us were reduced from $1.2 billion to $800 million, with a concurrent change to the maximum leverage ratio and minimum fixed charge ratio permitted under the agreement. At December 31, 2003, we had approximately $211 million of letters of credit outstanding under the then existing credit agreement, but we had no cash borrowings outstanding.

  OUTLOOK

        We have implemented a variety of programs and initiatives to address the various challenges that we presently face. We believe that our decision to divest all but our 69 core hospitals, the consolidation of our divisions and regions, our ongoing program to reduce costs and enhance operating performance, and our clinical quality initiatives will ultimately position us to report significantly improved margin performance. However, we do not anticipate significant operating performance or margin improvement to be achievable in 2004 and, potentially, in 2005, because many challenges will require time to work through. These include ongoing problems resulting from Tenet's prior pricing strategy, bad-debt expense related to self-pay patients, reduced operating cash flow and the need to resolve a number of government investigations and legal actions. The 27 domestic acute care hospitals scheduled for divestiture are expected to generate negative cash flow during the sale process, and the expected long-term benefits of our cost-saving initiatives will temporarily be offset by restructuring costs. In the long term, however, we believe the prospects for the 69 hospitals that we will continue to operate are positive and the restructuring and initiatives we have undertaken will position us to improve our financial performance.

        We are also impacted by the challenges facing the health care industry as a whole. We believe that the key ongoing industry-wide challenges are as follows:

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  Providing quality patient care in a competitive and highly regulated environment.

  •
  Obtaining adequate compensation for services provided.

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  Accounts receivable collection.

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  Managing costs.

        The industry as a whole is challenged by the difficulty of providing quality patient care in a competitive and highly regulated environment. Our establishment of a new compliance department to coordinate our hospitals' compliance with the myriad laws and regulations that govern their operations, and our Commitment to Quality initiative, designed to enhance patient outcomes and improve operational effectiveness, should position us competitively to meet these challenges.

        Pressure from payers also affects our industry. We strive to ensure that we are appropriately compensated for the services we provide, but third-party payers continue to ask us to accept lower rates of payment even in the face of rising medical costs. While government regulations determine the amounts we receive for care provided through government programs, we can and will continue to work with managed care payers to ensure adequate and timely reimbursement for our services. We continue to negotiate with managed care payers to reduce reliance on gross charges; however, many payers are unwilling to accept such a change without a reduction in overall net reimbursement to levels significantly below market, which we will not accept. We have disputes with many of our third-party payers over payment for past services. Our proposed Compact with Uninsured Patients ("Compact") is designed to offer managed-care style discounts to certain uninsured patients, which will enable us to offer lower rates to those patients, who today are charged full gross charges. Currently, a significant portion of those accounts are often written down as provision for doubtful accounts. On February 19, 2004, the Secretary of Health and Human Services issued guidance on discounts for uninsured patients, which will allow us to implement our discount plan. The discounts will be phased in during the second quarter of this year and will be fully in effect by June 30. When implemented the Compact should reduce bad-debt expense levels, but it will also reduce net revenues and should have an immaterial effect on net operating performance.

        We also have seen a recent adverse change in our business mix as admissions of uninsured and underinsured patients have grown at an escalating rate. We believe this new trend is due to a combination of broad economic factors, including higher unemployment rates, increased number of patients who are uninsured, and an increased burden of co-payments to be made by patients instead of insurers. Additionally, many of these patients are being admitted through the emergency department and often require more costly care, resulting in higher billings.

        An additional significant cost pressure facing us and the industry is the ongoing increase of labor costs due to a nationwide shortage of nurses. We expect the nursing shortage to continue, and we have implemented various initiatives, such as the Commitment to Quality initiative discussed on page 5, to improve productivity, to better position our hospitals to attract and retain qualified nursing personnel, and to otherwise manage labor-cost pressures.

SOURCES OF REVENUE

        We receive revenues for patient services from a variety of sources, primarily, the federal Medicare program, state Medicaid programs, managed care payers (also known as health maintenance organizations), indemnity-based health insurance companies, and self-pay patients (patients who do not have health insurance and are not covered by some other form of third-party arrangement).

        The table below shows the sources of net patient revenues for our domestic general hospitals, expressed as percentages of net patient revenues from all sources:

	Years ended May 31			Years ended December 31
	2001	2002	Increase (Decrease)(1)	2002	2003	Increase (Decrease)(1)
Medicare	28.7%	29.5%	0.8%	29.4%	25.1%	(4.3)%
Medicaid	6.4%	6.8%	0.4%	6.8%	7.9%	1.1%
Managed care(2)	46.9%	47.2%	0.3%	48.8%	50.9%	2.1%
Indemnity, Self-Pay and other	18.0%	16.5%	(1.5)%	15.0%	16.1%	1.1%

(1)
The change is the difference between the respective year end amounts shown.

(2)
Includes Medicare Advantage and Medicaid managed care.

  GOVERNMENT PROGRAMS

        Payments from the government, specifically, the Medicare and Medicaid programs administered by the Centers for Medicare and Medicaid Services (CMS), constitute a significant portion of our net operating revenues. These programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, requirements for utilization review, and federal and state funding restrictions, all of which could materially increase or decrease program payments, as well as affect the cost of providing services to patients and the timing of payments to facilities. We are unable to predict the effect of future policy changes on our operations. If the rates paid or the scope of services covered by governmental payers are reduced, if we are required to pay substantial amounts in settlement, or if we, or one or more of our subsidiaries' hospitals, are excluded from participation in the Medicare program, there could be a material adverse effect on our business, financial position, results of operations or cash flows. The government is currently investigating our Medicare outlier payments, as discussed under Part I, Item 3, Legal Proceedings, of the Form 10-K.

  Medicare

        Medicare offers different ways for beneficiaries to obtain their medical benefits. One option, the Traditional Medicare Plan is a fee-for-service payment system. The other option, called Medicare Advantage (formerly, Medicare + Choice), includes managed care and private fee-for-service plans. The major components of our net patient revenues for services furnished to patients enrolled in the Traditional Medicare Plan for the years ended May 31, 2001 and 2002 and the years ended December 31, 2002 and 2003 approximate the following:

	Years ended May 31		Years ended December 31
Revenue Descriptions
	2001	2002	2002	2003
	(Dollars in Millions)
Diagnosis-related group—operating	$1,115	$1,260	$1,315	$1,392
Diagnosis-related group—capital	136	169	168	148
Outlier	346	455	513	101
Outpatient	319	387	389	412
Disproportionate share	151	171	178	192
Graduate and Indirect Medical Education	94	121	119	108
Psychiatric, rehabilitation and skilled nursing facilities—inpatient and other	154	231	315	242
Adjustments for valuation allowance and prior year cost report settlements	23	28	13	(66)

Total Medicare net patient revenues	$2,338	$2,822	$3,010	$2,529

  Acute Care Hospital Inpatient Prospective Payment System

        Diagnosis-Related Group Payments—Section 1886(d) of the Social Security Act sets forth a system of payment for the operating costs of acute care hospital stays based on prospectively set rates or a prospective payment system. Section 1886(g) of the Social Security Act requires that capital-related costs of hospital inpatient stays also be paid under a prospective payment system. Under these two prospective payment systems, Medicare payment for hospital inpatient operating and capital-related costs is made at predetermined rates for each hospital discharge. Discharges are classified according to a list of diagnosis-related groups ("DRGs").

        The base payment amount for operating costs is comprised of an average standardized amount that is divided into a labor-related share and a nonlabor-related share. Both the labor-related share of the operating base payments and the capital base payments are adjusted by the geographic variations in labor and capital costs. These base payments are multiplied by the relative weight of the DRG assigned to each case. Although these payments are adjusted for area labor and capital cost differentials, the adjustments do not take into consideration an individual hospital's operating and capital costs. The DRG operating and capital base rates are updated annually, giving consideration to the increased cost of goods and services purchased by hospitals. The rate increases that became effective on October 1, 2002 and on October 1, 2003 were 2.95% and 3.40%, respectively.

        Historically, the annual DRG rate increases have been below the cost increases for goods and services purchased by our hospitals. We expect that future rate increases will also be below such cost increases.

        Outlier Payments—Outlier payments, which were established by Congress as part of the DRG prospective payment system, are additional payments made to hospitals for treating Medicare patients who are costlier to treat than the average patient.

        A hospital receives outlier payments when its defined costs (gross charges adjusted by the hospital's historical cost-to-charge ratio) exceed a certain threshold established annually by CMS. As mandated by Congress, CMS must limit total outlier payments to between 5% and 6% of total DRG payments. CMS annually changes the threshold in order to bring expected outlier payments within the mandated limit. A change to the cost threshold affects total outlier payments by changing (1) the number of cases that qualify for outlier payments, and (2) the dollar amount hospitals receive for those cases that still qualify. The most recent change to the cost outlier threshold became effective on October 1, 2003.

        Prior to October 1, 2003, CMS used a hospital's most recently settled cost reports to set the hospital's outlier cost-to-charge ratio. Those settled cost reports typically were two to three years old. Additionally, if a hospital's cost-to-charge ratio fell below a certain threshold (derived from the cost-to-charge ratios for all hospitals nationwide), then the cost-to-charge ratio used to calculate Medicare outlier payments defaulted to the statewide average for that hospital's particular state, which was considerably higher. The statewide average was also used when settled cost reports were not available (such as with newly constructed or certain acquired hospitals).

        During 2003, CMS issued new regulations governing the calculation of outlier payments to hospitals. These regulations, which became effective August 8, 2003, included the following changes:

        For discharges on or after August 8, 2003 and before October 1, 2003:

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  The ratio of cost to charges would be based on the rules in effect prior to August 8, 2003 unless CMS (through its fiscal intermediaries) determined that an alternative ratio of cost to charges should be used.

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  Newly constructed or certain acquired hospitals for which a settled cost report was not available would continue to be paid on the statewide ratio of cost to charges.

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  There would be no change to the cost outlier threshold.

        For discharges on or after October 1, 2003:

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  The ratio of cost to charges is based on the latest of either the most recently submitted or the most recently settled cost reports to calculate the cost-to-charge ratio for outlier payments.

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  The use of the statewide average cost-to-charge ratio for hospitals with very low cost-to-charge ratios is discontinued.

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  Medicare fiscal intermediaries have been given specific criteria for identifying hospitals that may have received inappropriately high outlier payments. The intermediaries are authorized to recover overpayments, including interest, if the actual costs of a hospital stay (which are reflected in the settled cost report) were less than those claimed by the provider or if there were indications of abuse.

  •
  To avoid overpayments or underpayments of outlier cases, hospitals may request changes to their cost-to-charge ratio (in much the same way that an individual taxpayer can adjust the amount of withholding from income).

        On January 6, 2003, we voluntarily submitted a proposal to CMS that would reduce outlier payments to our hospitals retroactive to January 1, 2003. Our proposal, issuance of new regulations governing the calculation of outliers, and other factors resulted in a reduction of Medicare outlier revenue recognized by the Company from approximately $513 million for the year ended December 31, 2002 to approximately $101 million for the year ended December 31, 2003.

        Our proposal to CMS included a provision to reconcile the payments we would receive under our proposed interim arrangement to those we would have received if the new CMS rules had gone into effect on January 1, 2003 up to the effective date of the final rules and regulations (the "Reconciliation Period"). Effective August 8, 2003, outlier payments to Tenet subsidiary hospitals are being calculated by the fiscal intermediary in accordance with the final rule, which applies to all hospitals. As stipulated by our voluntary outlier payment reduction proposal, we prepared the reduction period reconciliation based on instructions we received from CMS and its fiscal intermediary. Those initial instructions were subsequently revised by CMS, and we submitted an updated reconciliation based on revised instructions. The fiscal intermediary is currently reviewing the updated reconciliation. The final determination and outcome of outlier payments under the arrangement is subject to further review and approval by CMS. Although we earlier expected the fiscal intermediary's and CMS's determination with respect to the reconciliation to be made prior to December 31, 2003, additional clarification regarding the reconciliation has delayed a final determination. Based on the recent clarification, the final outcome could result in an additional material increase to the ultimate amount of outlier revenue we could potentially recognize for the Reconciliation Period.

        During the fourth quarter of the year ended December 31, 2003, we recorded total outlier revenues of approximately $65 million. Included in this amount is approximately $48 million of outlier revenues received in prior quarters and recognized in the fourth quarter as a result of receiving an acknowledgement from CMS confirming the amount due to the Company under the outlier reduction proposal reconciliation that was based on the initial instructions for preparing the reconciliation that we received from CMS and its fiscal intermediary.

        Disproportionate Share Payments—If a Medicare-participating hospital serves a disproportionate share of low-income patients, it receives a percentage add-on to the DRG payment for each case. This percentage varies, depending on several factors that include the percentage of low-income patients served. Certain of our hospitals qualify for disproportionate share payments. Congress recently mandated CMS to study the formula used to calculate these payments. One change being considered would give greater weight to the amount of uncompensated care provided by a hospital than it would to the number of low-income patients treated, and CMS started collecting uncompensated care data from hospitals in 2003. We cannot predict the impact on our hospitals if CMS revises the disproportionate share payment formula.

        Direct Graduate and Indirect Medical Education—The Medicare program provides additional compensation for approved teaching hospitals for the additional expenses incurred by such institutions. This additional compensation is made in the form of Direct Graduate Medical Education and Indirect Medical Education payments. Direct Graduate Medical Education Payments are based on an average per resident amount multiplied by the number of residents. Indirect Medical Education Payments are a percentage add-on to the DRG payment for each case. The Indirect Medical Education add-on payment percentage is based on a formula that is comprised of a fixed percentage (currently, 5.5%) established by Congress, and a hospital-specific ratio of residents to beds. Tenet currently operates 35 approved teaching hospitals with a total intern/resident complement of approximately 1,650 full-time equivalents, and plans to divest 11 of these hospitals, which have an intern/resident complement of approximately 340 full-time equivalents.

  Hospital Outpatient Prospective Payment System

        In accordance with Section 1883(t) of the Social Security Act, CMS implemented a prospective payment system for hospital outpatient services effective August 1, 2000, which replaced a cost-based reimbursement system. Under the Outpatient Prospective Payment System, hospital outpatient services, except for certain services that are reimbursed on a fee schedule, are classified into groups called Ambulatory Payment Classifications or APCs. Services in each APC are similar clinically and in terms of the resources they require, and a payment rate is established for each APC. Depending on the services provided, hospitals may be paid for more than one APC for an encounter. CMS periodically updates the APCs and annually adjusts rates paid for each APC. The final hospital outpatient rule, which became effective January 1, 2004, provides for the aggregate payments for outpatient services for all hospitals, not just Tenet hospitals, to increase by approximately 4.5%.

        The outpatient prospective payment system has not had a material impact on our results of operations.

  Inpatient Rehabilitation Reimbursement

        Rehabilitation hospitals and rehabilitation units within acute care hospitals are paid according to the inpatient rehabilitation facility prospective payment system. In order for a hospital or unit to qualify for inpatient rehabilitation reimbursement, 75% of its patients must be treated for at least one condition requiring rehabilitation as specified in the CMS regulations. Citing inconsistent enforcement of the "75% rule," CMS suspended its enforcement in June 2002.

        On September 9, 2003, CMS issued a proposal to revise one of the criteria used to categorize a hospital or hospital unit as an inpatient rehabilitation facility. If approved, the new rule would lower the percentage of patients required to fall within the specified medical criteria from 75% to 65%. It would also modify and expand the list of eligible medical conditions. The proposed changes would apply to cost reporting periods starting on or after January 1, 2004, however, CMS has not issued the final rule.

        We currently operate two inpatient rehabilitation facilities and 28 hospital rehabilitation units as of December 31, 2003. Our previously discussed disposition plan contemplates the divestiture of hospitals that operate eight of these units. Medicare payments for services provided at those hospitals and units represented approximately 6% of Tenet's annual Medicare net revenue for the year ended December 31, 2003. Medicare payments to qualifying inpatient rehabilitation facilities are generally higher than those paid under the Medicare acute hospital prospective payment system for similar services. Failure of our rehabilitation facilities and units to continue to qualify as inpatient rehabilitation facilities could have an adverse effect on our business, financial position, results of operations or cash flows.

  Cost Reports

        The final determination of certain Medicare payments to hospitals, such as indirect medical education, direct graduate medical education, disproportionate share, and bad-debt expense, as well as certain Medicaid payments, are retrospectively determined based on the hospitals' cost reports. The final determination of these amounts (sometimes called a reconciliation) often takes many years to resolve because of audits by the program representatives, providers' rights of appeal, and the application of numerous technical reimbursement provisions. Prior to 2003, the Company recorded estimates for contractual allowances and cost report settlements based on amounts generated from information accumulated from various accounting and information systems. Adjustments to these accruals were generally made upon the final settlement of Medicare and Medicaid cost reports. In 2003, the Company completed the implementation of a new system and methodology for recording Medicare net revenue and estimated cost report settlements. This resulted in a refinement in recording the accruals to more closely reflect the expected final settlements on its cost reports. For filed cost reports, the Company now records the accrual based on those cost reports and subsequent activity, and records a valuation allowance against those cost reports based on historical settlement trends. For the year ended December 31, 2003, the accrual is recorded based on estimates of what the Company expects to report on the filed cost reports and a corresponding valuation allowance is recorded as previously described. Cost reports must be filed generally within the five months after the end of the annual cost report reporting period. After the cost report is filed, the accrual may be adjusted accordingly. This change in approach was inseparable from a change in estimate and resulted in a charge of approximately $60 million. The Medicare portion of this amount is included in the table on page 9 in the line item "Adjustments for valuation allowance and prior year cost report settlements."

  Medicaid

        Medicaid programs are funded by both the federal government and state governments. These programs are administered by the states and vary from state to state.

        Payments we receive under various state Medicaid programs, excluding state-funded managed care programs, constituted 7.9% of our net patient revenues in 2003. These payments are typically based on fixed rates determined by the individual states. (A few states in which we operate have a Medicaid outlier payment formula.) We also receive disproportionate-share payments under various state Medicaid programs. For the twelve months ended December 2002 and 2003, the disproportionate-share payments were approximately $69 million and $87 million, respectively.

        On November 3, 2003, the California Department of Health Services issued a press release announcing the results of its audits of Redding Medical Center's Medicaid cost reports. The release alleged that Redding Medical Center had received approximately $12 million in excess reimbursements, $9 million of which had been repaid by the hospital. That $9 million was related to routine reconciliations. The remaining $3 million was related to audit findings, which will be appealed. The news release also stated that the California Department of Health Services intends to expand its audits to all hospitals owned by Tenet subsidiaries in California and refer the audit findings to other state and federal agencies.

        Many states in which we operate are facing budgetary challenges that pose a threat to Medicaid funding levels to hospitals and other providers. We expect these challenges to continue; however, we cannot predict the extent of the impact of the states' budget reductions on our hospitals. Also, any changes to federal Medicaid funding methodologies or levels to the states could adversely impact Medicaid payments to our hospitals.

  Legislative and Regulatory Changes

  Annual Update to the Medicare Inpatient Prospective Payment System

        Under Medicare law, CMS is required annually to update certain rules governing prospective payments for acute, rehabilitation and skilled nursing facilities. The updates generally become effective October 1, the beginning of the federal fiscal year ("FFY"). On August 1, 2003, CMS issued the FFY 2004 hospital inpatient Prospective Payment System final rule. This rule included a 3.4% increase in payment rates for inpatient acute care effective October 1, 2003, and a reduction to the outlier threshold from $33,560 to $31,000. Other payment factors affected by the updated rules include DRG weights, the wage index, and expansion of the DRG transfer rule from 10 diagnosis-related groups to 19. While the percentage increase and the lower outlier threshold are somewhat beneficial to Tenet, changes to the outlier payment rules described above and the expansion of the transfer rules offset any benefit.

  Medicare Occupational Mix Adjustment

        As explained above, CMS adjusts most hospital prospective payments (including inpatient acute prospective payments, hospital outpatient APC payments, and inpatient rehabilitation facility payments) to account for geographic differences in labor costs through the use of a wage index. Health care industry analysts and others, especially from rural areas, argue that the current wage index calculation, based on cost reports of wages, hours and wage-related costs of all hospital employees, does not reflect differences in the mix of occupational categories of employees across hospitals, distorting the wage index for hospitals that employ lower-cost employees who perform the work of higher-cost, more specialized employees. Furthermore, hospitals with specialized employees treat more acutely ill patient populations, which is reflected in the higher case mix of these hospitals.

        Section 1886(d)(3)(E) of the Social Security Act requires CMS to collect data every three years on the occupational mix of employees for each short-term acute care hospital participating in the Medicare program in order to construct an occupational mix adjustment to the wage index. The law also requires the application of the occupational mix adjustment to the wage index beginning October 1, 2004. The data collected on the survey will be used to adjust hospitals' wage data for the effect of each hospital's special occupational category mix within the general occupational categories. Although we are unable to quantify the effect of the occupational mix adjustment at this time, we believe that it will result in a reduction to our Medicare payments.

  Inpatient Psychiatric Prospective Payment System

        On November 19, 2003, CMS proposed a new Medicare per diem prospective payment system for inpatient psychiatric facilities to replace the existing cost-based payment system. The inpatient psychiatric prospective payment system affects about 2000 inpatient psychiatric facilities, including both freestanding psychiatric hospitals and certified psychiatric units in general acute care hospitals. The proposed base per diem amount will cover nearly all labor and non-labor costs of furnishing covered inpatient psychiatric services—including routine, ancillary and capital costs. CMS is proposing, among other things, to make additional payments for outlier cases involving beneficiaries with extraordinary care needs to ensure appropriate care for the most ill beneficiaries, and a three-year transition period that will be a blend of decreasing cost-based payments and increasing prospective payment system payments, with full prospective payment system rates becoming effective in the fourth year. The proposed rule contains an effective date of cost reporting periods beginning on or after April 1, 2004; however, CMS has stated that this date will likely be moved back due to the late publication of the proposed rule.

        At December 31, 2003 we operated one freestanding psychiatric hospital and 37 of our hospitals operated Medicare-certified psychiatric units. Included in our hospital divestiture plans are 12 hospitals that operate Medicare-certified psychiatric units. Because CMS has not issued the final rule, we are unable at this time to estimate the impact on our payments. However, because of the aforementioned delay in the implementation date, and the three-year transition period, we do not believe the proposal will significantly impact our 2004 inpatient psychiatric payments.

  The Medicare Prescription Drug, Improvement and Modernization Act of 2003

        The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (P.L. 108-173), which was signed into law on December 18, 2003, includes several provisions affecting hospital Medicare and Medicaid reimbursement. Below is a summary of the significant provisions affecting our hospitals' reimbursement.

        Medicare.    Medicare inpatient prospective payment system payments will maintain an inflationary increase of 3.4% in FFY 2004, a rate equal to the full market basket index. For FFY 2005, 2006 and 2007, hospitals will receive an inpatient update equal to the full market basket rate if they submit quality performance data to the Department of Health and Human Services. Those hospitals not submitting quality performance data for 10 quality measures will receive an increase equal to the market basket rate minus 0.4 percentage points. The update reduction is a one-year adjustment and does not affect the base amount inflated from year to year. Hospitals not submitting quality data in FFY 2005 may choose to submit data in 2006 or 2007 and would then receive a full inflationary update. In order to qualify for the full market basket update, hospitals must submit performance data on all patients on the 10 quality measures that are a subset of common hospital performance measures developed and aligned by CMS and the Joint Commission on Accreditation of Healthcare

Organizations and endorsed by the National Quality Foundation. All of our hospitals currently participate in the National Voluntary Initiative and will, as required by CMS, report the quality data on all 10 measures to receive the full market basket update.

        The indirect medical education adjustment currently set at 5.5% increases to 6.0% in the last six months of FFY 2004 (April 2004 through September 2004), to 5.8% in FFY 2005, to 5.55% in FFY 2006, and down to 5.35% in FFY 2007. It reverts to current law, 5.5%, for FFY 2008 and beyond.

        Hospitals meeting certain criteria established by CMS may appeal their Prospective Payment System wage index classification. This one-time appeal must be filed between December 8, 2003 and February 15, 2004. Reclassifications would be effective only for discharges on or after April 1, 2004, and in effect for a three-year period only. CMS has set aside $900 million for these reclassifications. Certain of our hospitals qualify for an appeal to their wage index classification, and such appeals have been filed where appropriate, however, we cannot predict the success of those appeals.

        Medicaid.    The reduction in Medicaid Disproportionate Share hospital funding (referred to as the "DSH cliff") in fiscal year 2004 is eliminated and the DSH allotment will increase 16% over fiscal year 2003 levels. Subsequent years are frozen at 2004 levels until the allotment level intersects with where it would have been absent relief from the Balanced Budget Act. Increases thereafter are tied to the change in the Consumer Price Index.

  PRIVATE INSURANCE

  Managed Care

        We currently have over 5,000 managed care contracts with various health maintenance organizations (HMOs) and Preferred Provider Organizations (PPOs). HMOs generally maintain a full-service health care delivery network composed of physician, hospital, pharmacy, and ancillary service providers that HMO members must access through an assigned "primary care" physician. The member's care is then managed by his or her primary care physician and other network providers in accordance with the HMO's quality assurance and utilization review guidelines so that appropriate health care can be efficiently delivered in the most cost-effective manner.

        HMO members or their employers typically pay a fixed, periodic premium for access to the HMO network, so the HMO assumes substantial financial risk for the cost of its members' care. HMOs generally seek to shift this financial risk to their network providers in a number of ways. Hospitals generally enter into either capitation or per diem provider services agreements. Under both types of agreements, a hospital is obligated to provide a prescribed range of services to HMO members.

        Under a capitation agreement, an HMO generally assigns a population of members to a hospital and pays the hospital a fixed amount each month for all the hospital care those members are entitled to receive pursuant to their HMO membership. The capitation agreement therefore shifts significant financial risk to the hospital, since its reimbursement is fixed and the amount of care to be delivered is unknown.

        Under a per diem agreement the hospital is reimbursed for care delivered to an HMO member pursuant to a discounted fee schedule, and the discount amount is generally expressed as a percentage of the hospital's billed charges. Because an HMO member is billed as services are rendered, these types of agreements generally represent less financial risk to a hospital than capitation agreements.

        The financial risk is further mitigated by the fact that many per diem agreements contain some form of "stop-loss" provision that allows for higher reimbursement rates in difficult medical cases where the hospital's billed charges exceed a certain threshold amount.

        Managed care contracts represent in excess of $5 billion in anticipated revenues for our 69 core hospitals going forward. Approximately 90% of these contracts have no set expiration date. However, in the last several years, we have renewed or renegotiated approximately 80% of these agreements. National payers generate in excess of 40% of our total managed care revenues. The remainder comes from regional or local payers.

        The rate methodology used in most of these contracts is a combination of fixed per diems and stop-loss dependant charges. We have been working to transition key payers to contracts that use fixed, predictable market-based per diems, less dependent on stop-loss payments, with market-based rate escalators and terms and conditions designed to help us to reduce bad-debt expense.

        In the past, our managed care policy was developed and implemented almost exclusively at the local hospital level. In December 2003, we appointed a new senior vice president of managed care, who will lead a team responsible for developing a strategy to support our hospitals in their managed care relationships and provide a consistent message to payers that will focus on performance management and assessment.

        Our new approach to managed care will be built around the development of key competencies in the following areas: (1) strategy, policy and initiatives; (2) individualized key payer strategies; (3) managed care economics; (4) regional contracting support for our five hospital regions; and (5) centralized data base management, which will enhance our ability to effectively model contract terms and conditions for negotiations, and improve the efficiency and accuracy of our billing procedures.

  Indemnity

        An indemnity-based agreement generally requires the insurer to reimburse an insured patient for health care expenses after those expenses have been incurred by the patient, subject to an increasing number of policy conditions and exclusions. Unlike an HMO member, a patient with indemnity insurance is free to control his or her utilization of health care and selection of health care providers.

        Given this broad consumer discretion, insurers manage their risk in a number of ways. One of the most common is the "preferred provider organization" or "PPO" model. Under a PPO, an insurer will contract with a network of providers who agree to accept certain discounted rates for providing care to PPO members. Sometimes an indemnity insurance company will impose per diem or fixed rates for an episode of care, which may or may not cover the actual cost or charges of such care. The PPO members in turn are entitled to lower provider rates and receive a higher percentage of reimbursement from the insurer if they choose PPO network providers for their care. If a member selects a provider outside of the PPO network, that member will not receive the PPO discount and generally has to shoulder a much higher percentage of the total cost under its agreement with the insurer. The clear incentive is to select "in-network" providers, thereby minimizing cost to insurer and patient alike. Tenet hospitals are participating providers in many PPO networks in their market areas and also deliver services to patients covered by more traditional indemnity insurance policies.

  SELF-PAY PATIENTS

        Self-pay patients are patients who do not qualify for government payment programs such as Medicare and Medicaid, and who do not have some form of private insurance, and are, therefore, responsible for their own medical bills. We have seen an increase in the number of self-pay patients. Many of these patients are being admitted through the emergency department and require high acuity treatment, which is more costly to provide and results in above-average billings, which are the least collectible of all accounts. We believe these trends are due to a combination of broad economic factors, including higher unemployment rates, increasing numbers of people who are uninsured, and the increasing burden of co-payments to be made by patients rather than insurers.

        Self-pay accounts pose significant collectibility problems. The majority of our bad-debt expense relates to self-pay patients. The Company is taking multiple actions to address the rapid growth in uninsured patients. These initiatives include conducting detailed reviews of intake procedures in hospitals facing the greatest pressures, and enhancing and updating intake best practices for all of our hospitals. We are also developing hospital-specific reports detailing collection rates by type of payer to help the hospital management teams better identify areas of vulnerability and opportunities for improvement.

        Over the longer term, several other initiatives the Company has previously announced should also help address this emerging challenge. For example, the Company's Compact with Uninsured Patients, a plan to offer managed-care-style discounts to uninsured patients (mentioned earlier herein), will enable the Company to offer lower rates to such patients, who today are charged full gross charges. On February 19, 2004, the Secretary of Health and Human Services issued guidance on discounts for uninsured patients, which will allow us to implement our discount plan. The discounts will be phased in during the second quarter of this year and will be fully in effect by June 30.

RESULTS OF OPERATIONS

        The following three tables show a summary of our net operating revenues, operating expenses and operating income or loss for our continuing operations, both in dollar amounts and as percentages of net operating revenues, for the years ended May 31, 2001 and 2002 and December 31, 2002 and 2003:

	Years ended May 31
	2001	2002	Change	% Change
	(Dollars in Millions)
Net operating revenues:
Domestic general hospitals	$8,060	$9,451	$1,391	17.3%
Other operations	409	341	(68)	(16.6)%

Net operating revenues	8,469	9,792	1,323	15.6%
Operating expenses:
Salaries and benefits	3,353	3,862	509	15.2%
Supplies	1,180	1,377	197	16.7%
Provision for doubtful accounts	602	714	112	18.6%
Other operating expenses	1,766	1,922	156	8.8%
Depreciation	320	348	28	8.8%
Goodwill amortization	84	85	1	1.2%
Other amortization	20	24	4	20.0%
Impairment of goodwill and long-lived assets and restructuring charges	143	99	(44)	(30.8)%
Loss from early extinguishment of debt	56	383	327	583.9%

Operating income	$945	$978	$33	3.5%

	Years ended December 31
	2002	2003	Change	% Change
	(Dollars in Millions)
Net operating revenues:
Domestic general hospitals	$10,081	$9,889	$(192)	(1.9)%
Other operations	294	309	15	5.1%

Net operating revenues	10,375	10,198	(177)	(1.7)%
Operating expenses:
Salaries and benefits	4,031	4,269	238	5.9%
Supplies	1,477	1,610	133	9.0%
Provision for doubtful accounts	774	1,142	368	47.5%
Other operating expenses	2,038	2,122	84	4.1%
Depreciation	353	361	8	2.3%
Goodwill amortization	35	—	(35)	(100.0)%
Other amortization	23	20	(3)	(13.0)%
Impairment of goodwill and long-lived assets and restructuring charges	22	1,392	1,370	6,227.3%
Costs of litigation and investigations	—	282	282	—
Loss from early extinguishment of debt	105	—	(105)	(100.0)%

Operating income (loss)	$1,517	$(1,000)	$(2,517)	(165.9)%

	Years ended May 31		Years ended December 31
	2001	2002	2002	2003
	(% of Net Operating Revenues)
Net operating revenues:
Domestic general hospitals	95.2%	96.5%	97.2%	97.0%
Other operations	4.8%	3.5%	2.8%	3.0%

Net operating revenues	100.0%	100.0%	100.0%	100.0%

Operating expenses:
Salaries and benefits	39.6%	39.4%	38.9%	41.9%
Supplies	13.9%	14.1%	14.2%	15.8%
Provision for doubtful accounts	7.1%	7.3%	7.5%	11.2%
Other operating expenses	20.8%	19.6%	19.7%	20.8%
Depreciation	3.8%	3.6%	3.4%	3.5%
Goodwill amortization	1.0%	0.9%	0.3%	—%
Other amortization	0.2%	0.2%	0.2%	0.2%
Impairment of goodwill and long-lived assets and restructuring charges	1.7%	1.0%	0.2%	13.6%
Costs of litigation and investigations	—	—	—	2.8%
Loss from early extinguishment of debt	0.7%	3.9%	1.0%	—%

Operating income (loss)	11.2%	10.0%	14.6%	(9.8)%

        Net operating revenues of our continuing domestic general acute hospitals include inpatient and outpatient revenues, as well as nonpatient revenues (primarily rental income and income from services such as cafeteria, gift shops and parking) and other miscellaneous revenue. Net operating revenues of other operations consist primarily of revenues from (1) physician practices, (2) rehabilitation hospitals, long-term-care facilities, a psychiatric facility and specialty hospitals—all of which are located on or near the same campuses as our general hospitals, (3) health care joint ventures operated by us, (4) our subsidiaries offering managed care and indemnity products, and (5) equity in earnings of unconsolidated affiliates.

        On a same-facility basis (facilities currently owned for more than one year), net patient revenues for the year ended December 31, 2003 declined 2.3%, admissions were up 2.2% and net inpatient revenue per admission declined 4.4% over the prior year. Total operating margins (the ratio of operating income (loss) to net operating revenues) decreased from 14.6% to a negative 9.8%. Net cash provided by operating activities decreased by $1.5 billion during the year to $838 million.

        The declines in net patient revenues, operating margins and cash provided by operating activities were primarily caused by reductions in Medicare outlier revenue, increases in operating expenses (particularly additional provisions for doubtful accounts), costs of litigation and investigations, and impairment and restructuring charges, as well as changes in our business mix as admissions of uninsured patients grew at an escalating rate.

        For the year ended May 31, 2002, net inpatient revenues per admission improved 11.3% on a total-facility basis over the prior year. Total operating margins (the ratio of operating income to net operating revenues) decreased from 11.2% to 10.0%. Net cash provided by operating activities increased by $497 million during the year to $2.3 billion.

        During those periods, our financial results were also affected by a variety of other matters as described below. The table below shows the pretax and after-tax impact of (1) additional provision for doubtful accounts, (2) goodwill amortization, (3) impairments of long-lived assets and goodwill, (4) restructuring charges, (5) costs of litigation and investigations, (6) losses from early extinguishment of debt, (7) net gains on sales of facilities and long-term investments, and (8) impairment of investment securities for the years ended May 31, 2001 and 2002 and for the years ended December 31, 2002 and 2003:

	Years ended May 31		Years ended December 31
	2001	2002	2002	2003
	(Dollars in Millions, except Per-Share Amounts)
Additional provision for doubtful accounts	$—	$—	$—	$(167)
Goodwill amortization	(84)	(85)	(35)	—
Impairment of long-lived assets and goodwill	(55)	(76)	(9)	(1,286)
Restructuring charges	(88)	(23)	(13)	(106)
Costs of litigation and investigations	—	—	—	(282)
Loss from early extinguishment of debt	(56)	(383)	(105)	—
Net gains on sales of facilities and long-term investments	28	—	—	16
Impairment of investment securities	—	—	(64)	(5)

Pretax impact	$(255)	$(567)	$(226)	$(1,830)
After-tax impact	$(182)	$(381)	$(149)	$(1,392)
Diluted per-share impact of above items	$(0.37)	$(0.76)	$(0.30)	$(2.99)
Diluted earnings (loss) per share, including above items	$0.63	$0.67	$1.39	$(2.28)

  PRO FORMA INFORMATION

        In light of recent events and the changes CMS made to the Medicare outlier payment calculations (discussed on page 10), we are supplementing certain historical information with information presented on a pro forma basis as if we had received no Medicare outlier revenues during the periods indicated. This information includes numerical measures of our historical performance, financial position or cash flows that have the effect of depicting such measures of financial performance differently from that presented in our financial statements prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP") and that are defined under Securities and Exchange Commission rules as "non-GAAP financial measures." We believe that the information presented on this pro forma basis is important to our shareholders in order to show the effect that Medicare outlier revenue had on elements of our historical results of operations and provide important insight into our operations in terms of other underlying business trends, without necessarily estimating or suggesting their effect on future results of operations. This supplemental information has inherent limitations because Medicare outlier revenue in periods prior to January 1, 2003 are not indicative of future periods and such revenue in periods from January 1, 2003 forward may not be indicative of future periods. We compensate for these inherent limitations by also utilizing comparable GAAP measures. In spite of the limitations, we find the supplemental information useful to the extent it better enables us and our investors to evaluate pricing trends and we believe the consistent use of this supplemental information provides us and our investors with reliable period-to-period comparisons. Costs in our business are largely influenced by volumes and thus are generally analyzed as a percent of net operating revenues, so we provide this additional analytical information to better enable investors to measure expense categories between periods. Based on requests by certain shareholders, we believe that our investors find these non-GAAP measures useful as well. Investors are encouraged, however, to use GAAP measures when evaluating the Company's financial performance. Among the information presented herein on a supplemental, or pro forma, basis are operating expenses expressed as percentages of net operating revenues, and net inpatient revenues per patient day and per admission.

        The two tables below illustrate actual operating expenses as a percent of net operating revenues for the years ended May 31, 2001 and 2002 and the years ended December 31, 2002 and 2003 as if we had received no outlier revenue during the periods indicated. The tables include reconciliations of net operating revenues to net operating revenues adjusted to exclude all outlier revenue. Investors are encouraged, however, to use GAAP measures when evaluating the Company's financial performance.

	Years ended May 31
	2001	2002	2001	2002
	(in millions)		(% of net operating revenues excluding Medicare outlier revenue)
Net operating revenues	$8,469	$9,792
Less Medicare outlier revenue	(346)	(455)

Non-GAAP net operating revenues excluding outlier revenue	$8,123	$9,337	100.0%	100.0%
Salaries and benefits	3,353	3,862	41.3%	41.4%
Supplies	1,180	1,377	14.5%	14.7%
Provision for doubtful accounts	602	714	7.4%	7.6%
Other operating expenses	1,766	1,922	21.7%	20.6%
Depreciation	320	348	3.9%	3.7%
Goodwill amortization	84	85	1.0%	0.9%
Other amortization	20	24	0.3%	0.3%
Impairment of goodwill and long-lived assets and restructuring charges	143	99	1.8%	1.1%
Costs of litigation and investigations
Loss from early extinguishment of debt	56	383	0.7%	4.1%

Non-GAAP operating income excluding outlier revenue	599	523	7.4%	5.6%
Add back Medicare outlier revenue	346	455	3.8%	4.4%

Operating income	$945	$978	11.2%	10.0%

	Years ended December 31
	2002	2003	2002	2003
	(in millions)		(% of net operating revenues excluding Medicare outlier revenue)
Net operating revenues	$10,375	$10,198
Less Medicare outlier revenue	(513)	(101)

Non-GAAP net operating revenues excluding outlier revenue	$9,862	$10,097	100.0%	100.0%
Salaries and benefits	4,031	4,269	40.9%	42.3%
Supplies	1,477	1,610	15.0%	15.9%
Provision for doubtful accounts	774	1,142	7.8%	11.3%
Other operating expenses	2,038	2,122	20.7%	21.0%
Depreciation	353	361	3.6%	3.6%
Goodwill amortization	35	—	0.3%	—%
Other amortization	23	20	0.2%	0.2%
Impairment of goodwill and long-lived assets and restructuring charges	22	1,392	0.2%	13.8%
Costs of litigation and investigations	—	282	—%	2.8%
Loss from early extinguishment of debt	105	—	1.1%	—%

Non-GAAP operating income (loss) excluding outlier revenue	1,004	(1,101)	10.2%	(10.9)%
Add back Medicare outlier revenue	513	101	4.4%	1.1%

Operating income (loss)	$1,517	$(1,000)	14.6%	(9.8)%

        The table below shows certain selected historical operating statistics for our continuing domestic general hospitals:

	Years ended May 31		Years ended December 31
	2001	2002	2002	2003	% Change
Number of hospitals (at end of period)	69	71	69	70	1	(1)
Licensed beds (at end of period)	17,994	18,731	18,009	17,949	(0.3)%
Net inpatient revenues (in millions)(2)(5)	$5,275	$6,304	$6,718	$6,595	(1.8)%
Net outpatient revenues (in millions)(2)	$2,622	$3,021	$3,235	$3,163	(2.2)%
Admissions	622,978	668,629	683,704	703,614	2.9%
Equivalent admissions(3)	889,364	953,961	967,535	985,571	1.9%
Average length of stay (days)	5.1	5.2	5.2	5.2	—(1)
Patient days	3,200,237	3,485,695	3,569,399	3,632,215	1.8%
Equivalent patient days(3)	4,519,902	4,921,541	4,998,528	5,046,427	1.0%
Net inpatient revenue per patient day(5)	$1,648	$1,809	$1,882	$1,816	(3.5)%
Net inpatient revenue per admission(5)	$8,467	$9,428	$9,826	$9,373	(4.6)%
Utilization of licensed beds(4)	49.5%	51.0%	53.1%	55.5%	2.4	%(1)
Outpatient visits	6,106,244	6,224,494	6,260,091	6,313,218	0.8%

(1)
The change is the difference between 2002 and 2003 amounts shown.

(2)
Net inpatient revenues and net outpatient revenues are components of net operating revenues.

(3)
Equivalent admissions/patient days represents actual admissions/patient days adjusted to include outpatient and emergency room services by multiplying actual admissions/patient days by the sum of gross inpatient revenues and outpatient revenues and dividing the result by gross inpatient revenues.

(4)
Utilization of licensed beds represents patient days divided by average licensed beds divided by number of days in the period.

(5)
Although our hospitals expect to receive some level of Medicare outlier revenue in future periods, as discussed earlier, if we had received no Medicare outlier revenue in the periods indicated, domestic general hospital net inpatient revenues, net inpatient revenue per patient day and net inpatient revenue per admission would have been as follows:

	Years ended May 31		Years ended December 31
	2001	2002	2002	2003	% Change
	(in millions, except per-patient-day and per-admission amounts)
Net inpatient revenues	$5,275	$6,304	$6,718	$6,595	(1.8)%
Less Medicare outlier revenue	(346)	(455)	(513)	(101)	(80.3)%

Pro forma net inpatient revenues	$4,929	$5,849	$6,205	$6,494	4.7%

Pro forma net inpatient revenue per patient day	$1,540	$1,678	$1,738	$1,788	2.9%
Pro forma net inpatient revenue per admission	$7,912	$8,748	$9,076	$9,229	1.7%

        The table below shows certain selected historical operating statistics for our continuing domestic general hospitals on a same-facility basis as of December 31, 2003:

	Years ended December 31
	2002	2003	% Change
Average licensed beds	17,869	17,806	(0.4)%
Admissions	682,569	697,908	2.2%
Average length of stay	5.2	5.2	—
Patient days	3,561,875	3,599,252	1.0%
Net inpatient revenue per patient day(1)	$1,883	$1,822	(3.2)%
Net inpatient revenue per admission(1)	$9,828	$9,395	(4.4)%
Outpatient visits	6,247,663	6,268,422	0.3%

(1)
If we had received no Medicare outlier revenue in the periods indicated, same-facility net inpatient revenue, net inpatient revenue per day and net inpatient revenue per admission would have been as follows:

	Years ended December 31
	2002	2003	% Change
Net inpatient revenues	$6,708	$6,557	(2.3)%
Less Medicare outlier revenue	(512)	(101)	(80.3)%

Pro forma net inpatient revenues	$6,196	$6,456	4.2%

Pro forma net inpatient revenue per patient day	$1,740	$1,794	3.1%
Pro forma net inpatient revenue per admission	$9,077	$9,251	1.9%

        Same-facility admissions for the year ended December 31, 2003 increased by 2.2% compared to 2002.

        On a total-facility basis, net inpatient revenue per admission for the year ended December 31, 2003 decreased 4.6% over the prior year. On a same-facility basis, it decreased 4.4% over the prior year. For the year ended May 31, 2002, on a total-facility basis, this statistic increased 11.3% over the prior year. The 2003 percentages reflect lower Medicare outlier revenue partially offset by changes in payer classes. As mentioned earlier, the changes in Medicare regulations for determining outlier payments have adversely impacted our revenues. For example, if we had received no Medicare outlier revenue, our net inpatient revenue per admission for the year ended December 31, 2003 would have increased by 1.7% instead of a decrease of 4.6% on a total-facility basis and increased 1.9% on a same-facility basis instead of a decrease of 4.4%. (See page 19 for our explanations of these adjusted performance measures).

        Same-facility outpatient visits for the year ended December 31, 2003 were essentially flat in comparison to the prior year and net outpatient revenue decreased by 2.4% compared to the prior year.

        Net operating revenues from the Company's other operations were $309 million and $294 million for the years ended December 31, 2003 and 2002, respectively, and $341 million and $409 million for the years ended May 31, 2002 and 2001, respectively. The increase for the year ended December 31, 2003 is primarily the result of the conversion of a general hospital to a specialty hospital. The decrease for the year ended May 31, 2002 is primarily the result of terminations and contract expirations of unprofitable physician practices and sales of facilities other than general hospitals.

  SALARIES AND BENEFITS

        We have experienced and expect to continue to experience significant wage and benefit pressures created by the current nursing shortage throughout the country. Approximately 11% of our employees were represented by labor unions as of December 31, 2003. As union activity continues to increase at our hospitals, our salaries and benefits expense is likely to increase more rapidly than our net operating revenues. In May 2003, we entered into an agreement with the Service Employees International Union and the American Federation of Federal, State, County and Municipal Employees with respect to all of our California hospitals and two hospitals in Florida. In December 2003, we entered into an agreement with the California Nurses Association with respect to all of our California hospitals. The agreements are expected to streamline the organizing and contract negotiation process, with minimal impact on and disruption to patient care, if a hospital's employees choose to organize into collective bargaining units. The agreements also provide a framework for prenegotiated salaries and benefits at these hospitals.

        Another factor that will increase our labor costs significantly is the enactment of state laws regarding nurse-staffing ratios. California has enacted such a law and it became effective on January 1, 2004. Not only will state-mandated nurse-staffing ratios adversely affect our labor costs, if we are unable to hire the necessary number of nurses to meet the required ratios, they also may cause us to limit patient admissions with a corresponding adverse effect on net operating revenues.

        In March 2003, our board of directors approved a change in accounting for stock options granted to employees and directors from the intrinsic-value method to the fair-value method, as recommended by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), effective for the fiscal year ended December 31, 2003. Based on options granted through December 31, 2003, this change increased salaries and benefits expense by approximately $138 million in the 2003 calendar year.

        The transition method we chose to report this change in accounting was the retroactive-restatement method. As such, presentations of periods with dates ending prior to January 1, 2003 have been restated to reflect the fair-value method of accounting, as if the change had been effective throughout those earlier periods. For example, the results of operations for the year ended December 31, 2002 reflect additional salaries and benefits expense of approximately $149 million.

  SUPPLIES

        We control supplies expense through product standardization, contract compliance, improved utilization, and minimizing waste. We also utilize the group-purchasing and supplies-management services of Broadlane, Inc., a company that was spun off from Tenet in 1999 and in which we currently hold a 47% interest. Broadlane offers group-purchasing procurement strategy, outsourcing, and e-commerce services to the health care industry.

  PROVISION FOR DOUBTFUL ACCOUNTS

        The provision for doubtful accounts as a percentage of non-program revenues (that is, revenues from all sources other than Medicare and Medicaid) was 16.6% for the year ended December 31, 2003 and 11.6% for the year ended December 31, 2002. It was 11.3% for the year ended May 31, 2002 and 10.8% for the year ended May 31, 2001.

        The increase in the provision for doubtful accounts in the year ended December 31 2003 resulted primarily from an additional charge of $167 million to increase the provision for doubtful accounts for continuing operations to reflect a recent adverse change in our business mix as admissions of uninsured patients grew at an escalating rate. We believe these new trends are due to a combination of broad economic factors, including higher unemployment rates, reductions in state Medicaid budgets, increased number of patients who are uninsured, and an increased burden of co-payments to be made by patients instead of insurers. Additionally, many of these patients are being admitted through the emergency department and often require more costly care, resulting in higher billings.

        The additional $167 million charge to increase the provision for doubtful accounts consisted of two components (1) the effect of accelerating the write-down of self-pay accounts, and (2) the effect of re-evaluating the historical collection patterns for self-pay and managed care accounts receivable in light of recent trends. Our practice, beginning in the third quarter of 2003, is to write down all self-pay accounts receivable, including accounts receivable related to the co-payments and deductibles due from patients with insurance, to their estimated net realizable value on a straight-line basis as they age over the course of 120 days, at which time any uncollected balances are assigned to our in-house collection agency. In the past, we had employed a methodology that utilized gradual write-downs that escalated toward the end of the 120-day period. Given the speed and severity of the new trends in self-pay account collection, we changed to a straight-line write-down methodology in the third quarter of 2003.

        Historically, our in-house collection agency has collected approximately 17 cents of each dollar of self-pay accounts assigned to it. Collections on these types of accounts now are being collected at a rate of approximately 12 cents on the dollar. Accordingly, we have changed our accounts receivable evaluation process to give increased weight to the latest 12 months of collection experience.

        Approximately 22% of the additional charge in continuing operations related to changes in the collectibility of managed care accounts receivables. We continue to experience significant payment pressure from managed care companies (which pressure has been exacerbated by recent disputes with certain managed care companies, primarily in California) concerning substantial amounts of past billings. We are aggressively pursuing collection of these accounts using all means at our disposal, including negotiations, arbitration and litigation, but we may not be successful.

        Accounts receivable days outstanding from continuing operations increased from 63.1 days at December 31, 2002 to 66.7 days at December 31, 2003. This amount is calculated as our accounts receivable from continuing operations on that date divided by our revenues from continuing operations for the quarter on that date divided by the number of days in the quarter.

        We continue to focus on initiatives to improve cash flow, which include improving the process for collecting receivables, pursuing timely payments from all payers, and standardizing and improving contract terms, billing systems and the patient registration process. We will continue to review, and adjust as necessary, our methodology for evaluating the collectibility of our accounts receivable, and we may incur additional future charges related to the above-described trends.

        We are taking numerous actions to specifically address the rapid growth in uninsured patients. These initiatives include conducting detailed reviews of intake procedures in hospitals facing these pressures, and introducing intake best practices to all of our subsidiaries' hospitals.

        Over the longer term, several other initiatives we previously announced are also expected to help address this emerging challenge. For example, our Compact with Uninsured Patients, a plan to offer managed care style discounts to certain uninsured patients, would enable us to offer lower rates to such patients, who today are charged full gross charges. Currently, a significant portion of those accounts are often written down as provision for doubtful accounts. On February 19, 2004, the Secretary of Health and Human Services issued guidance on discounts for uninsured patients, which will allow us to implement our discount plan. The discounts will be phased in during the second quarter of this year and will be fully in effect by June 30.

        In addition, our implementation of our previously announced three-year plan to consolidate billing and collection activities in regional business offices is on track and is expected to improve receivables performance once fully executed. The previously announced initiative to standardize patient accounting systems will also allow us to quickly obtain better operations data at a consolidated level, providing management better tools to more quickly diagnose and address business mix shifts.

  OTHER OPERATING EXPENSES

        Included in other operating expenses is malpractice expense of $241 million and $267 million for the years ended December 31, 2003 and 2002, respectively. The expense for the year ended December 31, 2002 includes charges of (1) approximately $33 million as a result of lowering the discount rate used from 7.5% to 4.61% at December 31, 2002, (2) $27 million due to an increase in reserves at one of our insurance subsidiaries, Hospital Underwriting Group, as a result of an increase in the average cost of claims being paid by this subsidiary, and (3) $80 million to increase our self-retention reserves, also due to a significant increase in the average cost of claim settlements and awards. The 7.5% rate was based on our average cost of borrowings. The 4.61% rate was based on a risk-free, Federal Reserve 10-year maturity composite rate for a period that approximates our estimated claims payout period. The current year does not include any such material charges.

        The malpractice expense for the years ended May 31, 2002 and 2001 was $166 million and $99 million, respectively. We continue to experience unfavorable pricing and availability trends in the professional and general liability insurance markets and increases in the size of claim settlements and awards in this area. We expect this trend to continue unless pricing for insurance becomes favorable, settlement amounts decrease, and meaningful tort reform legislation is enacted.

        Physicians, including those who practice at some of our hospitals, face similar increases in malpractice insurance premiums and limitations on availability, which could cause those physicians to limit their practice. That, in turn, could result in lower admissions to our hospitals.

        For the periods June 1, 2000 through May 31, 2001 and June 1, 2001 through May 31, 2002, the policies written by Hospital Underwriting Group provided a maximum of $50 million of its retained losses for each policy period. As of December 31, 2003, Hospital Underwriting Group's retained reserves for losses in each policy period were approaching the policy maximums. If the $50 million maximum amount is exhausted in either of these years, Tenet will be responsible for the first $25 million per occurrence for any subsequent claim paid that was applicable to the policy period before any excess insurance coverage would apply.

        Effective June 1, 2002, Tenet's self-insured retention per occurrence was increased to $2 million. In addition, a new wholly owned insurance subsidiary, The Healthcare Insurance Corporation, was formed to insure substantially all of these risks. This subsidiary insures these risks under a claims-made policy with retentions per occurrence for the periods June 1, 2002 through May 31, 2003, and June 1, 2003 through May 31, 2004, of $3 million and $13 million, respectively. Risks in excess of these retentions are reinsured with major independent insurance companies.

        All reinsurance applicable to Hospital Underwriting Group, The Health Care Insurance Corporation, and any excess insurance purchased by Tenet is subject to policy aggregate limitations. If such policy aggregates should be partially or fully exhausted in the future, Tenet's financial position, results of operations or cash flows could be materially adversely affected.

  DEPRECIATION AND AMORTIZATION

        The principal reason for the decrease in this expense category during 2003 compared to 2002 was that we stopped amortizing goodwill on June 1, 2002, as a result of adopting a new accounting standard for goodwill and other intangible assets. Goodwill amortization in 2002 was $35 million.

  IMPAIRMENT OF LONG LIVED ASSETS AND GOODWILL AND RESTRUCTURING CHARGES

        Our estimates of future cash flows used in impairment analyses for both years ended December 31, 2002 and 2003 were based on assumptions and projections that we believe to be reasonable and supportable. Our assumptions took into account revenue and expense growth rates, patient volumes, changes in payer mix, and changes (enacted or anticipated) in legislation and other payer payment patterns. The fair value estimates of our long-lived assets and goodwill were derived from either independent appraisals, established market values of comparable assets, or internal calculations of estimated future net cash flows.

        During the year ended December 31, 2003, we recorded impairment and restructuring charges in continuing operations consisting of $164 million for impairment of long-lived assets (for the write-down of long-lived assets to their estimated fair values primarily at 7 hospitals), $1.122 billion for impairment of goodwill, primarily related to our California and Central-Northeast regions, $65 million in employee severance, benefits and relocation costs, $37 million in non-cash stock-option-modification costs related to terminated employees, and $4 million in contract terminations, consulting and other costs (net of a $13 million reduction in reserves for restructuring charges recorded in prior periods).

        We recognized the $164 million of impairment charges on long-lived assets because our estimates of future cash flows from these assets indicated that the carrying amount of the assets or groups of assets were not fully recoverable from estimated future cash flows.

        Approximately $187 million of our goodwill impairment charge relates to the consolidation (that we announced on March 10, 2003) of our operating divisions from three to two. Because of this restructuring of our operating divisions and regions, along with a realignment of our executive management team and other factors, our goodwill "reporting units" (as defined under SFAS No. 142) changed. Prior to the restructuring, the reporting units consisted of our three divisions; following the restructuring, they consisted of our five new regions. Because of the change in reporting units, we performed a goodwill impairment evaluation in March 31, 2003 resulting in the above impairment charge related to our Central-Northeast region.

        The $935 million balance of our 2003 goodwill impairment charge is associated primarily with our California and Central-Northeast regions as a result of the completion of a comprehensive review of the near-term and long-term prospects for each of our hospitals.

        The $106 million in restructuring charges were incurred primarily in connection with (1) our previously announced plans to reduce operating expenses, including the reduction of staff, and (2) the realignment of our executive management team.

        Costs remaining in accrued liabilities at December 31, 2003 for impairment and restructuring charges include $41 million primarily for lease cancellations, $37 million in severance and other related costs, and $5 million for unfavorable lease commitments.

        During the year ended December 31, 2002, we recorded impairment charges for the write-down of long-lived assets to their estimated fair values at four general hospitals, one psychiatric hospital and other properties that represent the lowest level of identifiable cash flows that are independent of other asset-group cash flows. We recognized the impairment of these long-lived assets because events or changes in circumstances indicated that the carrying amount of the assets or groups of assets were not fully recoverable from estimated future cash flows. The facts and circumstances leading to that conclusion include (1) our analyses of expected changes in growth rates for revenues and expenses, changes in payer mix and changes in certain managed care contract terms, and (2) the effect of reduced Medicare outlier revenue on projected net operating revenues and operating cash flows.

        During the year ended December 31, 2002, restructuring charges consisted primarily of consulting fees and severance and employee relocation costs incurred in connection with changes in our senior executive management team.

        During the year ended May 31, 2002 the impairment and restructuring charges primarily related to the planned closure of two general hospitals and the sales of certain other health care businesses. The total charge consists of (1) impairment write-downs of property, equipment, goodwill and other assets to estimated fair value, $76 million, and (2) expected cash disbursements related to lease cancellation costs, severance costs and other exit costs, $23 million.

        The impairment charge consists of write-downs of $39 million for property and equipment, $13 million for goodwill and $24 million for other assets. The balance of the charges consist of $7 million in lease cancellation costs, $5 million in severance costs related to the termination of 691 employees, $2 million in legal costs and settlements, and $9 million in other exit costs. We decided to close the two hospitals because they were operating at a loss and were not essential to our strategic objectives. Subsequently, one of these hospitals was closed and the other was sold.

        During the year ended May 31, 2001, we recorded impairment and restructuring charges relating to (1) completion of our program to terminate or buy out certain employment and management contracts with approximately 248 physicians, $98 million, and (2) impairment of the carrying values of property and equipment and other assets in connection with the closure of one hospital and certain other health care businesses, $45 million.

        The total charge consists of $55 million in impairment write-downs of property, equipment and other assets to estimated fair values and $88 million for expected cash disbursements related to costs of terminating unprofitable physician contracts, severance costs, lease cancellation and other exit costs. The impairment charge consists of write-downs of $29 million for property and equipment and $26 million for other assets. The balance of the charges consist of $56 million for the buyout of unprofitable physician contracts, $6 million in severance costs related to the termination of 322 employees, $3 million in lease cancellation costs, and $23 million in other exit costs.

        As a result of the unprofitable operation and management of the physician practices, we decided to exit certain physician practices. During the latter part of fiscal 1999, we evaluated our physician strategy and began developing plans to either terminate or allow to expire a significant number of our existing unprofitable contracts. During fiscal 2000, we terminated approximately 50% of our unprofitable physician contracts. The termination of additional physician contracts that were not profitable was similarly authorized in fiscal 2001. As of May 31, 2002, we had exited most of the unprofitable contracts that management had authorized to be terminated or allowed to expire. Substantially all such remaining contracts were terminated by July 31, 2002. The physicians, employees and property owners/lessors affected by this decision were duly notified, prior to our respective fiscal year-ends.

        Based on financial trends subsequent to December 31, 2003, and the impact of those trends on our outlook and preliminary budgets, further impairments of long-lived assets and goodwill are likely in 2004 and could exceed $1 billion in the fourth quarter of 2004. We will incur additional restructuring charges and may incur additional impairment charges during 2005.

  COSTS OF LITIGATION AND INVESTIGATIONS

        Costs of litigation and investigations for the year ended December 31, 2003 consist primarily of:

  (1)
  A $152 million charge recorded for an award of contract damages by a California appellate court to a former executive in connection with our alleged failure to provide certain incentive stock awards to the executive. This charge includes post-judgment interest through December 31, 2003 and attorneys' fees and costs. On February 18, 2004, the California Supreme Court declined to review the appellate court's decision. Tenet paid $163.3 million to the former executive on March 1, 2004 in satisfaction of the final judgment.

  (2)
  $54 million that has been paid for the settlement of the Redding Medical Center matter described on page 70.

  (3)
  An aggregate of $30.2 million, which has been accrued, but was unpaid as of December 31, 2003, for the proposed settlement of two other lawsuits.

        The remaining costs were for other miscellaneous settlements and costs to defend the Company.

        In December 2004, we reached an agreement to settle substantially all patient litigation related to allegations of medically unnecessary coronary procedures performed at Redding Medical Center for $395 million.

  LOSS FROM EARLY EXTINGUISHMENT OF DEBT

        In connection with the refinancing of debt, we recorded extraordinary charges from early extinguishment of debt in the year ended December 31, 2002, in the year ended May 31, 2002 and in the year ended May 31, 2001. Under the provisions of Statement of Financial Accounting Standards No. 145, issued by the Financial Accounting Standards Board in April 2002 and adopted by us as of June 1, 2002, these extraordinary charges have been reclassified in the prior periods presented herein on a pretax basis as part of income from continuing operations. The new standard generally eliminates the previous requirement to report gains or losses from early extinguishment of debt as extraordinary items, net of taxes, in the statement of operations.

  INTEREST EXPENSE

        The increase in interest expense for the year ended December 2003 compared to the year ended December 2002 was largely attributable to the refinancing of our variable rate uninsured loans payable to banks under our credit agreement with the new 7 3/8% senior notes due 2013. The decrease in the year ended May 2002 compared to May 2001 was due to a decrease in interest rates and the reduction of debt. From May 2000 to December 31, 2003, we reduced our debt balance by $1.6 billion. During the years ended May 31, 2001 and 2002, we refinanced most of our then-existing publicly traded debt with new publicly traded debt at lower rates, doubling the average maturity of such debt from five years to more than 10 years.

  INVESTMENT EARNINGS AND MINORITY INTEREST

        Investment earnings were earned primarily from notes receivable and investments in debt and equity securities. Fluctuations in minority interests are primarily related to the changes in profitability of certain majority-owned subsidiaries.

  NET GAINS ON SALES OF FACILITIES AND LONG-TERM INVESTMENTS

        The $16 million net gains in the year ended December 31, 2003 primarily comprise gains related to (1) our sale of a portion of our common stock in Broadlane, Inc. and (2) collection of certain notes receivable associated with hospitals sold in prior years that had been previously reserved for in earlier periods. The $28 million net gains in the year ended May 31, 2001 comprise gains from sales of investments in various health care ventures.

LIQUIDITY AND CAPITAL RESOURCES

  CASH REQUIREMENTS

        Our obligations to make future cash payments under contracts such as debt and lease agreements and under contingent commitments such as debt guarantees and standby letters of credit are summarized in the table below, all as of December 31, 2003:

		Years ending December 31
	Total	2004	2005	2006	2007	2008	Later Years
	(Dollars in Millions)
Long-term debt	$4,101	$4	$40	$555	$410	$7	$3,085
Capital lease obligations	45	14	2	2	20	1	6
Long-term operating leases	865	180	153	139	131	100	162
Standby letters of credit and guarantees	251	221	7	7	4	3	9

Total	$5,262	$419	$202	$703	$565	$111	$3,262

        The letters of credit are required principally by our insurers and various states to collateralize workers' compensation programs pursuant to statutory requirements and as security for certain portions under a selected number of programs to collateralize the deductible and self-insured retentions under our professional and general liability insurance programs. The amount of collateral required is principally dependent upon the level of claims activity and the credit worthiness of the Company. The insurers require the collateral in case we are unable to meet our obligations to claimants within the deductible and/or self-insured retention layers.

        Our capital expenditures primarily relate to the design and construction of new buildings, expansion and renovation of existing facilities, including amounts to comply with applicable laws and regulations, equipment and systems additions and replacements, introduction of new medical technologies, construction of new hospitals and various other capital improvements.

        Capital expenditures were $833 million in the year ended December 31, 2003, including $80 million related to the construction of two new hospitals, compared to $907 million in the corresponding period in 2002, which included $20 million related to the construction of two new hospitals. Capital expenditures were $889 million in the year ended May 31, 2002 and $601 million in the year ended May 31, 2001.

        We estimate our capital expenditures for the year ending December 31, 2004 to be between $500 million and $550 million for our 69 core hospitals, including approximately $70 million for our systems standardization and business office consolidation projects. In addition, we will spend approximately $80 million to complete construction of two new hospitals in Texas and Tennessee. For the year ending December 31, 2005, we expect capital expenditures of approximately $400 million to $500 million. These capital expenditures include approximately $4 million in 2004 and $7 million in 2005 of the estimated $300 million required to meet the California seismic requirements by 2012 for the remaining California facilities after all planned divestitures.

        We are currently involved in significant investigations and legal proceedings. (See Part I, Item 3, Legal Proceedings, of the Form 10-K.) Although we cannot presently determine the timing or the amounts of any potential liabilities resulting from the ultimate resolutions of these investigations and lawsuits, we will incur significant costs in defending them and their outcomes could have a material adverse effect on our liquidity, financial position and results of operations.

  SOURCES AND USES OF CASH

        Our liquidity for the year ended December 31, 2003 was derived primarily from proceeds from the sales of new senior notes, sales of facilities and net cash provided by operating activities. For the year ended December 31, 2002, as well as the years ended May 31, 2002 and 2001, our liquidity was derived primarily from net cash provided by operating activities, the sales of new senior notes, borrowings under our unsecured revolving credit agreement, and from proceeds from the exercise of employee stock options.

        Net cash provided by operating activities for the year ended December 31, 2003 was $838 million, down significantly from approximately $2.3 billion in each of the years ended December 31, 2002 and May 31, 2002. Net cash provided by operating activities for the year ended May 31, 2001 was $1.8 billion. The principal reasons for the decline in 2003 were reduced Medicare outlier revenue, reduced reimbursements for managed-care, higher operating costs and costs of litigation and investigations, and changes in our business mix as admissions of uninsured patients grew at an escalating rate.

        Cash proceeds from the sale of new senior notes were $979 million in the year ended December 31, 2003 and $981 million in the year ended December 31, 2002. We used the proceeds to redeem other long-term debt, to retire existing bank loans under the credit agreements and for general corporate purposes. With these note sales and other similar transactions in the past three years, the maturities of $2.6 billion of our long-term debt fall between the years ending December 31, 2011 and 2013. An additional $450 million is not due until 2031. We have no significant long-term debt that becomes due until November 2006.

        Proceeds from the sales of hospitals and other assets during 2003 aggregated $730 million. Approximately $88 million of these proceeds were invested in an escrow account dedicated to funding costs associated with completing construction at certain of the Company's hospitals. The estimated proceeds from forecasted hospital sales in 2004 and any tax benefit associated with such sales should further bolster our liquidity, although we do not expect to realize in cash a significant portion of the potential proceeds anticipated from such tax benefits until mid-2005.

        Between July 1, 2001 and June 30, 2003, we purchased 48,734,599 shares of our common stock for $1.4 billion, of which $208 million was spent in the year ended December 31, 2003. The repurchases were authorized by our board of directors and are held as treasury stock. We have not made any repurchases since June 30, 2003 and do not intend to repurchase any more shares in 2004.

  DEBT INSTRUMENTS, GUARANTEES AND RELATED COVENANTS

        On December 31, 2004, we terminated our then existing credit agreement and replaced it with a one-year letter of credit facility. The new facility provides for the issuance of up to $250 million in letters of credit and does not provide for any cash borrowings. The new facility is secured by the stock of certain of our subsidiaries and cash collateral equal to 105% of the facility amount (approximately $263 million). From time to time we expect to engage in various capital markets, bank credit and other financing activities depending on our needs and financing alternatives available at that time. On June 18, 2004, we sold $1 billion of new senior notes in a private placement. The net proceeds to us from the sale of the senior notes were approximately $954 million, a portion of which were used to repurchase Senior Notes. (See Note 6 of the Notes to Consolidated Financial Statements.)

        At December 31, 2003, we were in compliance with all covenants under our then existing bank credit agreement and the indentures governing our senior notes and senior subordinated notes. In March 2004 our credit agreement was amended to reduce the total commitments available from $1.2 billion to $800 million, but the maximum leverage ratio and minimum fixed charge ratio permitted under the agreement were changed from no higher than 3.5-to-1 to 5.5-to-1 prior to June 30, 2005 and

5.0-to-1 thereafter for the leverage ratio and no less than 1.5-to-1 for the fixed charge ratio. Under this amended credit agreement, cash borrowings were limited to $500 million, but undrawn availability could be used to issue letters of credit up to the $800 million limit. The amended credit agreement required us to pledge the capital stock of certain of our hospital operating subsidiaries to secure our obligations under the agreement. The subsidiaries also guaranteed our obligations. This credit agreement was terminated on December 31, 2004.

        At December 31, 2003, we had approximately $211 million of letters of credit outstanding under the then existing bank credit agreement, but no cash borrowings were outstanding. We had approximately $600 million in unrestricted cash on hand at December 31, 2003.

        The bank credit agreement included a covenant that restricted our ability to repurchase non-credit agreement debt in excess of $50 million if our leverage ratio was greater than 2.50-to-1, unless the credit facility was undrawn and we would have had a minimum of $100 million of unrestricted cash on hand following the repurchase of the debt.

  LIQUIDITY

        We believe that existing unrestricted cash on hand, future cash provided by operating activities, the sales of facilities, and, depending on capital market conditions, other borrowings should be adequate to meet known debt service requirements. It should also be adequate to finance planned capital expenditures, acquisitions and other presently known operating needs over the next three years. However, our cash needs could be materially affected by the various uncertainties discussed in this section and the impact of potential judgments and settlements addressed in Part I, Item 3, Legal Proceedings, of the Form 10-K, as well as changes in our results of operations.

        We are aggressively identifying and implementing further actions to reduce costs and enhance our operating performance, including cash flow. Among the areas being addressed are commercial payer contracting, improved procurement efficiencies, cost standardization, bad-debt expense reduction initiatives and trimming certain non-patient care hospital costs. We believe our restructuring plan and the various initiatives we have undertaken will ultimately position us to report improved operating and margin performance, although that margin performance may remain somewhat below our hospital management peers because of geographic and other potential differences in hospital portfolios.

        We believe it is important for a reader to understand that (1) if our results of operations continue to deteriorate, and/or (2) if claims, lawsuits, settlements or investigations are resolved in a materially adverse manner, there could be substantial doubt about the Company's liquidity.

OFF-BALANCE SHEET ARRANGEMENTS

        We have no off-balance-sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors, except for $251 million of standby letters of credit and guarantees as of December 31, 2003 (shown in the table on page 29).

CRITICAL ACCOUNTING ESTIMATES

        In preparing our financial statements in conformity with accounting principles generally accepted in the United States of America, we must use estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. We regularly evaluate the accounting policies and estimates we use. In general, we base the estimates on historical experience and on assumptions that we believe to be reasonable, given the particular circumstances in which the Company operates. Actual results may vary from those estimates.

        We consider our critical accounting estimates to be those that (1) involve significant judgments and uncertainties, (2) require estimates that are more difficult for management to determine, and (3) may produce materially different outcomes under different conditions or when using different assumptions. Our critical accounting estimates cover the following areas:

  •
  Recognition of net operating revenues, including contractual allowances.

  •
  Provisions for doubtful accounts.

  •
  Accruals for general and professional liability risks.

  •
  Impairment of long-lived assets and goodwill.

  •
  Accounting for income taxes.

  •
  Accounting for stock-based compensation.

  REVENUE RECOGNITION

        We recognize net operating revenues in the period in which services are performed. Net operating revenues consist primarily of net patient service revenues that are recorded based on established billing rates (i.e., gross charges), less estimated discounts for contractual allowances (principally for patients covered by Medicare, Medicaid and managed care and other health plans).

        Revenues under the traditional fee-for-service Medicare and Medicaid programs are based primarily on prospective payment systems. Discounts for retrospectively cost-based revenues, which were more prevalent in earlier periods, and certain other payments, which are based on the hospitals' cost reports, are estimated using historical trends and current factors. Cost report settlements under these programs are subject to audit by Medicare and Medicaid auditors and administrative and judicial review, which can take several years until final settlement of such matters are determined and completely resolved. Because the laws, regulations, instructions, and the interpretation of the rules governing Medicare and Medicaid reimbursement are complex and change frequently, the estimates recorded by the Company could change by material amounts. Adjustments related to cost report settlements increased revenues in each of the years ended May 31, 2001 and 2002 by $16 million and $34 million, respectively, and by $18 million in the year ended December 31, 2002.

        Prior to 2003, the Company recorded estimates for contractual allowances and cost report settlements based on amounts generated from information accumulated from various accounting and information systems. Adjustments to these accruals were generally made upon the final settlement of Medicare and Medicaid cost reports. In 2003, the Company completed the implementation of a new system and methodology for recording Medicare net revenue and estimated cost report settlements. This resulted in a refinement in recording the accruals to more closely reflect the expected final settlements on its cost reports. For filed cost reports, the Company now records the accrual based on those cost reports and subsequent activity, and records a valuation allowance against those cost reports based on historical settlement trends. For the year ended December 31, 2003, the accrual is recorded based on estimates of what the Company expects to report on the filed cost reports and a corresponding valuation allowance is recorded as previously described. Cost reports must be filed generally within the five months after the end of the annual cost report reporting period. After the cost report is filed, the accrual may be adjusted accordingly. This change in approach was inseparable from a change in estimate and resulted in a charge of approximately $60 million. The Medicare portion of this amount is included in the table on page 9 in the line item "Adjustments for valuation allowance and prior year cost report settlements."

        Revenues under managed care health plans are based primarily on payment terms involving predetermined rates per diagnosis, per-diem rates, discounted fee-for-service rates and/or other similar contractual arrangements. These revenues also are subject to review and possible audit by the payers.

        We believe that adequate provision has been made for any adjustments that may result from final determination of amounts earned under all the above arrangements. We know of no known material claims, disputes or unsettled matters with any payers that we have not adequately provided for in the accompanying consolidated financial statements.

  PROVISIONS FOR DOUBTFUL ACCOUNTS

        We provide for an allowance against accounts receivable that could become uncollectible by establishing an allowance to reduce the carrying value of such receivables to their estimated net realizable value. We estimate this allowance based on the aging of our accounts receivable, our historical collection experience by hospital and for each type of payer, and other relevant factors. Our practice is to write-down self-pay accounts receivable, including accounts related to the co-payments and deductibles due from patients with insurance, to their estimated net realizable value as they age over the course of 120 days, at which time any uncollected balances are assigned to our in-house collection agency. Prior to the quarter ended September 30, 2003, we had employed a methodology that utilized graduated write-downs that escalated toward the end of the period. Because of the speed and severity of new, adverse trends in self-pay account collection, we changed to a straight-line write-down methodology beginning in the quarter ended September 30, 2003. These changes resulted in an additional charge of approximately $167 million to increase the provision for doubtful accounts during the quarter ended September 30, 2003.

        Collections on self-pay accounts assigned to our in-house collection agency have recently deteriorated from a historical pattern of approximately 17 cents on the dollar to a pattern of approximately 12 cents on the dollar. As a result, we have changed our accounts receivable evaluation process in the third quarter of 2003 to give more weight to the latest 12 months of collection experience.

  ACCRUALS FOR GENERAL AND PROFESSIONAL LIABILITY RISKS

        We insure substantially all of our professional and comprehensive general liability risks in excess of self-insured retentions through insurance subsidiaries. (See Note 14 of the Notes to Consolidated Financial Statements on page 67.) Risks in excess of these retentions are reinsured with major independent insurance companies.

        Tenet records reserves for claims when they are probable and reasonably estimable. We maintain reserves, which are based on actuarial estimates by an independent third party, for the portion of our professional liability risks, including incurred but not reported claims, to the extent we do not have insurance coverage (i.e., self-insured retentions). We estimate reserves for losses and related expenses using expected loss-reporting patterns. Reserves are discounted to their estimated present value under a risk-free rate approach using a Federal Reserve 10-year maturity composite rate that approximates our claims payout period. There can be no assurance that the ultimate liability will not exceed our estimates. Adjustments to the estimated reserves are recorded in our results of operations in the periods when such amounts are determined.

  IMPAIRMENT OF LONG-LIVED ASSETS AND GOODWILL

        We evaluate our long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the asset, or related group of assets, may not be recoverable from estimated future cash flows. However, there is an evaluation performed at least annually. We base the measurement of the amount of the impairment, if any, on independent appraisals, established market values of comparable assets or estimates of future net cash flows expected to result from the use and ultimate disposition of the asset. The estimates of these future cash flows are based on assumptions and projections we believe to be reasonable and supportable. They require our subjective judgments and take into account assumptions about revenue and expense growth rates. These assumptions may vary by type of facility.

        We report long-lived assets to be disposed of at the lower of their carrying amounts or fair values less costs to sell or close. In such circumstances, our estimates of fair value are based on independent appraisals, established market prices for comparable assets or internal calculations of estimated future net cash flows.

        Goodwill represents the excess of costs over the fair value of assets of businesses acquired. Goodwill and other intangible assets acquired in purchase business combinations and determined to have indefinite useful lives are not amortized, but instead are subject to impairment tests performed at least annually. For goodwill, we perform the test at the reporting unit level, as defined by appropriate accounting standards, when events occur that require an evaluation to be performed or at least annually. If we find the carrying value of goodwill to be impaired, or if the carrying value of a business that is to be sold or otherwise disposed of exceeds its fair value, then we reduce the carrying value, including any allocated goodwill, to fair value. Estimates of fair value are based on independent appraisals, established market prices for comparative assets or internal calculations of estimated future net cash flows. Our analyses resulted in a goodwill impairment charge of $1.211 billion in the year ended December 31, 2003. Of this charge, $89 million is included in discontinued operations. There was no goodwill impairment charge in the year ended December 31, 2002. Our remaining goodwill at December 31, 2003 was $1.949 billion.

  ACCOUNTING FOR INCOME TAXES

        We account for income taxes under the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

        Developing our provision for income taxes and analysis of potential tax exposure items requires significant judgment and expertise in federal and state income tax laws, regulations and strategies, including the determination of deferred tax assets and liabilities and, if necessary, any valuation allowances that may be required for deferred tax assets. Our judgments and tax strategies are subject to audit by various taxing authorities. While we believe we have provided adequately for our income tax liabilities in our consolidated financial statements, adverse determinations by these taxing authorities could have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

  ACCOUNTING FOR STOCK-BASED COMPENSATION

        We account for the cost of stock-based compensation using the fair-value method recommended by SFAS No. 123 under which the cost of stock option grants and other incentive awards to employees, directors, advisors and consultants generally is measured by the fair value of the awards on their grant date and is recognized over the vesting periods of the awards, whether or not the awards had any intrinsic value during the period. We estimate the fair value of stock option grants as of the date of each grant, using a Black-Scholes option-pricing model. This model incorporates our reasoned assumptions regarding (1) the expected volatility of our common stock price, (2) estimated risk-free interest rates, and (3) the expected dividend yield, if any, all over the expected lives of the respective options. We do not adjust the model for non-transferability, risk of forfeiture or the vesting restrictions of the option—all of which would reduce the option value if factored into our calculations. The most critical of the above assumptions in our calculations of fair value is the expected life of an option, because it, in turn, is a principal part of our calculations of expected volatility and interest rates. Accordingly, we reevaluate our estimate of expected life at each major grant date. Our reevaluation is based on recent exercise patterns and is reviewed from time to time by an outside, independent consulting firm.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF MANAGEMENT

To Our Shareholders:

        The management of Tenet Healthcare Corporation (together with its subsidiaries, "Tenet") is responsible for the preparation, integrity and objectivity of Tenet's consolidated financial statements and all other information in this report for the year ended December 31, 2003. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and, accordingly, include certain amounts that are based on management's informed judgment and best estimates.

        Tenet maintains a comprehensive system of internal accounting controls to assist management in fulfilling its responsibility for financial reporting. These controls are supported by the careful selection and training of qualified personnel and an appropriate division of responsibilities. Management believes that these controls provide reasonable assurance that assets are safeguarded from loss or unauthorized use and that Tenet's financial records are a reliable basis for preparing the consolidated financial statements.

        The audit committee of the board of directors (the "board"), which is comprised solely of directors who (1) are neither current nor former officers or employees, (2) otherwise meet the independence standards set forth in Tenet's corporate governance principles, and (3) the board has determined are "independent" as that term is defined by the New York Stock Exchange, meets regularly with Tenet's management, internal auditors and independent registered public accounting firm to review matters relating to financial reporting (including the quality of accounting principles), internal accounting controls and auditing. The independent registered public accounting firm and the internal auditors report to the audit committee and have direct and confidential access to the audit committee at all times to discuss the results of their audits.

        Tenet's independent registered public accounting firm, selected and engaged by the audit committee of the board, performs annual audits of the consolidated financial statements of Tenet in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require a consideration of the system of internal controls and tests of transactions to the extent deemed necessary by the independent registered public accounting firm for purposes of supporting their opinion as set forth in their report. Their report expresses an independent opinion on the fairness of presentation of the consolidated financial statements.

Stephen D. Farber Chief Financial Officer	Timothy L. Pullen Executive Vice President and Chief Accounting Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Tenet Healthcare Corporation:

        We have audited the accompanying consolidated balance sheets of Tenet Healthcare Corporation and subsidiaries as of May 31, 2002, and December 31, 2002 and 2003, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the fiscal years in the two-year period ended May 31, 2002, for the seven-month transition period ended December 31, 2002 and for the year ended December 31, 2003. In connection with our audits of the consolidated statements, we have also audited the consolidated financial statement schedule included in Part IV of the Company's Annual Report on Form 10-K. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tenet Healthcare Corporation and subsidiaries as of May 31, 2002, and December 31, 2002 and 2003, and the results of their operations and their cash flows for each of the fiscal years in the two-year period ended May 31, 2002, for the seven-month transition period ended December 31, 2002 and for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        As discussed in Note 2H to the consolidated financial statements, effective June 1, 2002, the Company changed its method of accounting for goodwill.

        As discussed in Note 2K to the consolidated financial statements, effective January 1, 2003, the Company changed its method of accounting for stock options and retroactively restated earnings for the prior periods.

KPMG LLP

Dallas, Texas
March 12, 2004, except for Notes 3, 5, 6 and 15 which are dated January 21, 2005

CONSOLIDATED BALANCE SHEETS

Dollars in Millions

		December 31
	May 31 2002
		2002	2003
	(Restated)	(Restated)
ASSETS
Current Assets:
Cash and cash equivalents	$38	$210	$619
Investments in debt securities	100	85	123
Accounts receivable, less allowance for doubtful accounts ($315 at May 31, 2002; $350 at December 31, 2002; and $500 at December 31, 2003)	2,425	2,590	2,415
Inventories of supplies, at cost	231	241	224
Deferred income taxes	188	261	401
Other current assets	401	421	466

Total current assets	3,383	3,808	4,248

Investments and other assets	363	185	386
Property and equipment, at cost less accumulated depreciation and amortization	6,585	6,359	5,557
Goodwill	3,289	3,260	1,949
Other intangible assets, at cost, less accumulated amortization ($107 at May 31, 2002; $110 at December 31, 2002; and $112 at December 31, 2003)	183	184	158

	$13,803	$13,796	$12,298

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$99	$47	$18
Accounts payable	968	898	987
Accrued compensation and benefits	591	555	464
Accrued professional liability reserves	101	99	115
Accrued interest payable	59	24	53
Accrued legal settlement costs	—	—	203
Income taxes payable	34	213	36
Other current liabilities	702	587	518

Total current liabilities	2,554	2,423	2,394

Long-term debt, net of current portion	3,919	3,872	4,039
Professional liability reserves	229	413	511
Other long-term liabilities and minority interests	804	823	989
Deferred income taxes	600	441	4
Commitments and contingencies
Shareholders' equity:
Common stock, $0.05 par value; authorized 1,050,000,000 shares; 512,354,001 shares issued at May 31, 2002; 515,633,555 shares issued at December 31, 2002; and 519,012,960 shares issued at December 31, 2003	26	26	26
Additional paid-in capital	3,714	3,911	4,124
Accumulated other comprehensive loss	(44)	(15)	(8)
Retained earnings	2,786	3,187	1,710
Less common stock in treasury, at cost, 23,812,812 shares at May 31, 2002; 41,895,162 shares at December 31, 2002; and 54,226,419 shares at December 31, 2003	(785)	(1,285)	(1,491)

Total shareholders' equity	5,697	5,824	4,361

	$13,803	$13,796	$12,298

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

Dollars in Millions,
Except Per-Share Amounts

	Years ended May 31		Seven months ended December 31 2002	Years ended December 31
	2001	2002		2002	2003
	(Restated)	(Restated)	(Restated)	(Unaudited)
Net operating revenues	$8,469	$9,792	$6,103	$10,375	$10,198
Operating Expenses:
Salaries and benefits	3,353	3,862	2,356	4,031	4,269
Supplies	1,180	1,377	874	1,477	1,610
Provision for doubtful accounts	602	714	481	774	1,142
Other operating expenses	1,766	1,922	1,219	2,038	2,122
Depreciation	320	348	207	353	361
Goodwill amortization	84	85	—	35	—
Other amortization	20	24	14	23	20
Impairment of long-lived assets and goodwill and restructuring charges	143	99	22	22	1,392
Costs of litigation and investigations	—	—	—	—	282
Loss from early extinguishment of debt	56	383	4	105	—

Operating income (loss)	945	978	926	1,517	(1,000)

Interest expense	(452)	(324)	(144)	(261)	(294)
Investment earnings	35	31	13	25	17
Minority interests	(6)	(24)	(10)	(21)	(21)
Net gains on sales of facilities and long-term investments	28	—	—	—	16
Impairment of investment securities	—	—	(64)	(64)	(5)

Income (loss) before income taxes	550	661	721	1,196	(1,287)

Income taxes	(240)	(322)	(290)	(502)	226
Income (loss) from continuing operations	310	339	431	694	(1,061)
Discontinued operations:
Income (loss) from operations of asset group	438	583	324	575	(95)
Net gains on sales of asset group	—	—	—	—	274
Impairment and restructuring charges	—	—	(374)	(374)	(691)
Income tax expense	(170)	(225)	(20)	(78)	96

Income (loss) from discontinued operations	268	358	(30)	123	(416)

Net income (loss)	$578	$697	$401	$817	$(1,477)

Earnings (loss) per common share and common equivalent share
Basic
Continuing operations	$0.65	$0.69	$0.89	$1.42	$(2.28)
Discontinued operations	0.56	0.73	(0.06)	0.26	(0.89)

	$1.21	$1.42	$0.83	$1.68	$(3.17)

Diluted
Continuing operations	$0.63	$0.67	$0.87	$1.39	$(2.28)
Discontinued operations	0.55	0.72	(0.06)	0.25	(0.89)

	$1.18	$1.39	$0.81	$1.64	$(3.17)

Weighted average shares and dilutive securities outstanding (in thousands):
Basic	479,621	489,717	484,877	487,248	465,927
Diluted	490,728	502,899	493,530	498,016	465,927

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

Dollars in Millions,
Share Amounts in Thousands

	Shares Outstanding	Issued Par Amount	Additional Paid-in Capital	Other Comprehensive Income (Loss)	Retained Earnings	Treasury Stock	Total Shareholders' Equity
Balances, May 31, 2000	470,190	$24	$2,555	$(70)	$1,627	$(70)	$4,066
Effect of retroactive restatement of stock-based employee compensation costs with the adoption of the fair value method of accounting for employee stock options			192		(116)		76

Restated balances, May 31, 2000	470,190	$24	$2,747	$(70)	$1,511	$(70)	$4,142
Net income, as restated					578		578
Other comprehensive income				26			26
Issuance of common stock	840	1	15				16
Stock options exercised, including tax benefit	17,171		293				293
Stock-based compensation expense			98				98

Restated balances, May 31, 2001	488,201	25	3,153	(44)	2,089	(70)	5,153
Net income, as restated					697		697
Other comprehensive income
Issuance of common stock	692		21				21
Stock options exercised, including tax benefit	17,829	1	406				407
Stock-based compensation expense			134				134
Repurchases of common stock	(18,181)					(715)	(715)

Restated balances, May 31, 2002	488,541	26	3,714	(44)	2,786	(785)	$5,697
Net income, as restated					401		401
Other comprehensive income				29			29
Issuance of common stock	378		36				36
Stock options exercised, including tax benefit	2,901		74				74
Stock-based compensation expense			87				87
Repurchases of common stock	(18,082)					(500)	(500)

Restated balances, December 31, 2002	473,738	26	3,911	(15)	3,187	(1,285)	5,824
Net loss					(1,477)		(1,477)
Other comprehensive income				7			7
Issuance of common stock	2,994		32			2	34
Stock options exercised, including tax benefit	526		5				5
Stock-based compensation expense			176				176
Repurchases of common stock	(12,471)					(208)	(208)

Balances, December 31, 2003	464,787	26	4,124	(8)	1,710	(1,491)	4,361

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Dollars in Millions

				Years ended December 31
	Years ended May 31		Seven months ended December 31 2002
	2001	2002		2002	2003
	(Restated)		(Restated)	(Unaudited)
Net income (loss)	$578	$697	$401	$817	$(1,477)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	554	604	302	555	471
Provision for doubtful accounts	849	986	676	1,067	1,575
Impairment and restructuring charges	143	99	460	460	2,088
Net gain on sale of discontinued operations	—	—	—	—	(274)
Stock-based compensation charges	98	134	87	150	139
Income tax benefit related to stock option exercises	39	134	31	135	—
Deferred income tax expense (benefit)	15	44	(284)	(233)	(563)
Loss from early extinguishment of debt	56	383	4	105	—
Other items	—	47	43	62	43
Increases (decreases) in cash from changes in operating assets and liabilities, net of effects from purchases of new businesses and sales of facilities:
Accounts receivable	(735)	(1,075)	(841)	(1,261)	(1,403)
Inventories of supplies and other current assets	45	(104)	(26)	(44)	—
Income taxes payable	88	92	215	196	(181)
Accounts payable, accrued expenses and other current liabilities	237	332	(195)	109	401
Other long-term liabilities	(20)	19	271	272	167
Net expenditures for restructuring charges, costs of litigation and investigations, and discontinued psychiatric operations and restructuring charges	(129)	(77)	(18)	(62)	(148)

Net cash provided by operating activities	$1,818	$2,315	$1,126	$2,328	$838

Cash flows from investing activities:
Purchases of property and equipment	(601)	(881)	(479)	(887)	(753)
Proceeds from sales of facilities, long-term investments and other assets	132	28	6	20	730
Construction of new hospitals	—	(8)	(11)	(20)	(80)
Purchases of new businesses, net of cash acquired	(29)	(324)	(27)	(27)	(39)
Investment in hospital authority bonds	—	—	—	—	(107)
Other items, including expenditures related to prior-year purchases of new businesses	(76)	(42)	122	121	(84)

Net cash used in investing activities	(574)	(1,227)	(389)	(793)	(333)

Cash flows from financing activities:
Proceeds from borrowings	992	4,394	1,332	2,844	49
Sale of new senior notes	395	2,541	395	981	979
Repurchases of senior, senior subordinated and exchangeable subordinated notes	(556)	(4,063)	(282)	(1,293)	—
Payments of borrowings	(2,389)	(3,513)	(1,551)	(3,157)	(926)
Purchases of treasury stock	—	(715)	(500)	(970)	(208)
Proceeds from exercise of stock options	254	273	43	216	5
Other items	(13)	(29)	(2)	(8)	5

Net cash used in financing activities	(1,317)	(1,112)	(565)	(1,387)	(96)

Net increase (decrease) in cash and cash equivalents	(73)	(24)	172	148	409
Cash and cash equivalents at beginning of period	135	62	38	62	210

Cash and cash equivalents at end of period	$62	$38	$210	$210	$619

See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1    BASIS OF PRESENTATION

        Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America and prevailing practices for investor-owned entities within the health care industry. The preparation of financial statements, in conformity with generally accepted accounting principles, requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

        On March 18, 2003, our board of directors approved a change in our fiscal year. Instead of a fiscal year ending on May 31, we now have a fiscal year that coincides with the calendar year. As a result of this change, effective December 31, 2002, our audited consolidated statements of operations, changes in shareholders' equity and cash flows presented herein include the two previous fiscal years ended May 31, 2001 and 2002, the seven-month transition period ended December 31, 2002, and the year ended December 31, 2003. For comparative purposes only, we include unaudited information for the year ended December 31, 2002.

        Certain prior-year balances in the accompanying consolidated financial statements have been reclassified to conform to the current period's presentation of financial information. These reclassifications, primarily for the discontinued operations as described in Note 3, have no impact on total assets, liabilities, shareholders' equity, net income (loss) or cash flows. In addition, certain prior-period balances in the accompanying consolidated financial statements have been retroactively restated to reflect a change in the way we account for stock-based compensation (which we adopted during the quarter ended March 31, 2003), and are in accordance with the recognition provisions of the accounting standards authorizing the change. (See Note 7.)

        Although certain financial statements within this document are unaudited, all of the adjustments considered necessary for fair presentation have been included.

NOTE 2    SIGNIFICANT ACCOUNTING POLICIES

  A. THE COMPANY

        Tenet is an investor-owned health care services company whose subsidiaries and affiliates (collectively, "subsidiaries") own or operate general hospitals and related health care facilities, and hold investments in other companies (including health care companies). At December 31, 2003, our subsidiaries owned or operated 101 domestic general hospitals with a total of 25,116 licensed beds, serving urban and rural communities in 15 states. They also owned or operated various related health care facilities, including a small number of rehabilitation hospitals, specialty hospitals, long-term-care facilities, a psychiatric facility, and medical office buildings—all of which are located on, or nearby, one of our general hospital campuses; a general hospital in Barcelona, Spain; and physician practices, captive insurance companies and various other ancillary health care businesses (including outpatient surgery centers, home health care agencies, occupational and rural health care clinics, physician practices, and health maintenance organizations).

        At December 31, 2003, our largest concentrations of hospital beds were in California with 33.3%, Florida with 18.2% and Texas with 12.0%. On January 28, 2004, we announced a major restructuring of our operations in which we will seek to divest 27 general hospitals (see Note 3). This action, plus our previously announced plans to open two new hospitals currently under construction, sell two hospitals, not renew our leases on two other hospitals and close one, will leave us with 69 core general hospitals in 13 states, with a total of 17,929 licensed beds, and two 25-bed critical access hospitals in two states. Our largest concentrations of hospital beds then will be in Florida with 25.4%, California with 19.7% and Texas with 16.3%. These high concentrations increase the risk that, should any adverse economic, regulatory or other such development occur within these states, our business, financial position, results of operations or cash flows could be adversely affected.

  B. PRINCIPLES OF CONSOLIDATION

        Our consolidated financial statements include the accounts of Tenet and its wholly owned and majority-owned subsidiaries. We account for significant investments in other affiliated companies using the equity method. We eliminate intercompany accounts and transactions in consolidation. And we include the results of operations of businesses that are newly acquired in purchase transactions from their dates of acquisition.

  C. NET OPERATING REVENUES

        We recognize net operating revenues in the period in which services are performed. Net operating revenues consist primarily of net patient service revenues that are recorded based on established billing rates (gross charges), less estimated discounts for contractual allowances (principally for patients covered by Medicare, Medicaid and managed care and other health plans).

        Gross charges are retail charges. They are not the same as actual pricing, and they generally do not reflect what a hospital is ultimately paid and therefore are not displayed in our consolidated statements of operations. Hospitals are typically paid amounts that are negotiated with insurance companies or are set by the government. Gross charges are used to calculate Medicare outlier payments and to determine certain elements of payment under managed care contracts (such as stop-loss payments). And, because Medicare requires that a hospital's gross charges be the same for all patients (regardless of payer category), gross charges are also what hospitals charge all other patients prior to the application of discounts and allowances.

        Percentages of consolidated net patient revenues, by payer type, for Tenet's domestic general hospitals for the fiscal years ended May 31, 2001 and 2002, the seven-month transition period ended December 31, 2002, and the calendar years ended December 31, 2002 and 2003 are shown in the table below:

	Years ended May 31			Years ended December 31
			Seven months ended December 31 2002
	2001	2002		2002	2003
Medicare	28.7%	29.5%	28.5%	29.4%	25.1%
Medicaid	6.4%	6.8%	6.6%	6.8%	7.9%
Managed care	46.9%	47.2%	49.9%	48.8%	50.9%
Indemnity, Self-Pay and other	18.0%	16.5%	15.0%	15.0%	16.1%

        We recorded the following approximate amounts of net patient revenues related to Medicare outliers in the years ended May 31, 2001 and 2002, and December 31, 2002 and 2003, and the seven-month transition period ended December 31, 2002:

	Medicare Outlier Payments	% of Medicare Revenues	% of Net Operating Revenues
	(Dollars in Millions)
Years ended:
May 31, 2001	$346	14.8%	4.1%
May 31 2002	$455	16.1%	4.6%
December 31, 2002	$513	17.1%	4.9%
December 31, 2003	$101	4.0%	1.0%
Seven-month transition period ended:
December 31, 2002	$305	17.9%	5.0%

        On January 6, 2003, we voluntarily submitted a proposal to CMS that would reduce outlier payments to our hospitals retroactive to January 1, 2003. Our proposal resulted in a reduction of Medicare outlier revenue recognized by the Company from approximately $513 million for the year ended December 31, 2002 to approximately $101 million for the year ended December 31, 2003. During 2003, CMS issued new regulations, which became effective August 8, 2003, governing the calculation of outlier payments to hospitals.

        Revenues under the traditional fee-for-service Medicare and Medicaid programs are based primarily on prospective payment systems. Discounts for retrospectively cost-based revenues, which were more prevalent in earlier periods, and certain other payments, which are based on the hospitals' cost reports, are estimated using historical trends and current factors. Cost report settlements under these programs are subject to audit by Medicare and Medicaid auditors and administrative and judicial review, which can take several years until final settlement of such matters are determined and completely resolved. Because the laws, regulations, instructions and rule interpretations governing Medicare and Medicaid reimbursement are complex and change frequently, the estimates recorded by the Company could change by material amounts. Adjustments related to cost report settlements increased revenues in each of the years ended May 31, 2001 and 2002 by $16 million and $34 million, respectively, and by $18 million in the year ended December 31, 2002, and decreased revenues in the seven-month transition period ended December 31, 2002 by $9 million.

        Prior to 2003, the Company recorded estimates for contractual allowances and cost report settlements based on amounts generated from information accumulated from various accounting and information systems. Adjustments to these accruals were generally made upon the final settlement of Medicare and Medicaid cost reports. In 2003, the Company completed the implementation of a new system and methodology for recording Medicare net revenue and estimated cost report settlements. This resulted in a refinement in recording the accruals to more closely reflect the expected final settlements on its cost reports. For filed cost reports, the Company now records the accrual based on those cost reports and subsequent activity, and records a valuation allowance against those cost reports based on historical settlement trends. For the year ended December 31, 2003, the accrual is recorded based on estimates of what the Company expects to report on the filed cost reports and a corresponding valuation allowance is recorded as previously described. Cost reports must be filed generally within the five months after the end of the annual cost report reporting period. After the cost report is filed, the accrual may be adjusted accordingly. This change in approach was inseparable from a change in estimate and resulted in a charge of approximately $60 million.

        We believe that we have made adequate provision for any adjustments that may result from final determination of amounts earned under all the above arrangements. We know of no material claims,

disputes or unsettled matters with any payers that we have not adequately provided for in the accompanying consolidated financial statements.

        Our revenues under managed care health plans are determined primarily on payment terms involving predetermined rates per diagnosis, per-diem rates, discounted fee-for-service rates and other similar contractual arrangements combined with stop-loss payments (for high-cost patients) and pass-through payments (for high-cost devices and pharmaceuticals). These revenues also are subject to review and possible audit by the payers.

        We provide care without charge to certain patients and, for other charity care patients who meet certain financial or economic criteria, we discount the amount of gross charges whereby the amount billed is substantially lower than our established charges. The Company's policy is to not pursue collection of amounts determined to qualify as charity care; accordingly, we do not report them in net operating revenues or in operating expenses.

        The approximate amounts of charges foregone under our charity policy for the years ended May 31, 2001 and 2002, for the seven-month transition period ended December 31, 2002, and for the years ended December 31, 2002 and 2003 are shown in the following table:

(In Millions)
Years ended May 31
2001	$367
2002	482
Seven months ended December 31
2002	$406
Years ended December 31
2002	$632
2003	745

  D. CASH EQUIVALENTS

        We treat highly liquid investments with original maturities of three months or less as cash equivalents. Cash equivalents were approximately $181 million and $591 million at December 31, 2002 and 2003, respectively.

  E. INVESTMENTS IN DEBT AND EQUITY SECURITIES

        We classify investments in debt and equity securities as either available-for-sale, held-to-maturity or as part of a trading portfolio. At May 31, 2002 and at December 31, 2002 and 2003, we had no significant investments in securities classified as either held-to-maturity or trading. We carry securities classified as available-for-sale at fair value if unrestricted. We report their unrealized gains and losses, net of taxes, as accumulated other comprehensive income or loss unless we determine that a loss is other than temporary, at which point we would record a realized loss in the consolidated statement of operations. We include realized gains or losses in the consolidated statement of operations based on the specific identification method.

  F. PROVISION FOR DOUBTFUL ACCOUNTS

        We provide for an allowance against accounts receivable for an amount that could become uncollectible whereby such receivables are reduced to their estimated net realizable value. We estimate this allowance based on the aging of our accounts receivable, our historical collection experience by hospital, by each type of payer, and other relevant factors.

        During the quarter ended September 30, 2003, we recorded additional provisions for doubtful accounts in the amount of $212 million, of which $167 million was for continuing operations and $45 million was for discontinued operations, to write down our patient accounts receivable to their estimated net realizable value. The significant increase in the provision for doubtful accounts resulted primarily from an adverse change in our business mix as admissions of uninsured patients grew at an escalating rate. We believe these new trends are due to a combination of broad economic factors, including higher unemployment rates, increasing numbers of patients who are uninsured, and the increasing burden of co-payments to be made by patients instead of insurers. Additionally, many of these patients are being admitted through the emergency department and often require more costly care, resulting in higher billings.

        The additional charge consisted of two components (1) the effect of accelerating the write-down of self-pay accounts, and (2) the effect of re-evaluating the historical collection patterns for self-pay and managed care accounts receivable in light of recent trends. Our practice is to write down all self-pay accounts receivable, including accounts receivable related to the co-payments and deductibles due from patients with insurance, to their estimated net realizable value as they age over the course of 120 days, at which time any uncollected balances are assigned to our in-house collection agency. During that 120-day period, we had previously employed a methodology that utilized graduated write-downs that escalated toward the end of the period. Given the speed and severity of the new trends in self-pay account collection, we have changed to a straight-line write-down methodology.

        Historically, our in-house collection agency has collected approximately 17 cents of each dollar of self-pay accounts assigned to it. Collections on these types of accounts now are being collected at a rate of approximately 12 cents on the dollar. Accordingly, we have changed our accounts receivable evaluation process to give more weight to the latest 12 months of collection experience.

        Approximately 20% of the additional $212 million charge in the third quarter related to changes in the collectibility of managed care accounts receivables. We continue to experience significant payment pressure from managed care companies (which pressure has been exacerbated by recent disputes with certain managed care companies, primarily in California) concerning substantial amounts of past billings. We are aggressively pursuing collection of these accounts receivable using all means at our disposal, including negotiations, arbitration and litigation, but we may not be successful.

  G. PROPERTY AND EQUIPMENT

        Additions and improvements to property and equipment are capitalized at cost. Expenditures for maintenance and repairs are charged to expense as incurred. We use the straight-line method of depreciation for buildings, building improvements and equipment. The estimated useful lives for buildings and improvements is primarily 25 to 40 years, and for equipment, three to 15 years. We record capital leases at the beginning of the lease term as assets and liabilities. The value recorded is the lower of either the present value of the minimum lease payments or the fair value of the asset. Such assets, including improvements, are amortized over the shorter of either the lease term or their estimated useful life. Interest costs related to construction projects are capitalized. In the years ended May 31, 2001 and 2002, capitalized interest was $8 million and $9 million, respectively. In the seven-month transition period ended December 31, 2002, it was $4 million, and in the years ended December 31, 2002 and 2003, it was $8 million and $12 million, respectively.

        We evaluate our long-lived assets for possible impairment whenever circumstances indicate that the carrying amount of the asset, or related group of assets, may not be recoverable from estimated future cash flows. However, there is an evaluation performed at least annually. Fair value estimates are derived from independent appraisals, established market values of comparable assets, or internal calculations of estimated future net cash flows. Our estimates of future cash flows are based on assumptions and projections we believe to be reasonable and supportable. Our assumptions take into account revenue and expense growth rates, patient volumes, changes in payer mix, and changes in legislation and other payer payment patterns. These assumptions vary by type of facility.

        We report long-lived assets to be disposed of at the lower of either their carrying amounts or their fair values less costs to sell or close. In such circumstances, our estimates of fair value are based on independent appraisals, established market prices for comparable assets or internal calculations of estimated future net cash flows.

  H. GOODWILL AND OTHER INTANGIBLE ASSETS

        Goodwill represents the excess of costs over the fair value of assets of businesses acquired. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), which we adopted on June 1, 2002, goodwill and other intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are subject to impairment tests performed at least annually. For goodwill, the test is performed at the reporting unit level, as defined by SFAS No. 142, when events occur that require an evaluation to be performed or at least annually. If we find the carrying value of goodwill to be impaired, or if the carrying value of a business that is to be sold or otherwise disposed of exceeds its fair value, then we must reduce the carrying value, including any allocated goodwill, to fair value. Estimates of fair value are based on independent appraisals, established market prices for comparative assets or internal calculations of estimated future net cash flows.

        Other intangible assets primarily consist of capitalized software costs, which are amortized on a straight-line basis over the estimated useful life of the software, which ranges from three to 15 years.

  I. ACCRUAL FOR GENERAL AND PROFESSIONAL LIABILITY RISKS

        Tenet records reserves for claims when they are probable and reasonably estimable. We maintain reserves, which are based on actuarial estimates by an independent third party, for the portion of our professional liability risks, including incurred but not reported claims, to the extent we do not have insurance coverage (i.e., self-insured retentions). We estimate reserves for losses and related expenses using expected loss-reporting patterns. Reserves are discounted to their estimated present value under a risk-free rate approach using a Federal Reserve 10-year maturity composite rate that approximates our claims payout period. There can be no assurance that the ultimate liability will not exceed our estimates. Adjustments to the estimated reserves are recorded in our results of operations in the periods when such amounts are determined.

  J. INCOME TAXES

        We account for income taxes using the asset-and-liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

        Developing our provision for income taxes requires significant judgment and expertise in federal and state income tax laws, regulations and strategies. That includes expertise determining deferred tax assets and liabilities and, if necessary, any valuation allowances that may be required for deferred tax assets. Our judgments and tax strategies are subject to audit by various taxing authorities. While we believe we have provided adequately for our income tax liabilities, determinations by these taxing authorities could have a material adverse effect on our consolidated financial position, results of operations or cash flows.

  K. STOCK OPTIONS

        Through December 31, 2002, we applied the intrinsic-value-based method of accounting, prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and its related interpretations (including FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation," an interpretation of APB No. 25 issued in March 2000), to our stock-based compensation plans. In accordance with that method, no compensation cost was recognized for stock options granted to employees or directors under the plans through that date because the exercise prices for options granted were equal to the quoted market prices on the option grant dates.

        In March 2003, we adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The new policy had a retroactive effective date of January 1, 2003 (the first day of our new fiscal year). SFAS No. 123 establishes a fair-value method of accounting for stock-based compensation plans (i.e., compensation costs will be based on the fair value of stock options granted). We utilized the retroactive-restatement method to transition from APB No. 25 to SFAS No. 123. As such, presentations of periods ended prior to January 1, 2003 have been restated to reflect the fair-value method of accounting, as if the change had been effective throughout those prior periods.

  L. SEGMENT REPORTING

        We operate in one line of business—the provision of health care through general acute care hospitals and related health care facilities. Our domestic general hospitals generated 95.2% and 96.5% of our net operating revenues in the years ended May 31, 2001 and 2002, respectively, 96.9% in the seven-month transition period ended December 31, 2002, and 97.2% and 97.0% in the years ended December 31, 2002 and 2003, respectively.

        Through March 10, 2003, we had organized these general hospitals and our related health care facilities into three operating segments or divisions. Subsequently, we consolidated into two divisions consisting of five regions. The regions became our operating segments, as that term is defined by Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." The regions' economic characteristics, the nature of their operations, the regulatory environment in which they operate and the manner in which they are managed are all similar. In addition, these regions share certain resources and they benefit from many common clinical and management practices. Accordingly, we aggregate the regions into a single reportable operating segment.

        As announced on February 9, 2004, we further streamlined Tenet's organizational structure by eliminating the two divisions, but not the regions. Tenet's new chief operating officer, Reynold J. Jennings, will directly oversee operations in the five regions: California, Central-Northeast, Florida, Southern States and Texas. We do not anticipate any impact on our previous segment reporting determinations as a result of this latter restructuring since the regions' economic characteristics, the nature of their operations, the regulatory environment in which they operate and the manner in which they will be managed will continue to be similar.

  M. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

        We account for costs associated with exit (including restructuring) or disposal activities in accordance with Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," issued in June 2002 and applicable to such activities initiated after December 31, 2002. We recognize these costs when they are incurred and can be measured at fair value, rather than at the date of a commitment to an exit or disposal plan, as was the case under former accounting standards.

NOTE 3    DISCONTINUED OPERATIONS

        In March 2003, we announced a plan to divest or consolidate 14 general hospitals that no longer fit our core operating strategy of building and maintaining competitive networks of hospitals that provide quality patient care in major markets.

        Of the 14 hospitals included in our March 2003 divestiture plan, we sold six in November 2003, five in December 2003 and one in February 2004. Net proceeds from the sales of the 11 hospitals sold in the year ended December 31, 2003, including working capital, are expected to be approximately $623 million. Net proceeds from the hospital sold in February 2004 are expected to be approximately

$40 million, including working capital. We recorded a gain of approximately $274 million in the year ended December 31, 2003 on the sales of the 11 hospitals sold during the year. In addition to selling 12 hospitals, we ceased operations at one of the 14 hospitals when its long-term lease expired in August 2003, and we closed one hospital in September 2003. We intend to use the proceeds from the divestitures for general corporate purposes.

        In December 2003, we announced that we would be seeking a buyer for our 269-bed Redding Medical Center. We made the decision to sell the Redding, California hospital as part of an agreement with the Office of the Inspector General of the United States Department of Health and Human Services, which had been considering excluding the hospital from participation in federal health care programs. A new owner was able to acquire the hospital free from the contemplated Medicare exclusion. We believe that, under these circumstances, a sale was in the best interests of the hospital's employees, patients, physicians and the Redding community. On July 16, 2004, we announced that one of our subsidiaries had sold certain hospital assets of Redding Medical Center for net after-tax proceeds, including the liquidation of working capital, of approximately $57 million. Redding Medical Center, Inc., our subsidiary that formerly owned the hospital, will retain substantially all of its pre-closing liabilities.

        In January 2004, we announced a major restructuring of our operations involving the proposed divestiture of 27 domestic acute care hospitals (19 in California and eight others in Louisiana, Massachusetts, Missouri and Texas). Total net proceeds from these divestitures could approximate $600 million, a significant portion of which is expected to be in the form of tax benefits from anticipated tax losses that will result from these divestitures. In March 2004, we disclosed a proposed sale of our general hospital in Barcelona, Spain. As of December 31, 2004, we had completed the divestiture of 18 of 27 hospitals whose intended divestiture we had announced in January 2004. Although not all of the divestitures were completed by December 31, 2004, we will continue to work towards entering into definitive agreements to divest the remaining facilities in the plan, with closings to take place as soon as possible. The proceeds from these divestitures will be used for general corporate purposes.

        By focusing our financial and management resources on our remaining 69 domestic hospitals, including two recently constructed in Texas and Tennessee, we expect to create a stronger company with greater potential for long-term growth.

        In May 2004, we sold our general hospital in Spain. Net after-tax proceeds from the sale were approximately $50 million, including an estimated $4.4 million in contingent payments. In addition, the buyer assumed $31 million in long-term debt and other liabilities, and retained the working capital. We expect to use the net proceeds for general corporate purposes.

        On June 30, 2004, we sold Brownsville Medical Center in Brownsville, Texas, which was one of the 27 domestic acute care hospitals whose intended divestiture we had announced in January 2004. Net after-tax proceeds, including the liquidation of working capital, are estimated to be approximately $68 million.

        On July 31, 2004, we terminated our lease to operate Doctors Medical Center—San Pablo, in San Pablo, California, which was one of the 27 domestic acute care hospitals whose intended divestiture we had announced in January 2004.

        On August 31, 2004, we sold Doctors Hospital of Jefferson in Metairie, Louisiana, which was one of the 27 domestic acute care hospitals whose intended divestiture we had announced in January 2004. Net after-tax proceeds, including the liquidation of working capital, are estimated to be approximately $33 million.

        On September 1, 2004, we entered into an agreement with the Commonwealth of Pennsylvania and two Pennsylvania nonprofit corporations (WMCH, Inc. and East Falls Hospital System) to sell Medical

College of Pennsylvania Hospital ("MCPH") for $1. Under the agreement, the MCPH facilities and grounds were sold to WMCH, Inc. and certain of MCPH's non-real estate assets, including most hospital equipment, were transferred by us to East Falls Hospital System, which continues to operate the facility as an acute care hospital.

        In September 2004, we closed our NorthShore Psychiatric Hospital in Slidell, Louisiana, which is located on the campus of our NorthShore Regional Medical Center.

        On September 30, 2004, we announced that we had entered into a definitive agreement to sell four hospitals in Orange County, California, which were part of the 27 domestic acute care hospitals whose intended divestiture we had announced in January 2004. The hospitals are Chapman Medical Center, Coastal Communities Hospital, Western Medical Center—Anaheim, and Western Medical Center—Santa Ana. Net after-tax proceeds, including the liquidation of working capital, are estimated to be approximately $72 million.

        On October 31, 2004, we sold four hospitals in the Los Angeles, California area, which were part of the 27 domestic acute care hospitals whose intended divestiture we had announced in January 2004. The hospitals are Garfield Medical Center, Monterey Park Hospital, Greater El Monte Community Hospital and Whittier Hospital Medical Center. Net after-tax proceeds, including the liquidation of working capital, are estimated to be approximately $95 million. Under the sales agreement, we received $50 million of cash proceeds upon closing and entered into a $50 million senior secured loan agreement with the buyer. The $50 million loan due from the buyer matured and was repaid in December 2004.

        On November 19, 2004, we completed the transfer of assets of three acute care hospitals in West Los Angeles, California, which were part of the 27 domestic acute care hospitals whose intended divestiture we had announced in January 2004. The three hospitals are Centinela Hospital Medical Center, Daniel Freeman Memorial Hospital and Daniel Freeman Marina Hospital. Net after-tax proceeds are estimated to be approximately $47 million, including the liquidation of working capital and tax benefits.

        On November 30, 2004, we completed the sale of Midway Hospital Medical Center in Los Angeles, California, which was one of the 27 domestic acute care hospitals whose intended divestiture we had announced in January 2004. Net after-tax proceeds, including the liquidation of working capital, are estimated to be approximately $12 million.

        On December 23, 2004, we sold two hospitals in St. Louis, Missouri, which were part of the 27 domestic acute care hospitals whose intended divestiture we had announced in January 2004. The hospitals are Forest Park Hospital and St. Alexius Hospital, consisting of St. Alexius Hospital—Broadway Campus and St. Alexius Hospital—Jefferson Campus. Net after-tax proceeds, including a $6 million note from the buyer and the liquidation of working capital, are estimated to be approximately $45 million.

        On December 31, 2004, we completed the sale of five acute care hospitals in California, Louisiana and Massachusetts to various buyers, which were part of the 27 domestic acute care hospitals whose intended divestiture we had announced in January 2004. Hollywood Presbyterian Medical Center in Los Angeles, California sold for net after-tax proceeds, including a $4 million note from the buyer and the liquidation of working capital, estimated to be approximately $71 million. St. Charles General Hospital in New Orleans, Louisiana sold for net after-tax proceeds, including the liquidation of working capital, estimated to be approximately $11 million. The three Massachusetts hospitals sold are Saint Vincent Hospital at Worcester Medical Center in Worcester, and MetroWest Medical Center, consisting of Leonard Morse Hospital in Natick and Framingham Union Hospital in Framingham. Net after-tax proceeds, including the liquidation of working capital, are estimated to be approximately $169 million.

        In connection with these actions:

  •
  We have classified the results of operations of the following hospitals as discontinued operations in the accompanying consolidated statements of operations in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"):

  •
  The 14 general hospitals whose intended divestiture we announced in March 2003, all of which were sold or closed prior to the quarter ended March 31, 2004,

  •
  Redding Medical Center,

  •
  The 27 hospitals whose intended divestiture we announced in January 2004,

  •
  Our general hospital in Barcelona, Spain,

  •
  Century City Hospital in Los Angeles, California, a previously leased hospital that we no longer operated by the end of April 2004,

  •
  MCPH,

  •
  NorthShore Psychiatric Hospital, in Slidell, Louisiana.

  •
  We have classified $113 million of the remaining assets of the 14 hospitals and Redding Medical Center as "held for sale" in other current assets in the accompanying consolidated balance sheet at December 31, 2003. These assets consist primarily of property and equipment and are recorded at the lower of the asset's carrying amount or its fair value less costs to sell. The fair-value estimates were derived from independent appraisals, established market values of comparable assets, or calculations of estimated future net cash flows. Because we do not intend to sell the accounts receivable of the asset group, these receivables, less the related allowance for doubtful accounts, are included in our consolidated net accounts receivable in the accompanying consolidated balance sheet. At December 31, 2003, the net accounts receivable for these hospitals was $128 million.

  •
  We did not classify as assets held for sale, at December 31, 2003, $1.195 billion of assets related to (i) the 27 hospitals whose intended divestitures we announced in January 2004 or the hospital in Spain, since the divestiture decisions were not made until after December 31, 2003 or (ii) Century City Hospital, since we operated this hospital through April 2004. Such classifications to assets held for sale were made during the first and second quarters of 2004, respectively. The assets of MCPH were not classified as assets held for sale as we announced in December 2003 that we intended to close the hospital. The assets of NorthShore Psychiatric Hospital were not classified as held for sale as we announced in September 2004 that we intended to close the hospital. At December 31, 2003, the net accounts receivable that we do not intend to sell in connection with the divestiture of these hospitals was $471 million, which are included in our consolidated net accounts receivable in the accompanying consolidated balance sheet.

  •
  We recorded impairment and restructuring charges in discontinued operations in the amount of $691 million in the year ended December 31, 2003 primarily for the write-down of long-lived assets ($575 million) and goodwill ($89 million) to their estimated fair values, less costs to sell, if applicable, at these facilities.

  •
  We also recorded $340 million of impairment charges in discontinued operations during the nine months ended September 30, 2004 consisting primarily of $307 million for the write-down of long-lived assets and $33 million for the write-down of goodwill to their estimated fair values, less estimated costs to sell.

  •
  We also recorded restructuring charges of $74 million during the nine months ended September 30, 2004. These charges consisted of $21 million in employee severance and retention costs, $5 million primarily for lease termination costs and $48 million in costs related to an academic affiliation agreement with Drexel University College of Medicine in Philadelphia. In connection with our divestiture of MCPH, we are contractually responsible for certain university costs.

        Net operating revenues and income (loss) before taxes reported in discontinued operations for the years ended December 31, 2002 and 2003 are as follows:

	December 31,
	2002	2003
	(Dollars in Millions)
Net operating revenues	$4,450	$3,940
Income (loss) before taxes	201	(512)

        The above income (loss) before taxes includes asset impairment and restructuring charges of $374 million in 2002 and $691 million in 2003 and a net gain of approximately $274 million in 2003 on the sales of 11 hospitals.

        In November 2003, we opted not to renew our lease on Suburban Medical Center in California. We ceased operating Suburban Medical Center at the end of October 2004. Suburban Medical Center, will not be accounted for as discontinued operations until the fourth quarter of 2004 and will continue to be classified as held and used until then.

        As we move forward with our previously announced divestiture plans, we may incur additional asset impairment and restructuring charges in future periods.

        During the year ended December 31, 2003, we recorded an after-tax charge in discontinued operations for taxes and interest of approximately $70 million in connection with an Internal Revenue Service audit adjustment related to the deductibility of a civil settlement paid to the federal government in 1994 (see Notes 15 and 16).

NOTE 4    OTHER DISPOSITIONS OF FACILITIES

        During the year ended May 31, 2001, we sold one general hospital and three long-term-care facilities, closed one long-term-care facility and combined the operations of one rehabilitation hospital with the operations of a general hospital. During the year ended May 31, 2002, we sold one general hospital and three long-term-care facilities. The results of operations of the sold or closed businesses were not significant.

NOTE 5    IMPAIRMENT AND RESTRUCTURING CHARGES

  YEAR ENDED DECEMBER 31, 2003

        During the year ended December 31, 2003, we recorded impairment and restructuring charges of $2.083 billion, of which $691 million were recorded in discontinued operations. The combined charges consisted of $740 million for impairment of long-lived assets (for the write-down of long-lived assets to their estimated fair values primarily at 29 hospitals), $1.211 billion for impairment of goodwill, primarily related to our California and Central-Northeast regions, $72 million in employee severance, benefits and relocation costs, $37 million in non-cash stock-option-modification costs related to terminated employees, and $23 million in contract terminations, and consulting and other costs (net of a $13 million reduction in reserves for restructuring charges recorded in prior periods).

        We recognized the $740 million of impairment charges on long-lived assets because our estimates of future cash flows from these assets indicated that the carrying amount of the assets or groups of assets were not fully recoverable from estimated future cash flows. Our estimates were based on assumptions and projections that we believe to be reasonable and supportable. The fair-value estimates of our long-lived assets were derived from independent appraisals, established market values of comparable assets, or internal calculations of estimated future net cash flows.

        Approximately $187 million of our goodwill impairment charge relates to the consolidation (that we announced on March 10, 2003) of our operating divisions from three to two. Because of this restructuring of our operating divisions and regions, along with a realignment of our executive management team and other factors, our goodwill "reporting units" (as defined under SFAS No. 142) changed. Prior to the restructuring, the reporting units consisted of our three divisions; following the restructuring, they consisted of our five new regions. Because of the change in reporting units, we performed a goodwill impairment evaluation in March 31, 2003 resulting in the above impairment charge related to our Central-Northeast region.

        The $1.024 billion balance of our 2003 goodwill impairment charge is associated primarily with our California and Central-Northeast regions as a result of the completion of a comprehensive review of the near-term and long-term prospects for each of our hospitals.

        The $132 million in restructuring charges were incurred primarily in connection with (1) our previously announced plans to reduce operating expenses, including the reduction of staff, and (2) the realignment of our executive management team.

        We will incur additional impairment and restructuring charges as we move forward with our operating expense reduction and restructuring plans. However, $9 million of the impairment and restructuring charges that we recorded in 2003 will be retroactively reclassified from continuing operations to discontinued operations during 2004 in accordance with SFAS No. 144.

  SEVEN MONTHS ENDED DECEMBER 31, 2002

        In the seven-month transition period ended December 31, 2002, we recorded impairment charges of $9 million in continuing operations and $374 million in discontinued operations for the write-down of long-lived assets to their estimated fair values at seven general hospitals, one psychiatric hospital and other properties which represent the lowest level of identifiable cash flows that are independent of other asset-group cash flows. We recognized the impairment of these long-lived assets because events or changes in circumstances indicated that the carrying amount of the assets or groups of assets were not fully recoverable from estimated future cash flows. The facts and circumstances leading to that conclusion include (1) our analyses of expected changes in growth rates for revenues and expenses and changes in payer mix, changes in certain managed care contract terms, and (2) the effect of projected reductions in Medicare outlier payments on net operating revenues and operating cash flows.

        Our estimates of future cash flows from these assets or asset groups were based on assumptions and projections that we believe to be reasonable and supportable. Our assumptions took into account revenue and expense growth rates, patient volumes, changes in payer mix, and changes (enacted or anticipated) in legislation and other payer payment patterns. The fair value estimates of our long-lived assets were derived from either independent appraisals, established market values of comparable assets, or internal calculations of estimated future net cash flows.

        During the seven-month transition period ended December 31, 2002, we recorded restructuring charges of $13 million in continuing operations. The charges consist primarily of consulting fees and severance and employee relocation costs incurred in connection with changes in our senior executive management team.

  YEAR ENDED MAY 31, 2002

        In the second quarter of the year ended May 31, 2002, we recorded impairment and restructuring charges of $99 million in continuing operations primarily related to the planned closure of two general hospitals and the sales of certain other health care businesses. The total charge consists of (1) impairment write-downs of property, equipment, goodwill and other assets to estimated fair value, $76 million, and (2) expected cash disbursements related to lease-cancellation costs, severance costs and other exit costs, $23 million.

        The impairment charge consists of write-downs of $39 million for property and equipment, $13 million for goodwill and $24 million for other assets. The balance of the charges consist of $7 million in lease-cancellation costs, $5 million in severance costs related to the termination of 691 employees, $2 million in legal costs and settlements and $9 million in other exit costs. We decided to close those two hospitals because they were operating at a loss, which was not significant, and were not essential to our strategic objectives. Subsequently, one of these hospitals was closed and the other was sold.

  YEAR ENDED MAY 31, 2001

        In the fourth quarter of the year ended May 31, 2001, we recorded impairment and restructuring charges of $143 million in continuing operations relating to (1) completion of our program to terminate or buy out certain employment and management contracts with approximately 248 physicians, $98 million, and (2) impairment of the carrying values of property and equipment and other assets in connection with the closure of one hospital and certain other health care businesses, $45 million.

        The total charge of $143 million consists of $55 million in impairment write-downs of property, equipment and other assets to estimated fair values, and $88 million for expected cash disbursements related to costs of terminating unprofitable physician contracts, severance costs, lease cancellation and other exit costs. The impairment charge consists of write-downs of $29 million for property and equipment and $26 million for other assets. The remaining balance of the $88 million charge consists of $56 million for the buyout of unprofitable physician contracts, $6 million in severance costs related to the termination of 322 employees, $3 million in lease cancellation costs, and $23 million in other exit costs.

        As a result of the unprofitable operation and management of the physician practices, we decided to exit certain physician practices. During the latter part of fiscal 1999, we evaluated our physician strategy and began developing plans to either terminate or allow to expire a significant number of our existing unprofitable contracts. During fiscal 2000, our management, with the authority to do so, authorized the termination of approximately 50% of our unprofitable physician contracts. The termination of additional physician contracts that were not profitable was similarly authorized in fiscal 2001. As of May 31, 2002, we had exited most of the unprofitable contracts that management had authorized to be terminated or allowed to expire. Substantially all such remaining contracts were terminated by July 31, 2002. The physicians, employees and property owners/lessors affected by this decision were duly notified, prior to our respective fiscal year-ends.

        The tables below are reconciliations of beginning and ending liability balances in connection with impairment and restructuring charges recorded during the years ended May 31, 2001 and 2002, the seven-month transition period ended December 31, 2002, and the year ended December 31, 2003:

	Balances at Beginning of Period	Charges	Cash Payments	Other Items	Balances at End of Period
	(Dollars in Millions)
Year ended May 31, 2001
Lease cancellations, exit costs and estimated costs to sell or close hospitals and other facilities	$106	$26	$(42)	$(5)	$85
Impairment losses to value property, equipment and other assets at estimated fair values	—	55	—	(55)	—
Severance costs in connection with the implementation of hospital cost-control programs, general overhead-reduction plans, closure of home health agencies and closure of hospitals and termination of physician contracts	17	6	(11)	—	12
Accruals for unfavorable lease commitments at six medical office buildings	12	—	(2)	—	10
Buyout of physician contracts	4	56	(32)	—	28
Other items	2	—	(2)	—	—

	$141	$143	$(89)	$(60)	$135

	Balances at Beginning of Period	Charges	Cash Payments	Other Items	Balances at End of Period
	(Dollars in Millions)
Year ended May 31, 2002
Lease cancellations, exit costs and estimated costs to sell or close hospitals and other facilities	$85	$18	$(36)	$(5)	$62
Impairment losses to value property, equipment, goodwill and other assets at estimated fair values	—	76	—	(76)	—
Severance costs in connection with the implementation of hospital cost-control programs, general overhead-reduction plans, closure of home health agencies and closure of hospitals and termination of physician contracts	12	5	(8)	—	9
Accruals for unfavorable lease commitments at six medical office buildings	10	—	(2)	—	8
Buyout of physician contracts	28	—	(22)	—	6

	$135	$99	$(68)	$(81)	$85

	Balances at Beginning of Period	Charges	Cash Payments	Other Items	Balances at End of Period
	(Dollars in Millions)
Seven months ended December 31, 2002
Lease cancellations, exit costs and estimated costs to sell or close hospitals and other facilities	$62	$—	$(9)	$(10)	$43
Impairment losses to value property, equipment, goodwill and other assets at estimated fair values	—	383	—	(383)	—
Severance costs in connection with the implementation of hospital cost-control programs, general overhead-reduction plans, cost-reduction consulting fees and buyout of physician contracts	15	13	(5)	(10)	13
Accruals for unfavorable lease commitments at six medical office buildings	8	—	(1)	—	7

	$85	$396	$(15)	$(403)	$63

	Balances at Beginning of Period	Charges	Cash Payments	Other Items	Balances at End of Period
	(Dollars in Millions)
Year ended December 31, 2003
Lease cancellations, exit costs and estimated costs to sell or close hospitals and other facilities	$43	$—	$(10)	$8	$41
Impairment losses to value property, equipment, goodwill and other assets at estimated fair values	—	1,951	—	(1,951)	—
Severance and other costs in connection with the implementation of hospital cost-control programs, general overhead-reduction plans, and cost-reduction consulting fees and buyout of physician practices	13	132	(37)	(71)	37
Accruals for unfavorable lease commitments at six medical office buildings	7	—	(2)	—	5

	$63	$2,083	$(49)	$(2,014)	$83

        The above liability balances are included in other current liabilities and other long-term liabilities in the accompanying consolidated balance sheets. Other items primarily include write-offs of long-lived assets and goodwill. Cash payments to be applied against these accruals as of December 31, 2003 are expected to be approximately $41 million in 2004 and $42 million thereafter.

        Based on financial trends subsequent to December 31, 2003, and the impact of those trends on our outlook and preliminary budgets, further impairments of long-lived assets and goodwill are likely in 2004 and could exceed $1 billion in the fourth quarter of 2004. We will incur additional restructuring charges and may incur additional impairment charges during 2005.

NOTE 6    LONG-TERM DEBT AND LEASE OBLIGATIONS

        The table below shows our long-term debt as of May 31, 2002 and December 31, 2002 and 2003:

		December 31
	May 31 2002
		2002	2003
	(Dollars in Millions)
Loans payable to banks, unsecured	$975	$830	$—
Senior notes:
5 3/8%, due 2006	550	550	550
5%, due 2007	—	400	400
6 3/8%, due 2011	1,000	1,000	1,000
6 1/2%, due 2012	600	600	600
7 3/8%, due 2013	—	—	1,000
6 7/8%, due 2031	450	450	450
Other senior and senior subordinated notes	328	46	24
Zero-coupon guaranteed bonds due 2002	45	—	—
Notes payable and capital lease obligations, secured by property and equipment, payable in installments to 2013(1)	100	97	88
Other promissory notes, primarily unsecured(2)	37	14	34
Unamortized note discounts	(67)	(68)	(89)

Total long-term debt	4,018	3,919	4,057
Less current portion	(99)	(47)	(18)

Long-term debt, net of current portion	$3,919	$3,872	$4,039

(1)
Includes $24 million, $24 million and $5 million at May 31, 2002, and December 31, 2002 and 2003, respectively, related to the domestic hospitals held for sale (see Note 3.)

(2)
Includes $13 million, $14 million and $34 million of debt as of May 31, 2002, and December 31, 2002 and 2003, respectively, related to our general hospital in Barcelona, Spain held for sale.

        On December 31, 2004, we terminated our then existing credit agreement and replaced it with a one-year letter of credit facility. The new facility provides for the issuance of up to $250 million in letters of credit and does not provide for any cash borrowings. The new facility is secured by the stock of certain of our subsidiaries and cash collateral equal to 105% of the facility amount (approximately $263 million). The letter of credit facility contains customary affirmative and negative covenants that, among other requirements, limit (1) liens, (2) consolidations, mergers or the sale of all or substantially all assets, (3) subsidiary debt and (4) prepayment of debt. From time to time we expect to engage in various capital markets, bank credit and other financing activities depending on our needs and financing alternatives available at that time.

        In addition, on June 18, 2004, we sold $1 billion of new senior notes in a private placement. The net proceeds to us from the sale of the senior notes were approximately $954 million after deducting discounts and related expenses. We used a portion of the net proceeds from the offering to repurchase $260 million of our outstanding 5 3/8% Senior Notes due 2006 and $190 million of our 5% Senior Notes due 2007. As a result of these repurchases, we recorded a $5 million loss from early extinguishment of debt in June 2004. The new senior notes bear interest at a rate of 9 7/8% per year and will mature on July 1, 2014. The new senior notes are general unsecured senior obligations of Tenet and rank equally in right of payment with all of our other unsecured senior indebtedness, but are effectively subordinated to any obligations under our new letter of credit facility, which is secured by pledges of the stock of certain of our hospital operating subsidiaries. The new senior notes are redeemable, in whole or in part, at any time, at our option at the greater of par or a redemption price based on a spread over comparable securities.

  LOANS PAYABLE TO BANKS

        At December 31, 2003, there were no outstanding cash borrowings under our then existing five-year $1.2 billion revolving credit agreement. Outstanding letters of credit under the agreement totaled $211 million and, accordingly, $989 million was available for cash borrowings.

        In light of our anticipated performance decline for the year ending December 31, 2004, we determined that it was likely that we would exceed the then-existing maximum leverage ratio covenant (3.5-to-1) in the credit agreement during the second or third quarter of 2004.

        Effective March 8, 2004, we reached an agreement with a required number of our bank lenders to amend the credit agreement to, among other things, (1) set the maximum leverage ratio and minimum fixed charge ratio under the agreement to no higher than 5.5-to-1 through June 30, 2005 and no higher than 5.0-to-1 thereafter for the leverage ratio, and no less than 1.5-to-1 for the fixed charge ratio, (2) reduce the total commitments under the agreement from $1.2 billion to $800 million, and (3) reduce the aggregate cash borrowings available under the agreement from $1.0 billion to $500 million. The amended credit agreement required us to pledge the capital stock of certain of our hospital operating subsidiaries to secure our obligations under the agreement. Those subsidiaries guaranteed our obligations. The credit agreement had an expiration date of March 1, 2006 but was terminated on December 31, 2004, as discussed above.

        While cash borrowings were limited to $500 million under the amended credit agreement, undrawn availability could be used to issue letters of credit up to the $800 million limit. Loans under the amended credit agreement were unsecured and generally bore interest at a base rate equal to the prime rate or, if higher, the federal funds rate plus 0.5% or, at our option, an adjusted London Interbank Offered Rate ("LIBOR") plus an interest margin between 100 and 250 basis points. We paid the lenders an annual facility fee on the total loan commitment at rates between 50 and 57.5 basis points. The interest rate margins and the facility fee rates were based on our leverage covenant ratio (calculated as the ratio of consolidated total debt to operating income plus the sum of depreciation, amortization, impairment, other unusual charges, stock-based compensation expense, and losses from early extinguishment of debt).

        At September 30, 2003, our preliminary leverage covenant ratio was 2.56-to-1, slightly over the 2.50-to-1 ratio permitted under our then existing credit agreement.

        On October 27, 2003, we announced that we had reached an accord with our lenders to amend the credit agreement effective as of September 30, 2003. Under the terms of the October 2003 amendment, the maximum permitted leverage ratio was increased from 2.50-to-1 to 3.50-to-1 and the aggregate loan commitments available to us, including cash borrowings and letters of credit, was decreased from $1.5 billion to $1.2 billion with a limit of $1 billion for cash borrowings under the credit agreement. In addition, the definitions of the leverage ratio and consolidated total debt were amended to take into consideration recent operating trends of the Company. Such amendments to these definitions include the following:

  •
  The definition of consolidated total debt was amended to subtract unrestricted cash in excess of outstanding revolving loans under the agreement, referred to as "net debt."

  •
  The definition of the leverage ratio denominator was amended to exclude the effect of a September 30, 2003 $212 million aggregate charge to write down accounts receivable to their estimated net realizable value. Additional charges for provision for doubtful accounts in excess of 10% of net operating revenues in any fiscal quarter subsequent to September 30, 2003 were also excludable, subject to a cumulative limit up to $250 million.

        The October amendment also added a new covenant that restricted our ability to repurchase non-credit line debt in excess of $50 million if our leverage ratio was greater than 2.50-to-1, unless the credit facility was undrawn and we had a minimum of $100 million of unrestricted cash on hand following the repurchase of the debt. Our revised leverage ratio at September 30, 2003 under the amended credit agreement was 2.2-to-1 and at December 31, 2003, it was 2.6-to-1.

        In consideration for the October 2003 amendment, we paid to participating banks a one-time fee equal to 50 basis points of their new level of commitment, and agreed to pay an additional one-time fee of 10 basis points if the leverage ratio exceeded 3.25-to-1. In consideration for the March 2004 amendment, we paid a one-time fee equal to 12.5 basis points. Also in connection with the two amendments, we wrote off approximately $2 million in unamortized deferred loan fees in October 2003, and we wrote off approximately $5 million in March 2004.

        At December 31, 2003, we were in compliance with all covenants in our credit agreement and all indentures for public debt.

        As discussed in Note 15, the ultimate resolution of claims and lawsuits brought against us, individually or in the aggregate, could have a material adverse effect on our business, including the potential breach of covenants.

  SENIOR NOTES AND SENIOR SUBORDINATED NOTES

        In March 2002, we sold $600 million of new 6 1/2% Senior Notes due 2012 and used the majority of the proceeds to repurchase our 8 1/8% Senior Subordinated Notes due 2008 and the remainder for general corporate purposes. In connection with the repurchases of debt during the year ended May 31, 2002, we recorded losses from early extinguishments of debt in the aggregate amount of $383 million.

        In June 2002, we sold $400 million of new 5% Senior Notes due 2007. We used the proceeds from the sale to repay bank loans under our credit agreements and to repurchase, at par, the $282 million balance of our 6% Exchangeable Subordinated Notes due 2005. As a result of that repurchase, we recorded a $4 million loss from early extinguishment of debt in the seven-month transition period ended December 31, 2002.

        In January 2003, we sold $1 billion of new 7 3/8% Senior Notes due 2013. We used the majority of the proceeds to repay all of the then-outstanding loans under our credit agreement and the remainder for general corporate purposes. Those new senior notes are unsecured; they rank equally with all of our other unsecured senior indebtedness; and they are redeemable at any time at our option.

        Prior to the sale of the new senior notes in March 2002 and January 2003, we used a hedging strategy to lock in the risk-free component of the interest rate that was in effect on the offering dates of the notes. The interest-rate-lock agreement was settled on the date the notes were issued. Because the risk-free interest rate declined during the hedge period, we incurred a loss on this transaction when we unwound the hedge. However, based on our assessment using the dollar-offset method (which was performed at the inception of the hedge), we determined that the hedge was highly effective. Therefore, the loss on the hedge was charged to other comprehensive income and is being amortized into earnings over the terms of the new senior notes. The loss will be entirely offset by the effect of the lower interest rate on the notes.

        All of our remaining senior subordinated notes are unsecured obligations and are subordinated in right of payment to all existing and future senior debt, including the senior notes.

  LOAN COVENANTS

        With the retirement or substantial retirement of eight issues of senior notes and senior subordinated notes over the several years prior to 2003, together with amendments to the loan covenants, we eliminated substantially all of the restrictive covenants associated with debt issued when we were considered a "high yield" issuer. During the year ended May 31, 2002, our senior notes and senior subordinated notes were upgraded to investment grade. In June 2003 and January 2004, these notes were downgraded back to "high yield" status because of concerns by certain rating agencies that unanticipated revenue and expense pressures might contribute to lower than expected cash flow in future periods, and about compliance with financial covenants as revenues were reduced due to the significant reduction in Medicare outlier payments beginning in January 2003.

        Our credit agreement existing at December 31, 2003, or the indentures governing our senior and senior subordinated notes contain affirmative, negative and financial covenants that have, among other requirements, limitations on (1) liens, (2) consolidations, merger or the sale of all or substantially all assets unless no default exists and (3) subsidiary debt. The covenants allowed us to declare and pay a dividend and purchase our common stock so long as no default existed and our leverage ratio was less than 5.5-to-1. The credit agreement covenants also required that we maintain specified levels of net worth ($2.2 billion at December 31, 2003) and a fixed-charge coverage not less than 1.5-to-1. At December 31, 2003, our fixed-charge coverage was 3.2-to-1. At December 31, 2003, there were no compensating balance requirements for any credit line or borrowing.

        Future long-term debt maturities and minimum operating lease payments as of December 31, 2003 are as follows:

		Years Ended December 31
							Later Years
	Total	2004	2005	2006	2007	2008
	(Dollars in Millions)
Long-term debt, including capital lease obligations	$4,146	$18	$42	$557	$430	$8	$3,091
Long-term operating leases	865	180	153	139	131	100	162

        Rental expense under operating leases, including short-term leases, was $158 million in the year ended May 31, 2001, $166 million in the year ended May 31, 2002, $96 million in the seven-month transition period ended December 31, 2002, $166 million in the year ended December 31, 2002 and $172 million in the year ended December 31, 2003.

NOTE 7    STOCK BENEFIT PLANS

        We currently grant stock-based awards pursuant to our 2001 Stock Incentive Plan, which was approved by our shareholders at their 2001 annual meeting. Under that plan, 60,000,000 shares of common stock were approved for stock-based awards. At December 31, 2003, there were 37,032,469 shares of common stock available for stock option grants and other incentive awards to our key employees, advisors, consultants and directors. Options generally have an exercise price equal to the fair market value of the shares on the date of grant and generally expire 10 years from the date of grant.

        Under the 2001 Stock Incentive Plan, nonemployee directors receive options for 18,000 shares per year and options for 36,000 shares upon joining the board of directors. Awards have an exercise price equal to the fair market value of the Company's shares on the date of the grant. At the recommendation of independent compensation consultants retained by the compensation committee of our board of directors, the options granted vest immediately upon issuance and expire 10 years after the date of the grant.

        In January 2003, we issued 200,000 shares of restricted (non-vested) stock under the 2001 Stock Incentive Plan to Trevor Fetter, our president and chief executive officer. The stock vests on the second, third and fourth anniversary dates of the grant provided that Mr. Fetter is still employed by us and continues to hold 100,000 shares of Tenet common stock purchased by him as a condition of the issuance of the restricted stock. The aggregate market value of the restricted stock at the date of issuance was $3.7 million based on the closing price of our common stock on that date. The restricted stock has been recorded as deferred compensation in additional paid-in capital, a component of shareholders' equity, that is adjusted periodically based on changes in the Company's stock price, and is being amortized over the 48-month vesting period. In connection with Mr. Fetter being named the Company's chief executive officer in September 2003, Mr. Fetter was granted options for 350,000 shares of common stock at an exercise price of $14.98 per share, the closing price of our stock on the date of grant. The estimated weighted-average fair value of those options at the date of grant was $8.12 per share. Those options vest ratably on each of the first three anniversaries of the date of grant.

        In November 2003, we granted 945,268 restricted units to 418 key hospital employees, under our 2001 Stock Incentive Plan. A restricted unit is a contractual right to receive one share of Tenet common stock in the future. These restricted units vest 1/3 on each of the first three anniversary dates of the grant. The closing price of the Company's common stock on the date of the grant was $12.70, thus the aggregate value of the grant, before considering future forfeitures, was approximately $12 million, and will be amortized ratably over the 36 months following the grant date.

        On March 3, 2004, we granted additional employee stock options for 4.3 million shares of common stock at an exercise price of $12.01 per share, the closing price of the Company's common stock on that date, and we also issued 916,222 restricted units. The weighted average fair value of the options granted and the fair value of the restricted units issued was $5.24 per share and $12.01 per share, respectively. Both the options and the restricted units vest 1/3 on each of the first three anniversary dates of the grant. Also in March 2004, the Compensation Committee of the Board of Directors eliminated the stock price performance requirements that had been attached to the option grants previously distributed in December 2002. Those options are now fully-exercisable as soon as they vest without reference to Tenet's current stock price.

        The following table summarizes information about our outstanding stock options at December 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$6.25 to $10.16	1,173,566	1.4 years	$9.10	1,173,566	$9.10
$10.17 to $20.34	23,110,654	6.5 years	16.49	12,984,339	15.82
$20.35 to $30.50	12,569,733	6.5 years	27.45	12,043,733	27.38
$30.51 to $40.67	9,476,709	7.3 years	40.28	6,701,394	40.28
$40.68 to $50.84	175,850	8.4 years	44.70	82,616	44.83

	46,506,512	6.5 years	$24.22	32,985,648	$24.85

        As of December 31, 2003, approximately 61% of our outstanding options were held by current employees and approximately 39% were held by former employees. Approximately 18% of our outstanding options were in-the-money, that is, they had an exercise price less of than the $16.50 market price of our common stock on December 31, 2003, and approximately 82% were out-of-the-money, that is, they had an exercise price of more than $16.50, as shown in the table below:

	In-the-Money Options Outstanding	% of Total	Out-of-the-Money Options Outstanding	% of Total	All Options Outstanding	% of Total
Current employees	4,109,801	48.5%	24,097,612	63.4%	28,207,413	60.7%
Former employees	4,364,690	51.5%	13,934,409	36.6%	18,299,099	39.3%

Totals	8,474,491	100.0%	38,032,021	100.0%	46,506,512	100.0%

% of all outstanding options	18.2%		81.8%		100.0%

        The reconciliation below shows the changes to our stock option plans for the years ended May 31, 2001 and 2002, for the seven-month transition period ended December 31, 2002, and for the year ended December 31, 2003:

	Outstanding at Beginning of Period	Granted	Exercised	Forfeited	Outstanding at End of Period	Options Exercisable
May 31, 2001
Shares	52,963,926	10,758,462	(17,170,896)	(424,737)	46,126,755	24,298,478
Weighted average exercise price	$14.81	$27.53	$14.81	$19.57	$17.74	$15.28
May 31, 2002
Shares	46,126,755	12,869,792	(17,829,297)	(770,678)	40,396,572	17,228,241
Weighted average exercise price	$17.74	$38.60	$15.29	$20.06	$25.45	$17.97
Seven months ended December 31, 2002
Shares	40,396,572	11,833,821	(2,902,654)	(1,814,806)	47,512,933	23,338,625
Weighted average exercise price	$25.45	$18.32	$14.36	$20.80	$24.53	$22.39
December 31, 2003
Shares	47,512,933	1,565,067	(525,920)	(2,045,568)	46,506,512	32,985,648
Weighted average exercise price	$24.53	$15.47	$9.95	$28.39	$24.22	$24.85

        The estimated weighted-average fair values of options we granted in the years ended May 31, 2001 and 2002, in the seven-month transition period ended December 31, 2002, and in the year ended December 31, 2003 were $14.01, $18.45, $9.07 and $7.65, respectively. These were calculated, as of the date of each grant, using a Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year ended May 31
			Seven months ended December 31 2002	Year ended December 31 2003
	2001	2002
Expected volatility	39.0%	39.9%	50.6%	48.9%
Risk-free interest rates	5.4%	4.5%	3.5%	3.2%
Expected lives, in years	7.0	6.8	5.5	5.9
Expected dividend yield	0.0%	0.0%	0.0%	0.0%

        Expected volatility is derived using daily data drawn from five to seven years preceding the date of grant. The risk-free interest rates are based on the approximate yield on five-year, seven-year and

10-year United States Treasury Bonds as of the date of grant. The expected lives are estimates of the number of years the options will be held before they are exercised. The valuation model was not adjusted for non-transferability, risk of forfeiture, or the vesting restrictions of the options—all of which would reduce the value if factored into the calculation.

        The table below shows the stock option grants and other awards, in order of monetary significance, that comprise the $139 million of stock-based compensation recorded in the year ended December 31, 2003. Compensation cost is measured by the fair value of the options on their grant dates and is recognized over the vesting periods of the grants, whether or not the options had any intrinsic value during the period.

Grant Date	Awards Expected to Vest	Exercise Price per Share	Fair Value per Share at Grant Date	Stock-Based Compensation Expense for Year ended December 31, 2003
	(In Thousands)			(In Millions)
December 4, 2001	8,733	$40.41	$18.37	$47
December 5, 2000	7,562	27.21	13.27	27
December 10, 2002	10,043	17.56	8.80	19
June 1, 2001	2,175	30.28	17.52	11
May 29, 2001	1,500	30.17	17.57	8
Other grants, from April 10, 2001 to December 31, 2003	4,146	22.61	11.08	12
Employee stock purchase plan and other elements of stock-based compensation				15

Total				$139

        Prior to our shareholders approving the 2001 Stock Incentive Plan, we granted stock-based awards to our directors and employees pursuant to other plans. Stock options remain outstanding under those other plans, but no additional stock-based awards will be granted under them. No performance-based incentive stock awards have been granted since fiscal 1994.

        Pursuant to the terms of our stock-based compensation plans, awards granted under the plans vest and may be exercised as determined by the compensation committee of our board of directors. In the event of a change in control, the compensation committee may, at its sole discretion, without obtaining shareholder approval, accelerate the vesting or performance periods of the awards.

        In March 2003, our board of directors approved a change in accounting for stock options granted to employees and directors from the intrinsic-value method to the fair-value method recommended by SFAS No. 123, effective for the calendar year ended December 31, 2003. The transition method we chose to report this change in accounting was the retroactive-restatement method. As such, presentations of periods ended prior to January 1, 2003 have been restated to reflect the fair-value method of accounting, as if the change had been effective throughout those prior periods.

NOTE 8    EMPLOYEE STOCK PURCHASE PLAN

        We have an employee stock purchase plan under which we are authorized to issue up to 14,250,000 shares of common stock to eligible employees of the Company or its designated subsidiaries. Under the terms of the plan, eligible employees may elect to have between 1% and 10% of their base earnings withheld each calendar quarter to purchase shares of our common stock. Shares are purchased on the last day of the quarter, at a purchase price equal to 85% of either the closing price on the first day of the quarter or the closing price on the last day of the quarter, whichever is lower. Under the plan, no individual may purchase, in any year, shares with a fair market value in excess of $25,000.

        Under the plan, we sold the following numbers of shares in each of the two years ended May 31, 2001 and 2002, in the seven-month transition period ended December 31, 2002, and in the year ended December 31, 2003:

	Years Ended May 31
			Seven months ended December 31 2002	Year ended December 31 2003
	2001	2002
Number of shares	839,982	691,704	378,431	2,714,472
Weighted average price	$18.01	$30.19	$24.21	$11.71

NOTE 9    SELECTED BALANCE SHEET DETAILS

        The principal components of other current assets are shown in the table below:

		December 31
	May 31, 2002
		2002	2003
	(Dollars in Millions)
Other receivables	$252	$292	$231
Prepaid expenses and other current items	107	95	106
Assets held for sale or disposal, at the lower of carrying value or fair value less estimated costs to sell or dispose	42	34	129

Other current assets	$401	$421	$466

        The principal components of property and equipment are shown in the table below:

		December 31
	May 31 2002
		2002	2003
	(Dollars in Millions)
Land	$594	$592	$565
Buildings and improvements	5,412	5,216	4,439
Construction in progress	262	297	386
Equipment	3,303	3,268	2,723

	$9,571	$9,373	$8,113
Less accumulated depreciation and amortization	(2,986)	(3,014)	(2,556)

Net property and equipment	$6,585	$6,359	$5,557

        Property and equipment is stated at cost, less accumulated depreciation and amortization and impairment write-downs related to assets held and used.

NOTE 10    GOODWILL AND OTHER INTANGIBLE ASSETS

        As of June 1, 2002, we adopted SFAS No. 142. Among the changes implemented by this new accounting standard is the cessation of amortization of goodwill and other intangible assets having indefinite useful lives. This change applies to the periods following the date of adoption.

        The table below shows our income (loss) from continuing operations and net income (loss) for the years ended May 31, 2001 and 2002 and for the years ended December 31, 2002 and 2003 as if the cessation of goodwill amortization had occurred as of June 1, 2000:

	Years ended May 31		Years ended December 31
	2001	2002	2002	2003
	(Dollars in Millions, except Per-Share Amounts)
Income (loss) from continuing operations	$310	$339	$694	$(1,061)
Goodwill amortization, net of applicable income tax benefits	73	74	30	—

Pro forma income (loss) from continuing operations	$383	$413	$724	$(1,061)
Net income (loss)	$578	$697	$817	$(1,477)
Goodwill amortization, net of applicable income tax benefits	85	86	36	—

Pro forma net income (loss)	$663	$783	$853	$(1,477)
Diluted Earnings (Loss) Per Common and Common Equivalent Share:
Income (loss) from continuing operations	$0.63	$0.67	$1.39	$(2.28)
Goodwill amortization, net of applicable income tax benefits	0.15	0.15	0.06	—

Pro forma income (loss) from continuing operations	$0.78	$0.82	$1.45	$(2.28)
Net income (loss)	$1.18	$1.39	$1.64	$(3.17)
Goodwill amortization, net of applicable income tax benefits	0.17	0.17	0.07	—

Pro forma net income (loss)	$1.35	$1.56	$1.71	$(3.17)

NOTE 11 INVESTMENTS AND OTHER ASSETS

        As of December 30, 2003, our investments consisted primarily of (1) $104 million in collateralized bonds issued by a local hospital authority from which we lease and operate two hospitals in Dallas, Texas, (2) approximately $63 million in equity investments in unconsolidated entities, and (3) a small number of minority investments, primarily in various technology ventures that furnish services or products to the health care industry, the carrying values of which aggregated approximately $12 million at December 31, 2003. These items are included in the accompanying consolidated balance sheets as investments and other assets.

        Our policy has been to classify these minority investments as "available for sale." In doing so, the carrying values of the shares and debt instruments are adjusted at the end of each accounting period to their market values. This is done through a credit or charge to other comprehensive income, net of taxes. Through May 31, 2001 and 2002, the accumulated unrealized losses on the Company's long-term investments was $71 million and $40 million, respectively, and through December 31, 2002 it was $15 million. There was no accumulated unrealized losses on these investments at December 31, 2003.

        In December 2002, we sold our entire portfolio (8,301,067 shares) of Ventas, Inc. for $86 million. We had decided to sell the shares in late November 2002. Prior to that time, we had accounted for the shares as an available-for-sale security whose fair value was less than its cost basis. Because we did not expect the fair value of the shares to recover prior to the expected time of sale, we recorded a $64 million charge ($40 million, net of taxes) in the seven-month transition period ended December 31, 2002 for the impairment of the carrying value of these securities. Because of a difference between the tax basis of the investment and our book basis, we reported a tax gain on the sale in our subsequent income tax return. The tax on the gain amounted to approximately $32 million.

        At May 31, 2002, our long-term investments included an investment portfolio of U.S. government securities aggregating $69 million. Those securities were held in an escrow account for the benefit of the holders of our 6% Exchangeable Notes. The securities were released from escrow when we repurchased the notes in August 2002 and were sold for cash in the normal course of business over several succeeding weeks.

        During the year ended May 31, 2001, we recorded $28 million in net gains from sales of investments in health care ventures. There were no such gains or losses in the year ended May 31, 2002, the seven-month transition period ended December 31, 2002, or the years ended December 31, 2002 or 2003.

NOTE 12    SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended May 31
			Seven months ended December 31 2002
				Year ended December 31 2003
	2001	2002
	(Dollars in Millions)
Interest paid, net of capitalized interest	$462	$389	$175	$235
Income taxes paid, net of refunds received	257	268	307	351

NOTE 13    OTHER COMPREHENSIVE INCOME

        The following table shows our consolidated statements of comprehensive income for the years ended May 31, 2001 and 2002, for the seven-month transition period ended December 31, 2002 and for the year ended December 31, 2003:

	Years ended May 31
			Seven months ended December 31 2002	Year ended December 31 2003
	2001	2002
	(Dollars in Millions)
Net income (loss)	$578	$697	$401	$(1,477)

Other comprehensive income (loss):
Unrealized gains (losses) on securities held as available for sale:
Unrealized net holding gains (losses) during period	80	31	(6)	(1)
Less: reclassification adjustments for (gains) losses included in net income (loss)	(39)	1	47	4
Foreign currency translation adjustments	(3)	(4)	5	10
Losses on derivative instruments designated and qualifying as cash-flow hedges	—	(28)	—	(2)

Other comprehensive income before income taxes	38	—	46	11
Income tax expense related to items of other comprehensive income	(12)	—	(17)	(4)

Other comprehensive income	26	—	29	7

Comprehensive income (loss)	$604	$697	$430	$(1,470)

        The table below shows the tax effect allocated to each component of other comprehensive income for the years ended May 31, 2001 and 2002, for the seven-month transition period ended December 31, 2002, and for the year ended December 31, 2003:

	Before-Tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount
	(Dollars in Millions)
Year ended May 31, 2001
Foreign currency translation adjustment	$(3)	$1	$(2)
Unrealized gains on securities held as available-for-sale	80	(28)	52
Less: reclassification adjustment for realized gains included in net income	(39)	15	(24)

	$38	$(12)	$26

Year ended May 31, 2002
Foreign currency translation adjustment	$(4)	$2	$(2)
Losses on derivatives designated and qualifying as cash flow hedges	$(28)	$10	$(18)
Unrealized gains on securities held as available-for-sale	31	(12)	19
Less: reclassification adjustment for realized losses included in net income	1	—	1

	$—	$—	$—

Seven months ended December 31, 2002
Foreign currency translation adjustment	$5	$(2)	$3
Unrealized losses on securities held as available-for-sale	(6)	3	(3)
Less: reclassification adjustment for realized losses included in net income	47	(18)	29

	$46	$(17)	$29

Year ended December 31, 2003
Foreign currency translation adjustment	$10	$(3)	$7
Losses on derivatives designated and qualifying as cash flow hedges	$(2)	$—	$(2)
Unrealized losses on securities held as available-for-sale	(1)	—	(1)
Less: reclassification adjustment for realized losses included in net loss	4	(1)	3

	$11	$(4)	$7

NOTE 14    PROFESSIONAL AND GENERAL LIABILITY INSURANCE

        Through May 31, 2002, we insured substantially all of our professional and comprehensive general liability risks in excess of self-insured retentions through Hospital Underwriting Group, our majority-owned insurance subsidiary, under a mature claims-made policy with a 10-year extended reporting period. (Hospital Underwriting Group became a wholly owned subsidiary effective May 31, 2003.) These self-insured retentions were $1 million per occurrence for fiscal years ended May 31, 1996 through May 31, 2002. Hospital Underwriting Group's retentions covered the next $2 million per occurrence. Claims in excess of $3 million per occurrence were, in turn, reinsured with major independent insurance companies. In earlier policy periods, the self-insured retentions varied by hospital and by policy period from $500,000 to $5 million per occurrence.

        For the periods June 1, 2000 through May 31, 2001, and June 1, 2001 through May 31, 2002, the policies written by Hospital Underwriting Group provided a maximum of $50 million of its retained losses for each policy period. As of December 31, 2003, Hospital Underwriting Group's retained reserves for losses in each policy period were approaching the policy maximum. If the $50 million maximum amount is exhausted in either of these years, Tenet will be responsible for the first $25 million per occurrence for any subsequent claim paid that was applicable to the exhausted policy period before any excess insurance coverage would apply.

        Effective June 1, 2002, Tenet's self-insured retention per occurrence was increased to $2 million. In addition, a new wholly owned insurance subsidiary, The Healthcare Insurance Corporation, was formed to insure substantially all of these risks. This subsidiary insures these risks under a claims-made policy with retentions per occurrence for the periods June 1, 2002 through May 31, 2003, and June 1, 2003 through May 31, 2004, of $3 million and $13 million, respectively. Risks in excess of these retentions are reinsured with major independent insurance companies.

        All reinsurance applicable to Hospital Underwriting Group, The Healthcare Insurance Corporation and any excess insurance purchased by Tenet is subject to policy aggregate limitations. If such policy aggregates should be partially or fully exhausted in the future, Tenet's financial position, results of operations or cash flows could be materially adversely affected.

        In addition to the reserves recorded by the above insurance subsidiaries, we maintain self-insured retention reserves based on actuarial estimates for the portion of our professional liability risks, including incurred but not reported claims, for which we do not have insurance coverage (i.e., self-insured retentions). Reserves for losses and related expenses are estimated using expected loss-reporting patterns and are discounted to their present value under a risk-free rate approach using a Federal Reserve 10-year maturity composite rate of 4.6% at December 31, 2002 and 4.0% at December 31, 2003 based on our claims payout period. If actual payments of claims materially exceed projected estimates of claims, Tenet's financial position, results of operations or cash flows could be materially adversely affected. At December 31, 2003, the current and long-term professional liability reserves on our balance sheet were approximately $626 million.

        Included in other operating expenses in the accompanying consolidated statements of operations is malpractice expense of $267 million for the year ended December 31, 2002 and $241 million for the year ended December 31, 2003. The $267 million of expense for the year ended December 31, 2002 included charges of approximately (1) $33 million as a result of lowering the discount rate from 7.5% to 4.6%, (2) $27 million due to an increase in Hospital Underwriting Group's reserves as a result of an increase in its average severity of claim, and (3) $80 million to increase our self-insured reserves for increases in claim severity.

NOTE 15    CLAIMS AND LAWSUITS

        We are subject to a significant number of claims and lawsuits. We are also the subject of federal and state agencies' heightened and coordinated civil and criminal investigations and enforcement efforts, and have received subpoenas and other requests for information relating to a variety of subjects. In the present environment, we expect that these enforcement activities will take on additional importance, that government enforcement activities will intensify, and that additional matters concerning us and our subsidiaries may arise. We also expect new claims and lawsuits to be brought against us from time to time.

        The results of these claims and lawsuits cannot be predicted, and it is possible that the ultimate resolution of these claims and lawsuits, individually or in the aggregate, may have a material adverse effect on our business (both in the near and long term), financial position, results of operations or cash flows. Although we defend ourselves vigorously against claims and lawsuits and cooperate with investigations, these matters (1) could require us to pay substantial damages or amounts in judgments or settlements, which individually or in the aggregate could exceed amounts, if any, that may be recovered under our insurance policies where coverage applies and is available, (2) cause us to incur substantial expenses, (3) require significant time and attention from our management, and (4) could cause us to close or sell hospitals or otherwise modify the way we conduct business.

        We recognize that, where appropriate, our interests may be best served by resolving certain matters without litigation. To that end, we have been and continue to be engaged in general discussions with federal law enforcement agencies regarding the possibility of reaching a non-litigated resolution of outstanding issues with the federal government. We are not able to predict whether such a resolution will in fact occur on any terms, project a timeline for resolution or quantify the economic impact of any non-litigated resolution; therefore, we have not recorded reserves for such a resolution. However, if we do reach a non-litigated resolution, we would expect the resolution to be significant and require us to incur additional debt or other financing. If a non-litigated resolution does not occur, we will continue to defend ourselves vigorously against claims and lawsuits. As stated above, any resolution of significant claims against us, whether as a result of litigation or negotiation, could have a material adverse impact on our liquidity, financial position or results of operations.

        Where specific amounts are sought in any pending legal proceeding, those amounts are disclosed. For all other matters, where the possible loss or range of loss is reasonably estimable, an estimate is provided. Where no estimate is provided, the possible amount of loss is not reasonably estimable at this time. We presently cannot determine the ultimate resolution of all investigations and lawsuits.

        Currently pending legal proceedings and investigations that are not in the ordinary course of business are principally related to the subject matters set forth below:

1.
Physician Relationships — We and certain of our subsidiaries are under heightened scrutiny with respect to our hospitals' relationships with physicians. We believe that all aspects of our relationships with physicians are potentially under review. Proceedings in this area may be criminal, civil or both. After a federal grand jury indictment, Alvarado Hospital Medical Center, Inc. and Tenet HealthSystem Hospitals, Inc. (both Tenet subsidiaries) are on trial in San Diego, California for allegedly illegal use of physician relocation, recruitment and consulting agreements. Relocation agreements with physicians also are the subject of a criminal investigation by the U.S. Attorney's Office for the Central District of California, which served us and several of our subsidiaries with administrative subpoenas seeking documents related to physician relocation agreements at certain Southern California hospitals owned by our subsidiaries, as well as summary information about physician relocation agreements related to all of our hospital subsidiaries. In addition, physician relationships and other matters at several hospitals in Southern California, Northern California, El Paso, Texas, New Orleans, Louisiana and St. Louis, Missouri are the subject of ongoing federal investigations. Also, federal government agencies are conducting an investigation into agreements with the Women's Cancer Center, a physician's group not owned by us practicing in the field of gynecologic oncology, and certain physicians affiliated with that group. An administrative subpoena for documents from us and several of our hospital subsidiaries relating to that investigation was issued in April 2003. Further, in June 2003, the Florida Medicaid Fraud Control Unit issued an investigative subpoena to us seeking the production of employee personnel records and contracts with physicians, physician assistants, therapists and management companies from the Florida hospitals owned by our subsidiaries. Since that time, we have received additional requests for information from that unit.

2.
Pricing — We and certain of our subsidiaries are currently subject to government investigations and civil lawsuits arising out of pricing strategies at facilities owned by our subsidiaries. In that regard, federal government agencies are investigating whether outlier payments made to certain hospitals owned by our subsidiaries were paid in accordance with Medicare laws and regulations, and whether we omitted material facts concerning our outlier revenue from our public filings. In addition, plaintiffs in California, Tennessee, Louisiana, Florida, South Carolina, Pennsylvania and Texas have brought class action lawsuits against us and certain of our subsidiaries in courts in those states alleging that they paid unlawful or unfair prices for prescription drugs or medical products or procedures at hospitals or other medical facilities owned by our subsidiaries. While the specific allegations vary from case to case, the plaintiffs generally allege that we and our hospital subsidiaries have engaged in an unlawful scheme to inflate charges for medical services and procedures, pharmaceutical supplies and other products, and prescription drugs.

  We and our subsidiaries are also engaged in disputes with a number of managed care plans concerning charges at facilities owned by our subsidiaries and the impact of those charges on stop-loss and other payments. These disputes involve substantial amounts of accounts receivable owed to our subsidiaries' facilities, as well as claims by the managed care plans for alleged overcharges, and the disputes are in various stages, from negotiation to litigation.

3.
Securities and Shareholder Matters — A consolidated class action lawsuit is pending in federal court in Los Angeles, California against us and certain of our former officers alleging violations of the federal securities laws. In addition, a number of shareholder derivative actions have been filed against certain current and former members of our board of directors and former members of senior management by shareholders. These actions purport to allege various causes of action on our behalf and for our benefit, including breach of fiduciary duty, insider trading and other causes of action. The shareholder derivative actions are pending in federal court in Los Angeles, and in state court in Santa Barbara, California. In addition, the SEC is conducting a formal investigation of us and certain of our current and former directors and officers, whom the SEC did not specifically identify, with respect to whether the disclosures in our financial reports of Medicare outlier reimbursements and stop-loss payments under managed care contracts were misleading or otherwise inadequate, and whether there was any improper trading in our securities by our current and former directors and officers. The SEC has served a series of document requests and deposition subpoenas on us and certain of our current and former employees, officers and directors, and we are cooperating with the government with respect to the investigation.

4.
Redding Medical Center, Inc. — On August 4, 2003, following an investigation by federal government agencies regarding whether two physicians who had staff privileges at Redding Medical Center performed medically unnecessary invasive cardiac procedures at the hospital, we reached a settlement in the amount of $54 million with the United States and the State of California, which we recorded in 2003. This settlement resolves all civil and monetary administrative claims that the United States and the State of California may have had arising out of the performance of, and billings for, allegedly medically unnecessary cardiac procedures at Redding Medical Center from January 1, 1997 through December 31, 2002. We were informed by the U.S. Attorney's Office for the Eastern District of California that it would not initiate any criminal charges against us for the conduct covered by the settlement. On September 3, 2003, the Office of the Inspector General (OIG) of the U.S. Department of Health and Human Services issued a notice of its intent to exclude Redding Medical Center from participation in the Medicare and Medicaid programs and all other federal health care programs. Subsequently, on December 11, 2003, we announced that, as part of an agreement with the OIG, we would seek a buyer for Redding Medical Center. On July 16, 2004, we sold certain hospital assets of Redding Medical Center to Hospital Partners of America Inc. Redding Medical Center, Inc., our subsidiary that formerly owned the hospital, retained substantially all of its pre-closing liabilities.

  In addition, we and certain of our subsidiaries are defendants in a significant number of lawsuits filed and served on behalf of patients of the two physicians, as well as several other physicians in the cardiology and cardiac surgery departments. These lawsuits assert various claims, including fraud, breach of fiduciary duty, elder abuse, battery and negligence, and one lawsuit that alleged unfair and deceptive business practices. Although the specific allegations vary from case to case, the complaints generally allege that the physician defendants knowingly performed medically unnecessary coronary procedures on patients and that we and our subsidiary that owned Redding Medical Center knew or should have known that such medically unnecessary procedures were being performed. The complaints seek injunctive relief, restitution, disgorgement and compensatory and punitive damages. On December 21, 2004, we announced that we had reached an agreement in principle with lawyers representing former cardiac care patients at Redding Medical Center to settle substantially all patient litigation against us and our subsidiaries arising out of the allegations set forth in the complaints. We agreed to, and did, establish a settlement fund by December 31, 2004 of $395 million to be allocated among more than 750 plaintiffs who filed suit. The settlement agreement is subject to customary California state court procedural requirements and ratification by substantially all the individual plaintiffs. To date, our insurance carriers have raised objection to coverage under the policies with respect to the Redding claims. We will pursue all means available against the insurance carriers with respect to coverage.

We are also subject to a qui tam action brought under California Insurance Code Section 1861.7, which allows "interested persons" to file sealed complaints for allegedly fraudulent billings to private insurers. The complaint generally alleges that false claims for payments were made to private insurers for allegedly medically unnecessary procedures performed at Redding Medical Center. Both the California Department of Insurance and the District Attorney have declined to intervene in this action. The action was recently unsealed and, subsequently, was served on the defendants.

5.
Medicare Coding — The Medicare coding practices at hospitals owned by our subsidiaries are also under increased scrutiny. The federal government in January 2003 filed a civil lawsuit against us and certain of our subsidiaries relating to hospital billings to Medicare for inpatient stays reimbursed pursuant to four particular diagnosis-related groups. The government in this lawsuit has alleged violations of the False Claims Act and various common law claims. In addition, we have received and are cooperating with a voluntary document request from the U.S. Attorney's Office for the Central District of California principally relating to an investigation into coding and billing practices at the Comprehensive Cancer Center at our Desert Regional Medical Center.

6.
Other Matters

(a)
On October 27, 2003, David L. Dennis, our former chief financial officer and chief corporate officer, filed a demand for arbitration alleging that he is entitled to payments under a severance benefit plan that our board of directors adopted in January 2003. Our position is that the severance benefit plan does not apply to Mr. Dennis, who resigned in November 2002. The parties are currently in the discovery phase of the arbitration process.

(b)
On September 28, 2004, the court granted our petition to coordinate two pending wage and hour lawsuits in Los Angeles Superior Court in California. We will now be defending in a single court this proposed class action lawsuit alleging that our hospitals violated certain provisions of the California Labor Code and applicable California Industrial Welfare Commission Wage Orders with respect to meal breaks, rest periods and the payment of compensation for overtime and meal breaks and rest periods not taken. Plaintiffs seek to certify this action on behalf of virtually all non-exempt employees of our California subsidiaries. We will argue that certification of a class in the action is not appropriate because there are no uniform policies that fail to comply with the applicable Labor Code and Wage Orders. In addition, it is our position that each of these claims must be addressed individually based on its particular facts and, therefore, should not be subject to class certification.

(c)
In connection with an investigation by the U.S. Attorney's Office in New Orleans, Louisiana, People's Health Network, an unconsolidated New Orleans health plan management services provider in which one of our subsidiaries holds a 50% membership interest, and Memorial Medical Center, a New Orleans hospital owned by one of our subsidiaries, have received requests for documents. The subpoenas cover the time period January 1, 1999 to October 9, 2003 and seek various People's Health Network-related corporate records, as well as information on patients who were admitted to a rehabilitation unit and members for whom inpatient rehabilitation services were ordered, recommended or requested, and subsequently denied. The subpoenas also seek documents related to payments to and contractual matters related to physicians and others, third-party reviews of denials of services, certain medical staff committees and other medical staff entities, and medical policies and practice guidelines.

  (d)
  We are cooperating with a voluntary document request received in April 2004 seeking records relating to the relationship between Centinela Hospital Medical Center and a third-party home health care placement service.

  (e)
  We were notified in mid-2004 that subpoenas had been issued to the buyer of two of our former hospitals, Twin Rivers Regional Medical Center in Missouri and John W. Harton Regional Medical Center in Tennessee. We retained certain liabilities in connection with the sale of these hospitals in November 2003. The Twin Rivers subpoena seeks documents for the period from 1999 through 2003 pertaining to a number of cardiac care patients. The Harton subpoena seeks a variety of documents, primarily financial, for the period from June 2000 through 2003. In addition, we are cooperating with a voluntary request from the U.S. Attorney's Office in St. Louis, Missouri, which we received in August 2004, seeking, among other things, documents regarding physician relocation agreements at four St. Louis area hospitals we currently own, as well as Twin Rivers Regional Medical Center. The voluntary request also seeks additional information regarding certain admissions and medical procedures at Twin Rivers.

  (f)
  We are subject to an investigation by the Finance Committee of the United States Senate concerning Redding Medical Center, Medicare outlier payments, patient care and other matters. In addition, we are one of 20 large health care systems in the United States that has received requests for documents and information as part of an investigation by the U.S. House of Representatives Committee on Energy and Commerce into hospital billing practices and their impact on the uninsured.

  (g)
  The Internal Revenue Service has completed an examination of our federal income tax returns for the fiscal years ended May 31, 1995, 1996 and 1997, and has issued a Revenue Agent's Report in which it proposes to assess an aggregate tax deficiency for the three-year audit period of $157 million plus interest of approximately $122 million through December 31, 2003, before any federal or state tax benefit. The Revenue Agent's Report contains several disputed adjustments, including the disallowance of a deduction for a portion of the civil settlement paid to the federal government in June 1994 related to our discontinued psychiatric hospital business and a disputed adjustment with respect to the timing of the recognition of income for tax purposes pertaining to Medicare and Medicaid net revenues. We have filed a protest with the Appeals Division of the Internal Revenue Service. We believe we have adequately provided for all tax matters in dispute related to the Revenue Agent's Report for the fiscal years ended May 31, 1995, 1996 and 1997 as of December 31, 2003.

  The Internal Revenue Service has commenced an examination of our tax returns for the fiscal years ended May 31, 1998 through the seven-month transition period ended December 31, 2002. We are not able to estimate the total amount, if any, that we might owe or pay upon the final resolution of these tax issues, nor are we able to estimate the timing of such resolution.

  (h)
  In addition to the matters described above, we are subject to claims and lawsuits in the ordinary course of business. The largest category of these relate to medical malpractice. While most medical malpractice claims arise as separate legal actions, more than 100 individual lawsuits were filed by one law firm in Palm Beach County Circuit Court against Palm Beach Gardens Medical Center in Florida. These lawsuits claim damages arising as a result of alleged post-operative infections. On December 23, 2004, we announced that our subsidiary that operates Palm Beach Gardens Medical Center had agreed in principle to settle all of the lawsuits alleging post-operative infections. Under the agreement, we paid $31 million into a settlement fund for the plaintiffs and their counsel. We anticipate that the plaintiffs will sign individual settlement agreements before the end of January 2005, and the suits will then be dismissed.

        We record reserves for claims and lawsuits when they are probable and reasonably estimable. In cases where the likelihood or extent of a loss is not probable or cannot be reasonably estimated, we have not recognized in the accompanying consolidated financial statements all potential liabilities that may result. If adversely determined, the outcome of some of these matters could have a material adverse effect on our liquidity, financial position or results of operations.

NOTE 16    INCOME TAXES

	Years ended May 31			Years ended December 31
			Seven months ended December 31 2002
	2001	2002		2002	2003
	(Dollars in Millions)
Currently Payable
Federal	$194	$248	$341	$490	$334
State	36	45	49	75	175
Foreign	—	—	—	—	3

	$230	$293	$390	$565	$512

Deferred
Federal	$1	$10	$(100)	$(79)	$(549)
State	9	19	—	16	(89)

	$10	$29	$(100)	$(63)	$(738)

	$240	$322	$290	$502	$(226)

        A reconciliation between the amount of reported income tax expense (benefit) and the amount computed by multiplying income (loss) from continuing operations before income taxes by the statutory Federal income tax rate is shown below:

	Years ended May 31			Years ended December 31
			Seven months ended December 31 2002
	2001	2002		2002	2003
	(Dollars in Millions)
Tax provision (benefit) at statutory federal rate of 35%	$193	$231	$252	$419	$(450)
State income taxes, net of federal income tax benefit	28	47	33	57	(9)
Goodwill amortization	19	20	—	8	—
Nondeductible asset impairment charges	—	4	—	—	229
Change in valuation allowance and tax contingency reserves	(8)	13	1	13	(8)
Other items	8	7	4	5	12

	$240	$322	$290	$502	$(226)

        Deferred tax assets and liabilities as of May 31, 2002, and December 31, 2002 and 2003 relate to the following:

	May 31, 2002		December 31, 2002		December 31, 2003
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
	(Dollars in Millions)
Depreciation and fixed-asset differences	$—	$866	$—	$782	$—	$490
Reserves related to discontinued operations, impairment and restructuring charges	101	—	67	—	80	—
Receivables (doubtful accounts and adjustments)	—	2	25	—	119	—
Accruals for insurance risks	142	—	222	—	236	—
Intangible assets	—	137	—	202	—	18
Other long-term liabilities	51	—	61	—	45	—
Benefit plans	90	—	171	—	142	—
Other accrued liabilities	94	—	66	—	89	—
Investments and other assets	—	8	67	—	39	—
Net operating loss carryforwards	21	—	19	—	—	—
Stock options	78	—	99	—	135	—
Other items	24	—	7	—	20	—

	$601	$1,013	$804	$984	$905	$508

        We believe that the realization of deferred tax assets is more likely than not to occur as the temporary differences reverse against future taxable income. In the event the reversal of deductible temporary differences gives rise to future net operating losses, it is likely that such losses will be carried back to obtain refunds of taxes paid in 2002 and 2003 or they will be carried forward to offset taxes otherwise payable in future years.

        The Internal Revenue Service has completed an examination of our federal income tax returns for fiscal years ended May 31, 1995, 1996 and 1997 and it has issued a Revenue Agent's Report in which it proposes to assess an aggregate tax deficiency for the three-year audit period of $157 million plus interest of approximately $122 million through December 31, 2003, before any federal or state tax benefit. (See Note 15.)

NOTE 17    EMPLOYEE RETIREMENT PLAN

        Substantially all domestic employees of Tenet or its subsidiaries, upon qualification, are eligible to participate in a defined contribution 401(k) plan. Under the plan, employees may contribute 1% to 25% of their eligible compensation, and we match such contributions up to a maximum percentage. Our contributions to the plan were approximately $37 million for the year ended May 31, 2001, $41 million for the year ended May 31, 2002, $28 million for the seven-month transition period ended December 31, 2002 and $45 million and $78 million for the years ended December 31, 2002 and 2003, respectively. The increase in 2003 is due to more employees participating in the plan and an increase in the maximum company matching percentage from 3% to 5%.

NOTE 18    REPURCHASES OF COMMON STOCK

        With authorization from our board of directors to repurchase up to 66,263,100 shares of our common stock, we repurchased, from July 2001 through June 30, 2003, a total of 48,734,599 shares as shown in the following table:

Quarter ended	Number of Shares	Cost	Average Cost per Share
September 30, 2001	5,055,750	$187,834,570	$37.15
December 31, 2001	1,500,000	58,314,006	38.87
March 31, 2002	7,500,000	295,924,291	38.99
June 30, 2002	4,125,000	173,345,977	41.70
September 30, 2002	2,791,500	118,988,346	42.35
December 31, 2002	15,290,850	381,385,362	24.76
March 31, 2003	6,000,000	109,700,554	18.28
June 30, 2003	6,471,499	97,999,961	15.14
September 30, 2003	—	—	—
December 31, 2003	—	—	—

Total	48,734,599	$1,423,493,067	$29.21

        The repurchased shares are held as treasury stock. We have not purchased, nor do we intend to purchase, any shares from our directors, officers or employees. We have not made any repurchases of common stock subsequent to June 30, 2003 and do not intend to repurchase any more shares in 2004.

NOTE 19    ACQUISITIONS OF FACILITIES

        During the two fiscal years ended May 31, 2002, the seven-month transition period ended December 31, 2002, and the year ended December 31, 2003, our subsidiaries acquired eight general hospitals and certain other health care entities, as shown in the table below:

	Years ended May 31
			Seven months ended December 31, 2002	Year ended December 31, 2003
	2001	2002
	(Dollars in Millions)
Number of hospitals	2	5	1	1	(a)
Number of licensed beds	417	1,528	125	60
Purchase price information:
Fair value of assets acquired	$27	$370	$28	$19
Liabilities assumed	(7)	(53)	(1)	—

Net assets acquired	20	317	27	—
Other health care entities	9	7	—	20

Net cash paid	$29	$324	$27	$39

Goodwill	$8	$128	$9	$5

(a)
USC Kenneth Norris Jr. Cancer Hospital, which is a 60-bed specialty facility.

        On June 1, 2002, we adopted SFAS No. 142. Under this new accounting standard, goodwill is no longer amortized, but is subject to impairment tests performed at least annually. All of the goodwill related to those acquisitions is expected to be fully deductible for income tax purposes.

NOTE 20    EARNINGS PER COMMON SHARE

        The table below is a reconciliation of the numerators and denominators of our basic and diluted earnings per common share calculations for income (loss) from continuing operations for each of the two years ended May 31, 2001 and 2002, for the seven-month transition period ended December 31, 2002, and for the year ended December 31, 2003. We also present the calculations for the year ended December 31, 2002 for comparative purposes. Income (loss) is expressed in millions and weighted average shares are expressed in thousands.

	Income (loss) (Numerator)	Weighted Average Shares (Denominator)	Per-Share Amount
	(Dollars in Millions, except Per-Share Amounts)
Year ended May 31, 2001
Income available to common shareholders for basic earnings per share	$310	479,621	$0.65
Effect of dilutive stock options, warrants and other contracts to issue common stock	—	11,107	(0.02)

Income available to common shareholders for diluted earnings per share	$310	490,728	$0.63

Year ended May 31, 2002
Income available to common shareholders for basic earnings per share	$339	489,717	$0.69
Effect of dilutive stock options, warrants and other contracts to issue common stock	—	13,182	(0.02)

Income available to common shareholders for diluted earnings per share	$339	502,899	$0.67

Seven months ended December 31, 2002
Income available to common shareholders for basic earnings per share	$431	484,877	$0.89
Effect of dilutive stock options and other contracts to issue common stock	—	8,653	(0.02)

Income available to common shareholders for diluted earnings per share	$431	493,530	$0.87

Year ended December 31, 2002 (unaudited)
Income available to common shareholders for basic earnings per share	$694	487,248	$1.42
Effect of dilutive stock options and other contracts to issue common stock	—	10,768	(0.03)

Income available to common shareholders for diluted earnings per share	$694	498,016	$1.39

Year ended December 31, 2003
Loss to common shareholders for basic earnings per share	$(1,061)	465,927	$(2.28)
Effect of dilutive stock options	—	—	—

Loss to common shareholders for diluted earnings per share	$(1,061)	465,927	$(2.28)

        Stock options with prices that exceeded the average market price for the above periods are excluded from the earnings-per-share computations. For the years ended May 31, 2001 and 2002, the number of shares excluded was 1,037,000 and 171,000, respectively. For the seven-month transition period and the year ended December 31, 2002, the number was 9,946,206 and 3,561,764, respectively. There are no dilutive potential common shares for the year ended December 31, 2003 because we had a loss from continuing operations during the period.

NOTE 21    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

        The carrying amounts of cash and cash equivalents, accounts receivable, current portion of long-term debt, accounts payable, and accrued interest payable approximate fair value because of the short maturity of these instruments. The carrying values of investments, both short-term and long-term (excluding investments accounted for by the equity method), are reported at fair value. Long-term receivables are carried at cost and are not materially different from their estimated fair values. The fair value of our long-term debt is based on quoted market prices. At May 31, 2002, December 31, 2002 and December 31, 2003, the estimated fair value of our long-term debt was approximately 101%, 93% and 99%, respectively, of the carrying value of the debt.

NOTE 22    RELATED PARTY TRANSACTIONS

        One of our former board members is the president of Saint Louis University ("SLU"). As a result of our 1998 acquisition of the SLU Hospital, we entered into a 30-year Academic Affiliation Agreement with SLU and in connection therewith we have paid SLU $24.5 million and $28.2 million in the years ended May 31, 2001 and 2002, respectively, $20.7 million in the seven-month transition period ended December 31, 2002, and $31.6 million in the year ended December 31, 2003.

        Effective June 28, 2003, Broadlane, Inc. was deconsolidated from Tenet due to the Share Repurchase described below. Tenet currently holds a 47% interest in Broadlane. The following agreements have been entered into by the Company with Broadlane:

  •
  Management Outsourcing Agreement—The Company has retained Broadlane to manage all functions of corporate materials management for the Company and each of its hospitals. Tenet has also appointed Broadlane as its exclusive contracting and group-purchasing agent. This agreement, as amended, was entered into on December 9, 1999, for a 10-year term. Under the agreement, Broadlane earned administrative fees of approximately $10 million for the period June 28, 2003 through December 31, 2003 on contracted purchases made by Tenet hospitals.

  •
  Office Lease Guarantees—During 2000, the Company entered into agreements to guarantee Broadlane's office building leases in Dallas and San Francisco for the original terms through April 2011 and November 2010, respectively. The remaining minimum lease payments for these leases total approximately $27 million as of December 31, 2003.

  •
  Other Service Agreements—During 2002, Broadlane and the Company entered into multiple consulting agreements in which Broadlane provides diagnostic, sourcing, and implementation services in the area of temporary nurse staffing. Broadlane also entered into agreements with several Tenet facilities to provide capital expenditure planning services. Tenet incurred approximately $2.6 million of expenses for the period June 28, 2003 through December 31, 2003 for such services.

    In April 2003, Broadlane and Tenet entered into a consulting agreement under which Broadlane is providing additional diagnostic and contracting support in an effort to lower Tenet's operating expenses in both supplies and non-traditional areas, such as recruiting and transcription services. Tenet incurred $1.8 million of expenses for the period June 28, 2003 through December 31, 2003 for such services.

  •
  Share Repurchase—In connection with Broadlane's issuance of debt and equity securities, in June 2003 Broadlane repurchased 5,842,000 shares of Broadlane common stock from Tenet for approximately $17.5 million, reducing Tenet's ownership in Broadlane to approximately 47% as of June 27, 2003. The Company recognized a gain of approximately $9 million from the sale of Broadlane common stock. The shares were repurchased at $3.00 per share, which was the price at which Broadlane sold equivalent common shares to third-party private investors.

NOTE 23    RECENTLY ISSUED ACCOUNTING STANDARDS

        During the year ended December 31, 2003, the Financial Accounting Standards Board (FASB) issued three new standards, none of which have had, or are expected to have, a material impact on our financial condition or results of operations:

  •
  SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, was issued in April 2003. This statement amends and clarifies financial accounting and reporting for hedging activities and for derivative instruments (including certain derivative instruments embedded in other contracts) under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. These changes are intended to improve financial reporting by requiring contracts with comparable characteristics to be accounted for similarly. This statement is effective for contracts entered into or modified after September 30, 2003.

  •
  SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, was issued in May 2003. This statement establishes standards for clarifying and measuring certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments could previously be classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003.

  •
  SFAS No. 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, was issued in December 2003. This statement is an amendment of three earlier FASB Statements and requires additional disclosures to those in the earlier statements about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans.

        At its November 12-13, 2003 meeting, the Emerging Issues Task Force of the FASB adopted new disclosure requirements for temporarily impaired investments in debt or marketable equity securities with market values below carrying values (unrealized losses). We had no material investments of this nature as of December 31, 2003.

SUPPLEMENTAL FINANCIAL INFORMATION

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	Year ended December 31, 2002
	First	Second	Third	Fourth
	(Dollars in Millions, except Per-Share Amounts)
Net operating revenues	$2,526	$2,578	$2,602	$2,669
Net income (loss)	278	242	328	(31)
Earnings (loss) per share:
Basic	$0.57	$0.49	$0.67	$(0.06)
Diluted	$0.55	$0.48	$0.66	$(0.06)
	Year ended December 31, 2003
	First	Second	Third	Fourth
	(Dollars in Millions, except Per-Share Amounts)
Net operating revenues	$2,638	$2,570	$2,520	$2,470
Net loss	(20)	(195)	(308)	(954)
Loss per share:
Basic	$(0.04)	$(0.42)	$(0.66)	$(2.05)
Diluted	$(0.04)	$(0.42)	$(0.66)	$(2.05)

All periods have been adjusted to reflect a 3-for-2 stock split declared in May 2002 and distributed on June 28, 2002.

        Operating results for an interim period are not necessarily representative of operations for a full year for various reasons, including changes in Medicare regulations, levels of occupancy, interest rates, acquisitions, disposals, revenue allowance and discount fluctuations, the timing of price changes, gains and losses on sales of assets, impairment and restructuring charges, and fluctuations in quarterly tax rates. For example, the year ended December 31, 2002 includes impairment and restructuring charges of $460 million recorded in the fourth quarter and loss from early extinguishment of debt of $6 million, $96 million, and $3 million recorded in the first, second, and third quarters, respectively. The year ended December 31, 2003 includes impairment and restructuring charges of $244 million, $284 million, $121 million and $1.439 billion recorded in each of the four quarters, respectively.

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CONSOLIDATED BALANCE SHEETS Dollars in Millions
CONSOLIDATED STATEMENTS OF OPERATIONS Dollars in Millions, Except Per-Share Amounts
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY Dollars in Millions, Share Amounts in Thousands
CONSOLIDATED STATEMENTS OF CASH FLOWS Dollars in Millions
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS